UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12
THE CLOROX COMPANY

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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The Clorox Company

Notice of 2007 Annual Meeting, Proxy Statement and Annual Financial Statements

Annual Meeting of Stockholders
November 14, 2007

THE CLOROX COMPANY

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON NOVEMBER 14, 2007

The Annual Meeting of Stockholders of The Clorox Company, a Delaware corporation (“Clorox” or the “Company”), will be held at 9:00 a.m. Pacific time on Wednesday, November 14, 2007, at the offices of the Company, 1221 Broadway; Oakland, CA 94612-1888, for the following purposes:

1.  To elect a board of 11 directors to hold office until the next annual election of directors;

2.	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2008; and

3.	To consider and act upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

The board of directors has fixed the close of business on September 19, 2007, as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof. A list of such stockholders will be available at the Annual Meeting and, during the 10 days prior to the Annual Meeting, at the office of the Secretary of the Company at 1221 Broadway; Oakland, CA 94612-1888.

Only stockholders and people holding proxies from stockholders may attend the Annual Meeting. If your shares are registered in your name, you should bring a form of identification to the Annual Meeting. If your shares are held in the name of a broker, trust, bank or other nominee, you will need to bring a proxy or letter from that broker, trust, bank or nominee that confirms you are the beneficial owner of those shares.

A copy of the Company’s Annual Report for the fiscal year ended June 30, 2007, is included with this mailing.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THIS MEETING. EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING, WE HOPE THAT YOU WILL READ THE ENCLOSED PROXY STATEMENT AND THE VOTING INSTRUCTIONS ON THE ENCLOSED PROXY CARD, AND THEN VOTE (1) BY COMPLETING, SIGNING, DATING AND MAILING THE PROXY CARD IN THE ENCLOSED POSTAGE PREPAID ENVELOPE, (2) VIA THE INTERNET AS INDICATED ON THE PROXY CARD, OR (3) BY CALLING THE TOLL-FREE NUMBER LISTED ON THE PROXY CARD. THIS WILL NOT LIMIT YOUR RIGHT TO ATTEND OR VOTE AT THE ANNUAL MEETING.

By Order of the Board of Directors

Angela C. Hilt
Vice President – Corporate Secretary
& Assistant General Counsel
October 5, 2007

PROXY STATEMENT
DIRECTOR INDEPENDENCE AND ORGANIZATION OF THE BOARD OF DIRECTORS
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
TABLE I Estimated Potential Payments Upon Termination or Change in Control
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN* Among The Clorox Company, The S&P 500 Index And A Peer Group
Appendix A
Appendix B

THE CLOROX COMPANY
1221 Broadway
Oakland, CA 94612-1888

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of The Clorox Company, a Delaware corporation (“Clorox” or the “Company”), for use at the Annual Meeting of Stockholders of the Company (the “Annual Meeting”), to be held at 9:00 a.m. Pacific time on Wednesday, November 14, 2007, at the above offices of the Company.

This proxy statement and the accompanying proxy card are first being sent or given to stockholders on or about October 5, 2007. The costs of this proxy solicitation, including the preparation, assembly, printing and mailing of proxy materials, are borne by the Company.

INFORMATION ABOUT VOTING

Who Can Vote

The only voting securities of the Company are its shares of common stock (“Common Stock”), of which 138,459,789 shares were outstanding and entitled to vote at the close of business on September 19, 2007. Only stockholders of record at the close of business on September 19, 2007, are entitled to vote at the Annual Meeting. The holders of the Common Stock are entitled to one vote per share on each matter submitted to a vote of stockholders.

Voting Procedures

Stockholders can vote their shares in one of two ways: either by proxy or in person at the Annual Meeting by written ballot. Stockholders who chose to vote by proxy may do so by mail, via the Internet or by telephone. Each of these procedures is explained below. Even if you plan to attend the Annual Meeting, the board of directors recommends that you vote by proxy. In this way, your shares of Common Stock will be voted as directed if you are unable to attend the Annual Meeting.

Voting by Proxy

Because many stockholders cannot attend the Annual Meeting in person, it is necessary that a large number of stockholders be represented by proxy. By signing and returning the proxy card by mail according to the enclosed instructions or by following the procedures for voting via the Internet or by telephone, you will enable Donald R. Knauss, Daniel J. Heinrich and Laura Stein, each of whom is named on the proxy card as a “proxy holder,” to vote your shares at the Annual Meeting in the manner indicated. Since the Company has adopted a Bylaw that provides for majority voting for directors, when you vote your proxy, you can specify whether your shares should be voted for or against each of the nominees for director identified in Proposal 1, or you can abstain from voting on the director nominees. You can also specify whether you approve, disapprove or abstain from voting on Proposal 2, which is described in this proxy statement. If you submit the proxy card, but do not provide voting instructions, your shares will be voted as follows:

•	FOR the election of the 11 nominees for director (Proposal 1); and

•	FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2008 (Proposal 2).

Management of the Company is not aware of any matters other than those described in this proxy statement that may be presented for action at the Annual Meeting. If any other matters are properly presented at the Annual Meeting for consideration, the proxy holders will have discretion to vote for you on those matters.

Voting by Mail, via the Internet or by Telephone

If you hold your shares in your own name as a holder of record, you may vote your shares by mailing in a completed proxy card or by following the instructions for voting via the Internet or by telephone that are set forth on the proxy card. To vote by mailing a proxy card, sign and return the proxy card in the enclosed postage prepaid and addressed envelope, and your shares will be voted at the Annual Meeting in the manner you direct. The Internet and telephone voting procedures are designed to authenticate each stockholder’s identity and to allow stockholders to vote their shares and confirm that their voting instructions have been properly recorded. If you vote via the Internet or telephone, you do not need to return your proxy card.

If your shares are registered in the name of a bank or brokerage firm, you will receive instructions from your record holder that must be followed in order for the record holder to vote the shares in accordance with your instructions. Many banks and brokerage firms have a process for their beneficial holders to provide instructions over the telephone or via the Internet. If you are unable to provide instructions by telephone or via the Internet, please complete and return the voting instruction card in the addressed, postage-paid envelope that your bank or brokerage firm will provide to you.

Voting at the Annual Meeting

If you wish to attend the Annual Meeting and vote in person, you may vote by written ballot at the Annual Meeting. If your shares are held in the name of a bank or brokerage firm, you must bring a proxy executed in your favor from that bank or brokerage firm in order to vote at the Annual Meeting. If you vote by proxy and also attend the Annual Meeting, you do not need to vote again at the Annual Meeting unless you wish to change your vote.

Revocation of Proxies

You may revoke your proxy at any time before it is exercised at the Annual Meeting by taking any of the following actions:

•	submitting written notice of revocation to the Secretary of the Company;

•	submitting another proxy with a later date; or

•	voting in person at the Annual Meeting.

Quorum

In order for the business of the Annual Meeting to be conducted, a minimum number of shares constituting a quorum must be present. The holders of a majority of the issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting must be present in person or represented by proxy at the Annual Meeting in order to have a quorum. Abstentions and “broker non-votes” are counted as shares that are present and entitled to vote for purposes of determining whether there is a quorum.

Broker Non-Votes

A broker non-vote occurs when a stockholder who holds his or her shares through a bank or brokerage firm does not instruct that bank or brokerage firm how to vote the shares, and, as a result, the broker is prevented from voting the shares held in the stockholder’s account on certain proposals. Broker non-votes are not counted as votes against the proposals in question or as abstentions, nor are they counted to determine the number of votes present for a particular proposal.

Under the current rules of the New York Stock Exchange, if you hold your shares through a bank or brokerage firm and your broker delivers this proxy statement to you, the broker is entitled to vote your shares on Proposals 1 and 2 even if you do not provide voting instructions to your broker.

Required Vote

Proposal 1: The Company’s Bylaws provide for majority voting for directors in uncontested elections. Accordingly, each of the 11 nominees for director will be elected if he or she receives the majority of the votes cast with respect to that director. Abstentions will not have any effect on the election of directors.

Proposal 2: The affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on Proposal 2 is required for its adoption. Abstentions on Proposal 2 will have the same effect as a vote against Proposal 2.

Recommendations of the Board of Directors

The board of directors recommends that you vote:

•	FOR the election of the 11 nominees for director (Proposal 1); and

•	FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2008 (Proposal 2).

PROPOSAL NO. 1:
ELECTION OF DIRECTORS

At the Annual Meeting, 11 people will be elected as members of the board of directors, each for a one-year term, or until their respective successors are duly elected and qualified or until their earlier resignation or removal. The Nominating and Governance Committee of the board of directors has nominated the 11 people listed below for election at the Annual Meeting. Each nominee is currently serving as a director of the Company.

Majority voting for directors. In September 2006, the board of directors approved an amendment to the Company’s Bylaws to require each director to be elected by a majority of the votes cast with respect to such director in uncontested elections (the number of shares voted “for” a director must exceed the number of votes voted “against” that director). In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors will be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. If a nominee who is serving as a director is not elected at the Annual Meeting, under Delaware law, the director would continue to serve on the board of directors as a “holdover director.” However, under the Company’s Bylaws, any director who fails to be elected must offer to tender his or her resignation to the board of directors. The Nominating and Governance Committee would then make a recommendation to the board of directors whether to accept or reject the resignation, or whether other action should be taken. The board of directors will act on the Nominating and Governance Committee’s recommendation and will publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. The director who tenders his or her resignation will not participate in the board of directors’ decision.

The proxies given to the proxy holders will be voted or not voted as directed and, if no direction is given, will be voted FOR the 11 director nominees. The board of directors knows of no reason why any of these nominees should be unable or unwilling to serve. However, if for any reason any nominee should be unable or unwilling to serve, the proxies will be voted for the election of such other person to the office of director as the board of directors may nominate in the place of such nominee. Michael Shannon, a current member of the board of directors, will be retiring from the board of directors at the Annual Meeting pursuant to the Company’s director retirement policy, which provides that a non-management director must retire at the annual meeting following his or her attainment of age 70.

Certain information with respect to each nominee appears on the following pages, including age, period served as a director, position (if any) with the Company, business experience and directorships of other publicly owned corporations (if any). Ages are as of July 31, 2007.

Name, Principal Occupation	Director
And Other Information	Since

DANIEL BOGGAN, JR. Retired Senior Vice President, the National Collegiate Athletic Association.

Mr. Boggan served as the chief of staff of the Oakland, Calif. Mayor’s office from January 2007 through August 2007. He served as a consultant to Siebert Brandford Shank & Co., LLC (a municipal finance firm) from September 2003 to March 2006. He served as senior vice president of the National Collegiate Athletic Association from 1996 through his retirement in August 2003. Previously, he was vice chancellor for business and administrative services at the University of California at Berkeley. Mr. Boggan is a director of Payless ShoeSource, Inc. and Viad Corp., a trustee of The California Endowment, and serves on various local boards. Age: 61.	1990

DR. RICHARD H. CARMONA, M.D., M.P.H., F.A.C.S. Vice Chairman, Canyon Ranch.

Dr. Carmona has been vice chairman of Canyon Ranch (a life-enhancement company) since October 2006. He also serves as chief executive officer of the Canyon Ranch Health division and president of the nonprofit Canyon Ranch Institute. He is also the first Distinguished Professor of Public Health at the Mel and Enid Zuckerman College of Public Health at the University of Arizona. Prior to joining Canyon Ranch, Dr. Carmona served as the 17th Surgeon General of the United States from 2002 through July 2006, achieving the rank of Vice Admiral. Previously, he was chairman of the State of Arizona Southern Regional Emergency Medical System; a professor of surgery, public health, and family and community medicine at the University of Arizona; surgeon and deputy sheriff of the Pima County, Arizona, Sheriff’s Department and he served in the U.S. Army and the Army’s Special Forces. Dr. Carmona is a director of Taser International. Age: 57.	2007

TULLY M. FRIEDMAN Chairman and Chief Executive Officer, Friedman Fleischer & Lowe LLC. Mr. Friedman is the chairman and chief executive officer of Friedman Fleischer & Lowe LLC (a private investment firm). Prior to forming Friedman Fleischer & Lowe in 1997, Mr. Friedman was a founding partner of Hellman & Friedman (a private investment firm) and a managing director of Salomon Brothers, Inc. He is a director of Mattel, Inc. He is also a member of the executive committee, a trustee and the treasurer of the American Enterprise Institute. Age: 65.	1997

Name, Principal Occupation	Director
And Other Information	Since

GEORGE J. HARAD Retired Executive Chairman of the Board of OfficeMax Incorporated (formerly known as Boise Cascade Corporation).

Mr. Harad was executive chairman of the board of OfficeMax Incorporated (an office supply and services company) from October 2004 until his retirement in June 2005. He served as chairman of the board and chief executive officer of Boise Cascade Corporation (Boise Cascade) from April 1995 until October 2004. Previously, Mr. Harad held various positions at Boise Cascade including controller, senior vice president and chief financial officer, president and chief operating officer. Prior to joining Boise Cascade, Mr. Harad was a consultant for the Boston Consulting Group and a teaching fellow at Harvard University. Age: 63.	2006

DONALD R. KNAUSS Chairman and Chief Executive Officer of the Company.

Mr. Knauss was elected chairman and chief executive officer of the Company in October 2006. He was executive vice president of The Coca-Cola Company (a marketer and distributor of nonalcoholic beverages) and president and chief operating officer for Coca-Cola North America from February 2004 until August 2006. Previously, he was president of the Retail Division of Coca-Cola North America from January 2003 through February 2004 and president and chief executive officer of The Minute Maid Company, a division of The Coca-Cola Company, from January 2000 until January 2003. Prior to that, he held various positions in marketing and sales with PepsiCo, Inc. and Procter & Gamble and served as an officer in the United States Marine Corps. Age: 56.	2006

ROBERT W. MATSCHULLAT Retired Vice Chairman and Chief Financial Officer of The Seagram Company Ltd.

Mr. Matschullat served as interim chairman and interim chief executive officer of the Company from March 2006 through October 2006. He served as presiding director of the board of directors of the Company from January 2005 through March 2006 and served as chairman of the board of the Company from January 2004 through January 2005. He was the vice chairman and chief financial officer of The Seagram Company Ltd. (a global company engaging in two business segments: entertainment and spirits and wine) from 1995 until relinquishing his position as chief financial officer in December 1999 and his retirement from his position as vice chairman in June 2000. Prior to joining The Seagram Company Ltd., Mr. Matschullat served as head of worldwide investment banking for Morgan Stanley & Co. Incorporated, and was on the Morgan Stanley Group board of directors. He is a director of The Walt Disney Company and Visa Inc. Age: 59.	1999

Name, Principal Occupation	Director
And Other Information	Since

GARY G. MICHAEL Retired Chairman of the Board and Chief Executive Officer of Albertson’s, Inc. Mr. Michael was the chairman of the board and chief executive officer of Albertson’s, Inc. (a leading grocery retailer) from 1991 until his retirement in April 2001. He is a director of Questar Corporation, OfficeMax Incorporated, Harrah’s Entertainment, Inc. and Idacorp. Age: 66.	2001

EDWARD A. MUELLER Chairman and Chief Executive Officer of Qwest Communications International Inc.

Mr. Mueller was appointed chairman and chief executive officer of Qwest Communications International Inc. (Qwest) (a provider of voice, data and video services) in August 2007. He served as chief executive officer of Williams-Sonoma Inc. (a provider of specialty products for cooking) from January 2003 until July 2006. Mr. Mueller served on the board of directors of Williams-Sonoma Inc. from 1999 until May 2007. Prior to joining Williams-Sonoma, Inc., Mr. Mueller served as president and chief executive officer of Ameritech Corporation, a subsidiary of SBC Communications, Inc. He joined SBC in 1968, and held numerous executive positions, including president and chief executive officer of Southwestern Bell Telephone Company, president and chief executive officer of Pacific Bell and president of SBC International Inc. He is a director of Qwest and GSC Acquisition Company. Age: 60.	2007

JAN L. MURLEY Consultant, Kohlberg Kravis Roberts & Co.

Ms. Murley has served as a consultant to Kohlberg Kravis Roberts & Co. (KKR) (a private equity firm) since November 2006. From October 2003 to July 2006, Ms. Murley was chief executive officer and a director of The Boyds Collection, Ltd. (a publicly traded designer and manufacturer of gifts and collectibles, which was majority-owned by KKR. Boyds filed for bankruptcy under Chapter 11 of the US Bankruptcy Code in October 2005 and emerged from Chapter 11 in June 2006 as a private company). Prior to that, she was group vice president – marketing of Hallmark Cards, Inc. (a publisher of greeting cards and related gifts) from 1999 to 2002. Previously, Ms. Murley was employed by Procter & Gamble for more than 20 years, with her last position being vice president for skin care and personal cleansing products. She is a director of 1-800 Flowers.com. Age: 56.	2001

Name, Principal Occupation	Director
And Other Information	Since

PAMELA THOMAS-GRAHAM Senior Vice President, Global Brand Development – Liz Claiborne, Inc.

Ms. Thomas-Graham was appointed Senior Vice President, Global Brand Development of Liz Claiborne (a designer and marketer of apparel, accessories and fragrances) in July 2007. She previously served as Group President of Liz Claiborne, Inc. from September 2005 through July 2007. From February 2005 through September 2005, she served as chairman of CNBC (a media and entertainment company) and from July 2001 to February 2005 served as president and chief executive officer of CNBC. From February 2001 to July 2001, she served as president and chief operating officer of CNBC and from September 1999 to February 2001, she served as an executive vice president of NBC and president and chief executive officer of CNBC.com. Prior to joining NBC, Ms. Thomas-Graham was a partner at McKinsey & Company. Ms. Thomas-Graham serves as a director of Idenix Pharmaceuticals, Inc. Age: 44.	2005

CAROLYN M. TICKNOR Retired President of Hewlett Packard Company, Imaging & Printing Systems Group.

Ms. Ticknor currently consults for entrepreneurs and venture capitalists. Ms. Ticknor was president of the Imaging and Printing Systems group of the Hewlett Packard Company (a global IT company) from 1999 until her retirement in 2001. She served as president and general manager of Hewlett Packard Company’s LaserJet Solutions from 1994 to 1999. Ms. Ticknor serves as a director of Lucille Packard Children’s Hospital, a private non-profit organization at the Stanford University Medical Center. Age: 60.	2005

DIRECTOR INDEPENDENCE AND ORGANIZATION OF THE BOARD OF DIRECTORS

The board of directors has established five standing committees: the Executive Committee, the Finance Committee, the Audit Committee, the Nominating and Governance Committee, and the Management Development and Compensation Committee. The Finance, Audit, Nominating and Governance, and Management Development and Compensation Committees consist only of non-management directors whom the board of directors has determined are independent under the New York Stock Exchange listing standards and the board of directors’ independence standards set forth in the Company’s Governance Guidelines, which are discussed below. The charters for these committees are available in print to any stockholder who requests them and can be found in the Corporate Governance section of the Company’s Web site at http://www.TheCloroxCompany.com/company/charters.html.

Executive Committee. The Executive Committee, consisting of directors Boggan, Friedman, Knauss (chair), Matschullat and Shannon, is delegated all of the powers of the board of directors except certain powers reserved by law to the full board of directors. In addition to being available to meet between regular board meetings on occasions when board action is required but the convening of the full board of directors is impracticable, the Executive Committee is authorized to handle special assignments as requested from time to time by the board of directors. The Executive Committee held no meetings during fiscal year 2007. Effective November 14, 2007, the Executive Committee will be composed of directors Boggan, Harad, Friedman, Knauss (chair), Michael and Mueller.

Finance Committee. The Finance Committee is composed of directors Boggan, Carmona, Friedman (chair), Harad, Matschullat and Thomas-Graham and, working with the Company’s finance and operating personnel, considers and recommends to the board of directors major financial policies and actions of the Company. The Finance Committee held three meetings during fiscal year 2007. Effective November 14, 2007, the Finance Committee will be composed of directors Boggan, Carmona, Friedman (chair), Harad and Matschullat.

Audit Committee. The Audit Committee is composed of directors Matschullat (chair), Michael, Mueller, Murley and Shannon, and is the principal link between the board of directors and the Company’s independent registered public accounting firm. Mr. Matschullat was appointed Chair of the Audit Committee effective October 2, 2006 and did not serve on the Audit Committee while he was the interim chairman and interim chief executive officer of the Company. The Audit Committee operates in accordance with its charter and has the duties set out therein. The duties include assisting the board of directors in overseeing (a) the integrity of the Company’s financial statements, (b) the independent registered public accounting firm’s qualifications, independence and performance, (c) the performance of the Company’s internal audit function, (d) the Company’s system of disclosure controls and procedures and system of internal control over financial reporting, and (e) the Company’s compliance with legal and regulatory requirements relating to accounting and financial reporting matters. The Audit Committee’s duties also include preparing the report required by the Securities and Exchange Commission (“SEC”) proxy rules to be included in the Company’s annual proxy statement. The Audit Committee held eight meetings during fiscal year 2007. Effective November 14, 2007, the Audit Committee will be composed of directors Michael, Mueller (chair), Murley and Thomas-Graham. The board of directors has determined that Mr. Michael is an audit committee financial expert, as defined by SEC rules.

Nominating and Governance Committee. The Nominating and Governance Committee is composed of directors Boggan (chair), Michael, Murley and Ticknor. The Nominating and Governance Committee has the functions set forth in its charter, including identifying and recruiting individuals qualified to become board members, recommending to the board of directors individuals to be selected as director nominees for the next annual meeting of stockholders and reviewing and recommending to the board of directors changes in the Governance Guidelines applicable to the Company, including changes relating to the board of directors. The Nominating and Governance Committee held six meetings during fiscal year 2007.

The Company’s Governance Guidelines, which are explained below, describe the attributes that the board of directors seeks in nominees, but the board of directors has not established any specific minimum qualifications that a potential nominee must possess. The Nominating and Governance Committee considers recommendations from many sources, including stockholders, regarding possible candidates for director. Such recommendations, together with biographical and business experience information regarding the candidate, should be submitted to The Clorox Company, c/o Secretary; 1221 Broadway; Oakland, CA 94612-1888. The Nominating and Governance Committee evaluates candidates suggested by stockholders in the same manner as other candidates.

During fiscal year 2007, the Nominating and Governance Committee retained a third-party search firm, Spencer Stuart, to assist it in identifying potential director candidates. All nominees for election as directors currently serve on the board of directors.

Management Development and Compensation Committee. The Management Development and Compensation Committee consists of directors Friedman, Harad, Shannon (chair) and Ticknor. The Management Development and Compensation Committee establishes and monitors the policies under which compensation is paid or awarded to the Company’s executive officers, determines executive compensation, grants stock options, restricted stock, performance units and other cash or stock awards under the Company’s executive incentive compensation and stock incentive plans, and reviews pension and other retirement plans. In addition, the Management Development and Compensation Committee oversees the Company’s management development and succession planning processes. The Management Development and Compensation Committee held nine meetings during fiscal year 2007. Effective November 14, 2007, the Management Development and Compensation Committee will be composed of directors Friedman, Harad (chair), Matschullat and Ticknor.

CEO Search Committee. In May 2006, following the health-related retirement of Gerald E. Johnston from his positions as chairman and chief executive officer of the Company, the board of directors formed a CEO Search Committee and retained executive search firm Spencer Stuart to conduct a search for a new chief executive officer. The CEO Search Committee consisted of directors Friedman, Harad, Matschullat (chair), Michael and Shannon. The duties of the CEO Search Committee concluded in August 2006 following the announcement that Donald R. Knauss had been named as the Company’s chairman and chief executive officer, effective October 2, 2006.

Board Committee and Meeting Attendance

The board of directors held seven meetings during fiscal year 2007. All current directors attended at least 75% of the meetings of the board of directors and committees of which they were members during fiscal year 2007.

Annual Meeting Attendance

The policy of the Company is that all board members are expected to attend the annual meeting of stockholders. Each member of the board of directors as of November 15, 2006, attended the Company’s 2006 annual meeting of stockholders on that date.

The Clorox Company Governance Guidelines and Director Independence

The board of directors has adopted Governance Guidelines, which can be found in the Corporate Governance section on the Company’s Web site http://www.TheCloroxCompany.com/governanceguidelines.html, are attached hereto as Appendix B and are available in print to any stockholder who requests it.

The Governance Guidelines set forth the Company’s principles concerning overall governance practices and independence standards. The board of directors has determined that each director is independent under the New York Stock Exchange listing standards and the independence standards set forth in the Governance Guidelines except Mr. Knauss as a result of his service as the Company’s chief executive officer.

Code of Conduct

The Company has adopted a Code of Conduct, which can be found in the Governance section under Company Information on the Company’s Web site, http://www.TheCloroxCompany.com/company/ codeofconduct.html, and is available in print to any stockholder who requests it. The Code of Conduct applies to all of the Company’s employees, contractors and non-employee directors.

Presiding Director and Executive Sessions

The Company’s presiding director is Mr. Michael. The duties of the Presiding Director are set forth in the Company’s Governance Guidelines. They include coordinating the activities of the independent directors and serving as a liaison between the chairman and the independent directors. In addition, the presiding director: (1) assists the board of directors and the Company’s officers in promoting compliance with and the implementation of the Governance Guidelines; (2) moderates the executive sessions of the independent directors and has the authority to call additional executive sessions as appropriate; (3) presides at meetings of the board of directors in the chairman’s absence; (4) oversees information sent to the board of directors; (5) consults with the chairman on meeting agendas and schedules for the board of directors; (6) is available for consultation and communication with major stockholders as appropriate; and (7) evaluates, along with the members of the Management Development and Compensation Committee, the performance of the chief executive officer. The independent directors generally meet in executive session at each regularly scheduled board meeting without the presence of management directors or employees of the Company to discuss various matters related to the oversight of the Company, the management of board affairs and the chief executive officer’s performance.

Stock Ownership Guidelines. The board of directors believes that the alignment of directors’ interests with those of stockholders is strengthened when board members are also stockholders. The board of directors therefore requires that directors, within three years of first being elected, own Common Stock or deferred stock units having a market value of at least two times their annual retainer. Deferred stock units acquired by each director are accumulated on each director’s behalf until they no longer serve on the board of directors. This program ensures that directors acquire a meaningful and significant ownership interest in the Company during their tenure on the board of directors.

BENEFICIAL OWNERSHIP OF VOTING SECURITIES

The following table shows, as of July 31, 2007, the holdings of Common Stock by (i) any entity or person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each director and nominee for director and each of the six individuals named in the Summary Compensation Table on page 25 (the “named executive officers”), and (iii) all current directors and executive officers of the Company as a group:

	Amount and Nature of
	Beneficial Ownership	Percent of Class
Name of Beneficial Owner(1)	(2)	(3)

AXA Financial, Inc.(4)	12,930,594	8.5%
1290 Avenue of the Americas New York, NY 10104
Daniel Boggan, Jr.	17,505	*
Richard H. Carmona(5)	0	*
Tully M. Friedman	55,500	*
George J. Harad	5,000	*
Daniel J. Heinrich	168,741	*
Donald R. Knauss	93,751	*
Robert W. Matschullat	22,648	*
Gary G. Michael	12,149	*
Edward A. Mueller(6)	0	*
Jan L. Murley	20,564	*
Lawrence S. Peiros	311,340	*
Michael E. Shannon(7)	19,000	*
Laura Stein	44,884	*
Frank A. Tataseo	213,370	*
Pamela Thomas-Graham	8,118	*
Carolyn M. Ticknor	8,000	*
All current directors and executive officers as a group (19 persons)(8)	1,291,747	*

*	Does not exceed 1% of the outstanding shares.

(1)	Correspondence to all executive officers and directors of the Company may be mailed to The Clorox Company, c/o Secretary; 1221 Broadway; Oakland, CA 94612-1888.

(2)	Unless otherwise indicated, each beneficial owner listed has sole voting and dispositive power (or shares such power) concerning the shares indicated. These totals include the following number of shares of Common Stock which such persons have the right to acquire through stock options exercisable within 60 days of July 31, 2007: Mr. Boggan — 16,000; Mr. Friedman — 24,000; Mr. Harad — 4,000; Mr. Heinrich — 150,629; Mr. Matschullat — 20,000; Mr. Michael — 6,000; Ms. Murley — 16,000; Mr. Peiros — 272,276; Mr. Shannon — 16,000; Ms. Stein — 33,450; Mr. Tataseo — 184,677; Ms. Thomas-Graham — 8,000; Ms. Ticknor — 8,000; and all current directors and executive officers as a group — 1,007,354. The numbers in the table above do not include the following numbers of shares of Common Stock which the executive officers have the right to acquire upon the termination of their service as employees pursuant to deferred stock units granted in December 1995 in exchange for the cancellation of certain restricted stock, and deferred stock unit dividends thereon: Mr. Peiros — 12,832; Mr. Tataseo — 13,784; and all current executive officers as a group — 26,616. The numbers in the table above do not include the following numbers of shares of Common Stock which the non-management directors have the right to acquire upon the termination of their service as directors pursuant to deferred stock units granted under the Independent Directors’ Stock-Based Compensation Plan: Mr. Boggan — 14,954; Mr. Friedman — 18,397; Mr. Harad — 2,983; Mr. Matschullat — 41,389; Mr. Michael — 3,801; Ms. Murley — 5,630; Mr. Shannon — 7,338; Ms. Thomas-Graham — 2,662; and Ms. Ticknor — 5,779. The numbers in the table above do not include the following numbers of shares of Common Stock which the executive officers have the right to acquire upon the termination of their service as employees pursuant to vested performance units that were deferred at the executive officers’ election: Mr. Heinrich – 13,000; Mr. Tataseo – 7,500; Mr. Peiros — 12,000; and all current executive officers as a group — 43,435.

(3)	On July 31, 2007, there were 151,308,142 shares of Common Stock outstanding.

(4)	Based on information provided by AXA Financial, Inc., (“AXF”). AXF is a wholly owned subsidiary of AXA, a French holding company, which is controlled by three French mutual insurance companies, The Mutuelles AXA, as a group. The Mutuelles AXA, as a group, has sole power to vote and sole dispositive power with respect to 1,285,016 shares. AXA Rosenberg Investment Management LLC, an affiliate of AXF, has sole power to vote with respect to 30,650 shares and sole dispositive power with respect to 33,590 shares. AllianceBernstein L.P. (“AllianceBernstein”), a subsidiary of AXF, has sole power to vote with respect to 8,806,459 shares, shared power to vote with respect to 1,010,490 shares, sole dispositive power with respect to 11,611,885 shares and shared dispositive power with respect to 103 shares. AllianceBernstein’s shares are held by unaffiliated third-party client accounts and managed by AllianceBernstein, as investment advisor.

(5)	Mr. Carmona was appointed to the board of directors on February 5, 2007.

(6)	Mr. Mueller was appointed to the board of directors on February 5, 2007.

(7)	Mr. Shannon will retire from the board of directors at the Annual Meeting.

(8)	Pursuant to Rule 3b-7 under the Securities Exchange Act of 1934, executive officers include the Company’s current chief executive officer and all current executive vice presidents and senior vice presidents.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets out the number of shares of Common Stock to be issued upon exercise of outstanding options, warrants and rights, the weighted-average exercise price of outstanding options, warrants and rights, and the number of securities available for future issuance under equity compensation plans as of June 30, 2007.

	[a]	[b]	[c]
Number of securities
remaining for future
issuance under non-
	Number of securities to		qualified stock-based
	be issued upon exercise	Weighted-average	compensation programs
	of outstanding options,	exercise price of	(excluding securities
	warrants and rights	outstanding options,	reflected in column [a])
Plan category	(in thousands)	warrants and rights	(in thousands)

Equity compensation plans approved by security holders	10,326	$47	5,997
Equity compensation plans not approved by security holders	—	—	—

Total	10,326	$47	5,997

Column [a] includes the following (in thousands):

•	8,959 stock options outstanding

•	1,253 performance units and deferred shares

•	114 deferred stock units for nonemployee directors

Column [b] reflects the weighted-average exercise price of the outstanding options.

AUDIT COMMITTEE REPORT

The Audit Committee assists the board of directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and reporting practices of the Company. The Audit Committee operates in accordance with a written charter, which was adopted by the board of directors. A copy of that charter is available on the Internet at http://www.TheCloroxCompany.com/company/charters.html and is available in print to any stockholder who requests it. Each member of the Audit Committee is “independent,” as required by the applicable listing standards of the New York Stock Exchange and the rules of the SEC.

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the Company’s independent registered public accounting firm. The Audit Committee oversees the Company’s financial reporting process on behalf of the board of directors. The Company’s management has primary responsibility for the financial statements and reporting process, including the Company’s internal control over financial reporting. The independent registered public accounting firm is responsible for performing an integrated audit of the Company’s financial statements and internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended June 30, 2007. This review included a discussion of the quality and the acceptability of the Company’s financial reporting and control, including the clarity of disclosures in the financial statements. The Audit Committee also reviewed and discussed the audited financial statements of the Company for the fiscal year ended June 30, 2007 with the Company’s independent registered public accounting firm, their judgments as to the quality and acceptability of the Company’s financial reporting, and such other matters as are required to be discussed by Statement on Auditing Standards No. 61, as amended, Communication with Audit Committees.

The Audit Committee obtained from the independent registered public accounting firm a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence, consistent with Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with the auditors any relationship that may impact their objectivity and independence. The Audit Committee meets periodically with the independent registered public accounting firm, with and without management present, to discuss the results of the independent registered public accounting firm’s examinations and evaluations of the Company’s internal control and the overall quality of the Company’s financial reporting.

Based upon the review and discussions referred to above, the Audit Committee recommended to the board of directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007, for filing with the SEC.

Robert W. Matschullat, Chair	Gary G. Michael
Edward A. Mueller	Jan L. Murley
Michael E. Shannon

(Members of the Audit Committee as of June 30, 2007)

The table below includes fees billed or expected to be billed by the Company’s independent registered public accounting firm, Ernst & Young LLP, in fiscal years 2007 and 2006:

	2007	2006

Audit Fees(1)	$4,057,000	$3,844,000
Audit-Related Fees(2)	257,000	296,000
Tax Fees(3)	19,000	66,000
All Other Fees(4)	–	–

Total	$4,333,000	$4,206,000

(1)	Consists of fees for professional services rendered for the audit of the Company’s annual financial statements for each of the fiscal years ended June 30, 2007 and June 30, 2006, and for review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for each of those fiscal years. For fiscal years 2007 and 2006, the amounts also include $1,175,000, and $1,140,000, respectively, of fees billed for the internal control audit required by Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	Consists of fees for assurance and related services reasonably related to the performance of the audit or review of the Company’s financial statements for each of the fiscal years ended June 30, 2007 and June 30, 2006, and not included in the Audit Fees listed above. These services included audits of the Company’s employee benefit plans.

(3)	Consists of fees for tax compliance, tax advice and tax planning for each of the fiscal years ended June 30, 2007 and June 30, 2006. These services included tax return preparation and review services for foreign subsidiaries and affiliates and advisory services on tax matters.

(4)	Consists of fees for all other services not included in the three categories set forth above for each of the fiscal years ended June 30, 2007 and June 30, 2006. There were no such services in either of these fiscal years.

The Audit Committee has established a policy to require that it approve all services provided by its independent registered public accounting firm before services are provided. The Audit Committee has pre-approved the engagement of the independent registered public accounting firm for audit services, and certain specified audit-related services and tax services within defined limits. The Audit Committee has not pre-approved engagement of the independent registered public accounting firm for any other non-audit services.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides information about the overall objectives of our executive compensation program for our current chairman and chief executive officer (“CEO”), our interim chairman and interim chief executive officer (“interim CEO”) who served through October 2, 2006, and our chief financial officer (“CFO”), as well as our executive vice president & chief operating officer – North America, our executive vice president - functional operations, and our senior vice president – general counsel, our three other most highly compensated executive officers. For purposes of this proxy statement, we refer to these six officers as our “named executive officers.” This section includes information about the overall objectives of our executive compensation program and each element of compensation that we provide to our named executive officers. The programs discussed here are applicable to all of our executive officers (a total of eight individuals). This section should be read in conjunction with the Summary Compensation Table and the other tables and narratives described in this proxy statement.

Executive Compensation Program Philosophy. Our executive compensation philosophy is designed to maintain strong alignment between the Company’s named executive officers and our stockholders. We believe applying this philosophy on a consistent, long-term basis will support the Company’s business strategy while building stockholder value over the long term. Consistent with this philosophy, we design our executive compensation programs to accomplish the following:

1.	Attraction and Retention. To attract and retain qualified candidates for our executive positions, compensation is designed to be competitive with the organizations with which we compete for talent, and to reward high performance and contributions to the Company’s success.

2.	Pay for Performance. We seek to provide competitive compensation opportunities based on performance of both the individual and the Company. As employees assume positions of greater responsibility, a larger portion of their total compensation should be “at risk” incentive compensation (both annual short-term cash incentive and long-term stock-based incentive awards) in order to emphasize the relationship between pay and performance. Our goal is to motivate each named executive officer toward the achievement of the Company’s short- and long-term goals, as reflected in the business strategy.

3.	Stockholder Alignment. We strive to align the interests of our named executive officers with the interests of our stockholders through the use of long-term stock-based incentive awards and stock ownership guidelines that facilitate a culture of ownership and reward named executive officers for sustained and superior stockholder return.

4.	Financial Efficiency. We strive to ensure that our executive compensation program is financially efficient for the Company at all payout levels. In pursuit of these objectives, incentive plan budgets are designed with the goal that they result in a reasonable level of cost and potential share dilution relative to industry peers. Our incentive plans are designed to ensure that costs are appropriately supported by performance and that payouts qualify as performance-based compensation under Internal Revenue Code (“IRC”) Section 162(m), to the extent possible, and thus are fully tax deductible to the Company.

Compensation Methodology. The Management Development and Compensation Committee of our board of directors (the “Committee”) is responsible for the design, implementation and oversight of the executive compensation programs for our CEO and other named executive officers. The Committee regularly provides the full board of directors a report of its discussions and actions. The Committee has retained and regularly meets with an independent compensation consultant, Frederic W. Cook & Co., Inc. which the Committee has instructed to provide it with advice and guidance on executive compensation at other comparable consumer products companies, as well as relevant information about other market practices and trends and the consistency of proposed individual compensation amounts and awards with such practices and trends. Frederic W. Cook & Co., Inc. is retained directly by the Committee and works with management only under the direction of the Committee on projects in which the Committee has direct oversight responsibility. Frederic W. Cook & Co., Inc. has no other economic relationships with the Company other than providing advice to the Committee. Frederic W. Cook & Co., Inc. attends, in person or telephonically, all regularly scheduled meetings of the Committee, reviews Committee materials prepared by management in advance of the meeting on behalf of the Committee, and provides comments and guidance to the

Committee in advance of the meetings on compensation proposals including changes to named executive officers’ compensation levels, the design of incentive plans, the setting of performance goals, and the design of indirect compensation programs such as change in control policies, employment agreements, SERPs, perquisites and other executive benefit plans.

The Committee reviews and approves performance goals and objectives for our CEO and other named executive officers, determines the extent to which such performance goals are met, and determines the CEO and other named executive officers’ compensation based on performance. Our CEO and our senior vice president - human resources and corporate affairs assist the Committee in reaching compensation decisions with respect to the named executive officers, other than the CEO, and make recommendations to the Committee regarding the compensation package for each of the named executive officers, other than the CEO, based upon the level of achievement of target goals and individual performance. The Committee has instructed the independent compensation consultant to provide perspective and advice to the Committee on all compensation actions for the CEO. Other named executive officers do not have a role in their own compensation determination other than discussing individual performance objectives with the CEO. The Committee approves compensation for the CEO and other named executive officers based on its review of the peer group information described below, individual performance (taking into account input from the CEO with respect to the other named executive officers), input from the independent compensation consultant and other factors such as prevailing industry trends.

Additionally, the Committee is responsible for the review and approval of recommendations by the CEO with respect to executive compensation for all other executive officers of the Company, replacement or creation of new executive positions and any amendments to plans or programs applicable to executive officers and named executive officers of the Company. Each member of the Committee is independent as determined by the board of directors in accordance with the Clorox independence standards and as defined in the corporate governance listing standards of the New York Stock Exchange. None of the Committee members has ever been an employee of the Company.

With the assistance of its independent compensation consultant, the Committee has established a compensation peer group (our “compensation peer group”) and annually surveys the executive compensation practices of this group to determine competitive compensation levels for our named executive officers. Our compensation peer group is composed of the following consumer products companies:

Alberto-Culver Company	General Mills, Inc.

Avon Products, Inc.	The Hershey Company

Bausch & Lomb Incorporated	H.J. Heinz Company

The Black & Decker Corporation	Kellogg Company

Campbell Soup Company	Newell Rubbermaid Inc.

Church & Dwight Co., Inc.	Revlon, Inc.

Colgate-Palmolive Company	S.C. Johnson & Son, Inc.

Del Monte Foods Company	Wm. Wrigley Jr. Company

In determining the composition of the compensation peer group, the Committee considers companies that hold leadership positions in branded consumer products, are of reasonably similar revenue size, compete with the Company for executive talent and have executive positions similar in breadth, complexity and scope of responsibility. The size of the group has been determined with the goal of providing sufficient benchmarking data across the range of named executive officer positions at the Company. Each year, the Committee reviews the peer companies to ensure that they continue to meet the relevant criteria and may make adjustments to the compensation peer group, as appropriate.

In general, we target our executive compensation package to the median of our compensation peer group. Target compensation for individual named executive officers may vary above or below the median based on a variety of factors, such as the incumbent’s skill set relative to industry peers, experience and time in the position, criticality of the role and difficulty of replacement, individual performance and expected future contributions, readiness for promotion to a higher level, equity position relative to that of other executive officers and, in the case of externally-recruited named executive officers, compensation earned at a prior employer. Actual incentive plan payouts, and, in turn, total compensation, may vary above or below the targeted level based on the Company’s performance relative to its internal goals as well as the Company’s overall stockholder return.

Elements of the Executive Compensation Program. Our executive compensation program includes a combination of annual short-term cash and long-term stock-based incentive compensation. Annual cash compensation for named executive officers is comprised of base salary plus annual short-term cash incentives. Annual long-term incentives currently consist of stock option grants and a three-year stock-based performance share grant. Time-based restricted stock or restricted stock units as well as stock options are used on a selective basis for special circumstances, such as retention, recognition or recruitment.

Below are the primary elements of our executive compensation program:

Element	Purpose	Characteristics

Base Salary	Compensate named executive officers for their role and level of responsibility as well as individual performance.	Fixed component. We annually review salary relative to market, individual performance and other factors and adjust as necessary.
Annual Short-Term Cash Incentive Awards	Promote the achievement of the Company’s annual corporate financial and strategic goals, as well as individual objectives.	Performance-based cash bonus opportunity. Amounts earned will vary relative to the targeted level based on Company and individual performance.
Annual Long-Term Stock-Based Incentive Awards	Promote the achievement of the Company’s long-term corporate financial goals and stock price appreciation.	Amounts earned under stock option and performance share grant awards will vary from the targeted grant-date fair value based on actual financial and stock price performance.
Retirement Plans	Provide replacement income upon retirement. Serves as a long-term retention incentive.	Fixed component; however, retirement contributions will vary based on pay and years of service as well as Company performance.
Post-Termination Compensation	Contingent payments designed to facilitate the attraction and retention of named executive officers.	Only payable if the named executive officer’s employment is terminated under specific circumstances as described in employment agreements.

Annual payouts under the short-term and long-term incentive plans are determined based on the achievement of pre-established objectives that are set and approved by the Committee at the beginning of the performance period. The performance period is one year for the short-term cash incentive plan and three years for the performance shares awarded under the long-term stock-based incentive plan. Specific financial goals cannot be changed during the performance period, except according to principles set forth by the Committee that allow for adjustments in rare instances including, among other things, acquisitions, restructuring charges or significant changes to accounting policy and only if these changes reach a minimum financial impact.

In setting total compensation, we apply a consistent approach for all named executive officers. The Committee also exercises business judgment in how it applies facts and circumstances associated with each named executive officer. Additional detail about each pay element and how it is determined is presented below.

Base Salary. Each year, data on salaries and overall compensation paid to comparable positions in our compensation peer group is gathered by management’s compensation consultant, Hewitt Associates. The Committee’s independent compensation consultant, Frederic W. Cook & Co., Inc., reviews this data and also performs a compensation analysis which it uses to advise the Committee on potential compensation actions, including the CEO’s compensation. The Committee takes this input into account in considering salary levels and approves the salaries for the CEO and other named executive officers, adjusted as appropriate. The Committee generally seeks to establish base salaries for the CEO and other named executive officers at the median of our compensation peer group. The actual amount of salary earned by our named executive officers in fiscal year 2007 is set forth in the Salary column of the Summary Compensation Table.

Annual Short-Term Cash Incentive Awards. On an annual basis, short-term cash incentive awards earned for the year by the CEO and other named executive officers are paid under the terms of the Company’s Executive Incentive Compensation (“EIC”) Plan and are designed to promote the achievement of the Board-approved annual corporate financial and strategic performance goals, as well as the achievement of individual objectives.

To help ensure that the compensation paid to the named executive officers is within the tax deductibility limitations of Section 162(m) of the IRC, maximum annual incentive award levels are based on the level of earnings before income taxes achieved by the Company (“Company earnings”). The EIC Plan has a maximum award limit of 0.6 percent of Company earnings for named executive officers, other than the CEO, and 1.0 percent of Company earnings for the CEO. The Committee has discretion to reduce, but not to increase, incentive payments under the EIC Plan. The Committee’s practice has been to pay substantially lower amounts than the maximum award levels. The Committee reduces the maximum awards to the amount actually paid based on three factors – the target award opportunity for each named executive officer, the performance against predetermined Company financial and strategic performance goals and, to a lesser extent, the named executive officer’s individual performance, based primarily on the performance of the operations under the individual’s responsibility. These factors are discussed below.

Each year, the Committee sets annual short-term cash incentive target levels for our named executive officers as a percent of their salary based upon the median short-term cash incentive targets of our compensation peer group. At the beginning of each fiscal year, the Committee also sets financial and strategic objectives for the plan based on the operating plan and strategic initiatives approved by the board of directors. At the end of the year, the Committee assesses the Company’s performance based on a quantitative and qualitative review of the financial and strategic achievements versus the goals set at the beginning of the year. This assessment takes into account financial results relative to the Company’s annual operating plan as well as progress versus key strategic metrics.

For fiscal year 2007, the Committee established key financial goals that focused on increasing net sales, increasing earnings per share from continuing operations, and improving our working capital as a percent of sales. The Committee also established strategic goals that align with our business strategy and support consumer, customer, cost, people, process and partnership objectives. The Committee and management agreed that focusing on the financial objectives of sales growth, profit growth and asset utilization, as well as key strategic metrics, are expected to drive sustainable growth in stockholder return.

Committee Assessment of 2007 Performance:
In 2007, the key financial goals, the potential percentage of target award payouts for achieving those goals, and the actual 2007 results as determined by the Committee were as follows:

	Short-Term Cash Incentive Award
	Financial Goals
	0%	100%	200%
Goal	(minimum)	(target)	(maximum)	Actual

Net Customer Sales (in millions)(1)	$4,705	$4,824	$4,946	$4,816
Earnings Per Share From Continuing Operations(1)	$3.07	$3.23	$3.39	$3.21
Working Capital as % of Sales(2)	4.3%	3.5%	2.8%	3.2%

(1)	Net Customer Sales and Earnings per Share (EPS) from Continuing Operations excludes the impact of the Company’s acquisition of certain bleach businesses in Canada and Latin America during fiscal year 2007 and thus differs from Net Customer Sales and EPS from Continuing Operations, of $4,847 and $3.23 respectively, as disclosed under generally accepted accounting principles in the Company’s Form 10-K for the fiscal year ended June 30, 2007 (“Form 10-K”).

(2)	Working capital is defined as the quarterly average of current assets minus current liabilities, excluding cash, short-term debt and tax-related assets and liabilities divided by Net Customer Sales as disclosed in the Company’s Form 10-K.

Based on these financial results, and by mathematically calculating the weighted average of the metrics, the Committee determined that the actual Company financial payout was 100%.

The Committee also assessed performance against the strategic goals and individual performance. The strategic goals were intended to further align compensation with achieving the goals of our business strategy and included several metrics related to consumer, customer, cost, people, process and partnership objectives. Based on this evaluation, the Committee may choose to adjust the financial objectives payout up or down, but not to an amount that would exceed the maximum permitted award level for each named executive officer as a percent of Company earnings (as discussed above). For fiscal year 2007, the Committee determined that the majority of the strategic goals were successfully achieved and, as a result, determined that the overall financial and strategic payout would be 100%, adjusted for any individual factors as appropriate.

Following the health-related retirement of Gerald E. Johnston from his positions as chairman and CEO in May 2006, the Committee approved a one-time increase to the target annual short-term cash incentive level of 30 percentage points for named executive officers, other than the CEO, for fiscal year 2007 only. The higher target awards for fiscal year 2007 were intended to retain named executive officers to continue leading the business during the critical period of the transition to a new CEO. The table below sets forth the targets (expressed as a percentage of base salary) for the short-term cash incentive awards and the one-time 30 percentage points increase to the short-term cash incentive targets for fiscal year 2007. Mr. Knauss, who became CEO on October 2, 2006, was not eligible for this adjustment; his fiscal year 2007 target is shown in the table below:

		Target Reflecting
	Target Before	One-Time
Named Executive Officer	Retention Bonus	Retention Bonus

Knauss, D.	115%	N/A
Peiros, L.(1)	80%	110%
Tataseo, F.	75%	105%
Heinrich, D.	75%	105%
Stein, L.	70%	100%

(1)	Targets for L. Peiros are based on his promotion to executive vice president & chief operating officer - North America on January 1, 2007.

The actual amount of short-term cash incentive compensation earned by our named executive officers in 2007 is set forth in the Bonus and Non-Equity Incentive Plan Compensation columns of the Summary Compensation Table and includes the impact of the one-time target increase.

In May 2007, the Committee approved new financial metrics for fiscal year 2008 consisting of net customer sales and economic profit, defined as net operating profit after taxes less a capital charge. These metrics are more closely aligned with the Company’s recently updated corporate strategy and are expected to continue to drive long-term stockholder value.

Long-Term Stock-Based Incentive Awards – General Overview. A key objective of the Company is to create strong alignment between the interests of our named executive officers and those of our stockholders. We believe this alignment is provided through the use of stock-based incentive plans and actual stock ownership. Long-term stock-based incentive awards granted to the CEO and other named executive officers are designed to support the achievement of the Company’s long-term corporate financial goals and stock price appreciation through annual awards and to provide compensation opportunities necessary to attract and retain highly skilled named executive officers.

To ensure that the costs and dilutive impact of the long-term stock-based incentive program are financially efficient, the Committee annually engages its independent consultant to analyze the long-term incentive program costs, share usage and potential dilution versus that of our compensation peer group. The findings from this study are used to help establish our annual budget for long-term incentive awards. The Committee also evaluates the Company’s annual long-term stock-based incentive program design to ensure the program has an appropriate mix of stock options and performance-based stock awards. In determining the total value of the long-term incentive opportunity for each named executive officer, the Committee reviews the peer group data presented by both management and its independent compensation consultant on a position-by-position basis and then determines the long-term incentive awards for each of the named executive officers, taking into account recommendations by the CEO for all named executive officers other than himself.

The Committee establishes long-term incentive award targets to be competitive with the median of the compensation peer group. Actual long-term incentive award target levels for individual named executive officers may vary above or below the median based on a variety of factors, such as the named executive officer’s experience, criticality of the role, individual performance and expected future contributions. Like the EIC Plan awards, actual payouts under the long-term stock-based incentive plan will vary around target based on whether the Company underperforms or outperforms its target goals. The value of actual payouts will also vary based on changes in stock price. For fiscal year 2007, long-term incentive award targets for the named executive officers were targeted at the median.

For fiscal year 2007, the Committee determined that the named executive officers would receive 50% of the value of their total annual long-term incentive awards in stock options and 50% in performance shares. This mix of equity awards supports several important objectives, including compensating named executive officers for achievement of long-term goals tied to the business strategy through the use of performance shares, rewarding named executive officers for sustained increases in the Company’s stock price, enhancing the overall retention impact associated with the awards by mitigating the impact of uncontrollable market volatility on the overall compensation opportunity, and calibrating the overall cost of the program with compensation realized by named executive officers and performance delivered to stockholders. Annual grants of long-term stock-based incentive awards are intended to be competitive with those of our compensation peer group. Therefore, the Committee does not consider the amount of outstanding stock options, performance shares and restricted stock currently held by a named executive officer when making annual awards of stock options and performance shares.

The following provides details on the types of long-term incentives awarded to our named executive officers:

Performance Shares. Performance shares align the interests of our named executive officers with the interests of our stockholders because the shares’ potential value is tied to the achievement of the Company’s long-term financial goals. Performance shares are subject to a time-based performance period and only vest (i.e., are paid out) if the pre-determined financial performance goals are met by the Company. The performance period for these grants is a three-year period.

For grants made in fiscal years 2006 and 2007, performance share payouts are determined based on the achievement of cumulative operating profit growth and an average return on invested capital (“ROIC”) goal for a three-year period. ROIC is defined by the Company as adjusted operating profit after taxes, excluding certain costs and expenses, divided by average invested capital. For additional information regarding ROIC, refer to Exhibit 99.3 of the Company’s Form 10-K. A minimum level of financial performance must be achieved or no payout of performance shares will occur. If the minimum level of performance is achieved or exceeded, performance share payouts can range from 50% to 150% of the target number of shares allocated to each individual at grant date. Over the three-year period, if the Company achieves its cumulative operating profit growth target, the awards will fund at the maximum payout, though the Committee can then apply negative discretion to reduce the actual payout to reflect performance against the ROIC target established at the beginning of the period. If the cumulative operating profit growth goal is not met, no awards will be paid out under the plan. For the fiscal year 2007 grant made in September 2006, the Company established an ROIC target goal that aligns with its internal long-term financial goals and is intended to be a realistic, yet challenging, goal that should drive stockholder growth over the long-term.

Prior to fiscal year 2006, our named executive officers received performance share grants linked to achievement of total stockholder return (“TSR”) relative to a group of consumer products companies the Company benchmarks itself against for financial performance purposes over a three-year cycle. The Company’s TSR relative to peers for the three-year period had to be at least at the 40th percentile for a payout to occur. If that level of TSR was achieved or exceeded, the performance shares had a payout ranging from 50% to 125% of the target number of shares. If the Company TSR versus the financial peer group was at or above the 50th percentile, but less than the 75th percentile, the performance shares would pay out at target. For the three-year period from September 2003 through September 2006, the Company’s TSR relative to the financial peer group was at the 73rd percentile, and as a result, the performance shares paid out at 100%. Information regarding the vesting of these performance share awards is set forth in the Option Exercises and Stock Vested Table.

In May 2007, the Committee approved using economic profit, defined as net operating profit after taxes less a capital charge, instead of ROIC for the fiscal year 2008 performance share grant. Economic profit is more closely aligned with the Company’s recently updated corporate strategy.

Stock Options. Stock options align the interests of named executive officers with those of stockholders because options only have value if the price of the Company’s stock increases after the options are granted. Stock options vest at the rate of one-fourth per year over four years (beginning one year from the date of grant) and expire 10 years from the date of grant. In fiscal year 2007, the Committee awarded options to our named executive officers as part of our annual long-term stock-based incentive plan. In addition, the Committee granted an award of stock options in connection with the promotion of one of our named executive officers and the hiring of our CEO. The option exercise price for these options was equal to the closing price of the Company’s stock price on the date of grant. Information on all stock option grants is set forth in the Grants of Plan-Based Awards Table.

Restricted Stock and Restricted Stock Units. In addition to the stock option and performance share grants described above, awards of restricted stock and/or restricted stock units are made from time to time to recognize, retain or recruit a named executive officer. Grants of restricted shares or units vest over time, typically over a three- or four-year period. On October 2, 2006, Mr. Knauss received a grant of restricted stock units in connection with the start of his service with the Company. For fiscal year 2007, the fair market value of restricted shares or units granted was based on the closing price of our Common Stock on the date of grant. Information about this grant is set forth below and in the Grants of Plan-Based Awards Table.

Retirement Plans. The named executive officers participate in the same defined-benefit pension and defined-contribution benefit programs as all other U.S.-based salaried and non-union hourly employees. The Company’s retirement plans are designed to provide replacement income upon retirement and to be competitive with programs offered by our peers. We balance the effectiveness of these plans as a compensation and retention tool with the cost to the Company of providing them. The Company provides these retirement benefits under The Clorox Company Pension Plan and The Clorox Company 401(k) Plan, which includes a profit sharing provision known as Value Sharing.

In addition, because the IRC limits the amount of benefits that can be contributed to and paid from a tax-qualified retirement plan, the Company also provides our executive officers, including our named executive officers, with additional retirement benefits intended to restore amounts that would otherwise be payable under the Company’s tax-qualified retirement plans if the IRC did not have limits on includable compensation and maximum benefits. We call these “restoration plans” because they restore executive benefits to the same percentage level provided to our salaried employees who are not limited by IRC restrictions. These plans use the same benefit formulas, the same types of compensation to determine benefits, and the same vesting requirements as our tax-qualified retirement plans. These restoration retirement benefits, which include the cash balance restoration and the Value Sharing restoration benefits, are an unfunded, unsecured obligation of the Company and are part of the Nonqualified Deferred Compensation Plan described below.

The Company also offers the SERP to our executive officers, including our named executive officers. Benefits are determined based on age and years of service and are offset by the accumulated value of Company contributions to the tax-qualified retirement plans and by Social Security. The benefit formula under this plan is described in the narrative accompanying the Pension Benefits Table. We believe the SERP is a strong retention tool because participants are not eligible for a full benefit if they leave the Company prior to reaching age 65 with at least 15 years of service. Participants attaining age 55 with at least 10 years of service may receive a benefit that is actuarially reduced from that available upon retirement at age 65. Mr. Knauss, our CEO, participates in an additional SERP as part of his employment agreement with the Company to compensate for the loss of retirement benefits at his prior employer (the “replacement SERP”). Information regarding the SERP and the replacement SERP for our CEO is described in the Pension Benefits section.

Nonqualified Deferred Compensation. To help executive officers, including our named executive officers, save for retirement and to be competitive with general market practice, our named executive officers may voluntarily defer the receipt of salary and short-term cash incentive awards under the Nonqualified Deferred Compensation Plan (“NQDC”). The NQDC allows participants an opportunity to defer up to 50% of base salary and 100% of annual short-term cash incentive awards. Deferred amounts can be invested into accounts that mirror the gains or losses of the S&P 500 index and/or the 30-year Treasury Bond yield, or the rate specified by the IRS for use where the 30-year bond rate would otherwise apply. In addition, as noted above, the NQDC permits the Company to contribute amounts that exceed the IRC compensation limits in the tax-qualified plans through the cash balance restoration and Value Sharing restoration provisions. The NQDC is an unfunded and unsecured obligation of the Company. In addition, the Clorox Company Interim Executive Officer Deferred Compensation Plan permits an interim CEO to defer receipt of all or a portion of base salary and bonus. Details about the plans and accumulated balances are described under the Pension Benefits and Nonqualified Deferred Compensation sections beginning on page 32.

Post-Termination Compensation. Executive officers of the Company, including our named executive officers, are covered by employment agreements that specify payments in the event the executive’s employment is terminated under certain specific circumstances. The type and amount of payments vary by executive level and the nature of the termination. These severance benefits, which are designed to be competitive with our compensation peer group and general industry practices, are payable if and only if the executive’s employment terminates as specified in the applicable plan document or employment agreement. These benefits support several important objectives. By mitigating the economic hardship associated with unexpected termination, these benefits aid in attracting and retaining named executive officers and encouraging management to take reasonable amounts of risk. For more information, please refer to the Potential Payments Upon Termination or Change in Control section of this proxy statement.

Perquisites. We provide named executive officers with other benefits that we believe are competitive and consistent with the Company’s overall executive compensation program. These benefits are reflected in the All Other Compensation column in the Summary Compensation Table. These benefits allow our named executive officers to work more efficiently and, in the case of the financial counseling program, help them optimize the value received from our compensation and benefit programs. These perquisites include a company automobile or car allowance, paid parking at the Company’s headquarters, an annual executive physical, reimbursement for health club membership and financial planning. In connection with the negotiation of an employment contract with the Company’s new CEO, the Company also agreed to provide the CEO with certain relocation and related benefits, which are discussed below. The value of perquisites to our named executive officers is set forth in a separate table in a footnote to the All Other Compensation column of the Summary Compensation Table.

Executive Compensation Policies

Stock Award Granting Practices. The Company makes its annual long-term stock-based incentive grants each September at a regularly scheduled meeting of the Committee, which typically occurs during the third week of the month, or about six weeks after the Company has publicly released a report of our annual earnings. The meeting date is the effective grant date for the awards, and the exercise/grant price is equal to the closing price of the Company’s stock on that date.

The Committee may also make occasional grants of stock options and other equity-based awards at other times to recognize, retain or recruit a named executive officer. These grants are approved by the Committee on or before the grant date, which is determined based on the timing of the triggering event. The exercise/grant price is the closing price of the Company’s stock on the effective date of the grant. The Committee must approve all equity grants to executive officers of the Company, including named executive officers.

All long-term stock-based incentive grants are made pursuant to the terms set forth in The Clorox Company 2005 Stock Incentive Plan.

Executive Stock Ownership Guidelines. To preserve the linkage between the interests of executive officers of the Company and stockholders, all executive officers, including the named executive officers, are expected to establish and maintain a significant level of direct stock ownership. This can be achieved in a variety of ways, such as by retaining stock received upon the exercise of options or the vesting of stock awards or purchasing stock in the open market. The current stock ownership guidelines are as follows:

Ownership levels – The minimum required ownership levels are stock having a value equal to four times base annual salary for the CEO and three times base annual salary for the other named executive officers.

Retention ratios – Executive officers, including named executive officers, are required to retain a certain percentage of shares obtained upon the exercise of options or the release of restrictions on full-value equity-based awards, after satisfying any applicable tax withholding requirement. The CEO is expected to retain 75% of shares acquired until the minimum ownership level is met. After attaining the expected ownership level, the CEO must retain 50% of any further shares acquired until retirement or termination. Other named executive officers must retain 75% of shares acquired until the minimum required ownership levels are met and thereafter must retain 25% of shares acquired for one year after receipt.

Ownership levels are based on shares of Common Stock owned by the named executive officer or held pursuant to Company plans. No stock options are counted in determining ownership levels, and shares that have not vested due to time or performance restrictions are also excluded from the ownership guidelines. Named executive officers are required to achieve ownership levels over time through the ongoing retention ratios associated with the exercise of stock options and vesting of full-value shares.

Securities Trading Policy. Named executive officers and directors may not purchase or sell options to sell or buy the Company’s stock (“puts” and “calls”) or engage in short sales with respect to the Company’s stock.

Tax Deductibility Limits on Executive Compensation. Section 162(m) of the IRC limits the tax deductibility of certain compensation paid to executive officers that exceeds $1 million per year unless such amounts are determined to be performance-based compensation. Our policy with respect to Section 162(m) seeks to balance the interests of the Company in maintaining flexible incentive plans under which the Company benefits from the ability to deduct the compensation paid to any executive officer against the possible loss of a tax deduction when taxable compensation for any of the five highest paid executive officers exceeds $1 million per year. The Company’s EIC Plan and stock-based incentive plan are designed to meet the requirements of Section 162(m) for performance-based compensation.

Compensation for Mr. Knauss – Chairman and CEO

On August 25, 2006, the board of directors hired Mr. Knauss as chairman and chief executive officer, a position Mr. Knauss assumed on October 2, 2006. In connection with his hiring, the Company entered into an employment agreement with Mr. Knauss that includes the following compensation package:

•	Base salary of $950,000;

•	Guaranteed minimum short-term cash incentive award of 115% of base salary under the EIC Plan for fiscal year 2007;

•	Sign-on bonus of $500,000;

•	Award of long-term compensation consisting of 83,500 shares of restricted stock units and 275,000 stock options; and

•	Participation in a replacement SERP.

Both the stock options and restricted stock units vest over a four-year period beginning one year from the grant date. If Mr. Knauss terminates employment with the Company prior to completing three years of continuous service under certain specified circumstances, a portion of these awards will automatically vest. Information about these grants is set forth in the Grants of Plan-Based Awards Table and in Potential Payments Upon Termination or Change in Control.

Pursuant to his employment agreement, Mr. Knauss participates in a replacement SERP that provides cash retirement benefits that are equal to the greater of the amount calculated under the Clorox Company SERP or the benefits to which he would have been entitled if he had stayed at his previous employer. In the event that Mr. Knauss’ employment with the Company terminates prior to the completion of three years of service under certain specified circumstances, he will be credited with a minimum of three years of benefit accruals under the replacement SERP. Information about this replacement SERP is set forth in the narrative to the Pension Benefits Table.

Information about Mr. Knauss’ base salary, sign-on bonus and the special guaranteed short-term cash incentive award is set forth in the footnotes to the Summary Compensation Table.

Compensation for Mr. Matschullat – Interim Chairman and Interim CEO

Mr. Matschullat served as interim chairman and interim CEO from March 7, 2006 through October 2, 2006 and, thereafter, he resumed his role as an independent director of the Company. Mr. Matschullat received $266,875 in base salary in fiscal year 2007 and, in September 2006, he received a discretionary cash bonus amount of $1,000,000, of which $400,000 was attributable to his service to the Company during fiscal year 2007 and $600,000 was attributable to his service to the Company during fiscal year 2006. The bonus amount was in recognition of Mr. Matschullat’s service as interim CEO, given the length and magnitude of the assignment, as well as his leadership on the Search Committee for the new CEO. This bonus was not paid pursuant to the Company’s EIC Plan. Mr. Matschullat elected to defer 100% of his salary and cash bonus, which will be payable in the Company’s stock at the time of his termination of service as a director of the Company, as set forth in the Nonqualified Deferred Compensation Table. Information regarding Mr. Matschullat’s salary and discretionary cash bonus is set forth in the Summary Compensation Table. Mr. Matschullat’s compensation as an independent director paid after October 2, 2006 is reported in the Director Compensation Table.

COMPENSATION COMMITTEE REPORT

As detailed in its charter, the Management Development and Compensation Committee of the Board oversees the Company’s executive compensation policies and programs. As part of this function, the Committee discussed and reviewed with management the Compensation Discussion and Analysis. Based on this review, we have recommended to the board of directors that the Compensation Discussion and Analysis be included in the Proxy Statement.

THE MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE

Michael E. Shannon, Chair
Tully M. Friedman
George J. Harad
Carolyn M. Ticknor

2007 Summary Compensation Table

The following table sets forth the compensation earned, paid or awarded to our named executive officers for the fiscal year ended June 30, 2007.

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
					Option	Incentive Plan	Compensation	All Other
Name and Principal	Year	Salary	Bonus	Stock Awards	Awards	Compensation	Earnings	Compensation	Total
Position		($)(1)	($)(2)	($)(3)	($)(3)	($)(4)	($)(5)	($)(6)	($)

Donald R. Knauss(7)	2007	$712,500	$1,592,500	$989,632	$770,859	$ —	$434,567	$716,042	$5,216,100
Chairman & Chief Executive Officer

Robert W. Matschullat(8)	2007	266,875	400,000	—	—	—	—	—	666,875
Interim Chairman & Interim Chief Executive Officer

Lawrence S. Peiros	2007	543,750	—	980,499	959,195	562,300	119,003	102,475	3,267,222
Executive Vice President & Chief Operating
Officer - North America

Frank A. Tataseo	2007	443,750	—	798,378	397,956	472,500	332,132	89,931	2,534,647
Executive Vice President -
Functional Operations

Daniel J.Heinrich	2007	475,000	—	778,434	424,600	504,000	195,044	99,449	2,476,527
Senior Vice President -
Chief Financial Officer

Laura Stein	2007	460,000	—	682,923	283,692	465,000	114,698	78,527	2,084,840
Senior Vice President -
General Counsel

(1)	Reflects actual salary earned in fiscal year 2007.

(2)	For Mr. Knauss, this consists of a sign-on bonus of $500,000 and a guaranteed minimum cash bonus for 2007 in the amount of $1,092,500. For Mr. Matschullat, this amount reflects a discretionary bonus with respect to his service as interim chairman and interim chief executive officer through October 2, 2006.

(3)	The amounts reflected in these columns are the dollar amounts of compensation expense recognized for financial statement reporting purposes for the fiscal year ended June 30, 2007, in accordance with SFAS 123(R), but without regard to forfeitures, and may include awards granted in and prior to fiscal year 2007. The assumptions made in valuing stock-based awards and option awards reported in these columns are discussed in Note 1, Summary of Significant Accounting Policies under Share-Based Compensation, and in Note 16, Share-Based Compensation Plans, to the Company’s consolidated financial statements for the fiscal year ended June 30, 2007, included in the Company’s Form 10-K. Additional information regarding the stock-based awards and option awards granted to our named executive officers during 2007 is set forth in the 2007 Grants of Plan-Based Awards Table.

(4)	Reflects annual short-term cash incentive awards earned for fiscal year 2007 and paid in September 2007 under the EIC Plan. Information about the EIC Plan is set forth in the Compensation Discussion and Analysis. Mr. Knauss did not receive a short-term cash incentive award in excess of the guaranteed amount of $1,092,500 reflected in the bonus column.

(5)	The amounts reflect the aggregate increase in the present value of accumulated benefits during 2007 under the SERP, including Mr. Knauss’ replacement SERP, The Clorox Company Pension Plan and the cash balance restoration benefit of the NQDC (refer to Pension Benefits for further information). Each plan amount is set forth in the following table:

	Donald R.	Robert W.	Lawrence S.	Frank A.	Daniel J.	Laura
	Knauss	Matschullat	Peiros	Tataseo	Heinrich	Stein

SERP (includes, for Mr. Knauss, the replacement SERP)	$434,567	$—	$47,491	$275,895	$151,327	$80,418
The Clorox Company Pension Plan	—	—	13,406	10,988	9,236	9,613
Cash Balance Restoration Benefit	—	—	58,106	45,249	34,481	24,667

Total	$434,567	$—	$119,003	$332,132	$195,044	$114,698

(6)	The amounts shown in the column represent actual Company contributions (a) under the Company’s 401(k) Plan, including the Value Sharing provision, (b) non-qualified contributions under the NQDC, other than the cash balance restoration benefit which is reflected in the change in pension value column (refer to the Nonqualified Deferred Compensation Table for further information), (c) relocation and related amounts paid to Mr. Knauss and (d) perquisites available to named executive officers of the Company. Amounts are set forth in the following table:

	Donald R.	Robert W.	Lawrence S.	Frank A.	Daniel J.	Laura
	Knauss	Matschullat	Peiros	Tataseo	Heinrich	Stein

The Clorox Company 401(k) Plan	$—	$—	$15,700	$15,700	$15,700	$15,700
NQDC	—	—	53,103	40,767	50,737	29,745
Relocation and Related Costs	682,522	—	—	—	—	—
Company Paid Perquisites	33,520	—	33,672	33,464	33,012	33,082

Total	$716,042	$—	$102,475	$89,931	$99,449	$78,527

The following tables set forth the perquisites we make available to our named executive officers and the cost to the Company for providing these perquisites during fiscal year 2007. “Other Perquisites” includes miscellaneous perquisites such as paid parking at the Company’s general office, health club reimbursement, the value of an enhanced long-term disability benefit and an annual executive physical.

	Donald R.	Robert W.	Lawrence S.	Frank A.	Daniel J.	Laura
	Knauss	Matschullat	Peiros	Tataseo	Heinrich	Stein

Executive Automobile Program	$13,147	$—	$10,800	$10,800	$10,872	$10,800
Basic Financial Planning	15,000	—	15,000	15,000	15,000	15,000
Other Perquisites	5,373	—	7,872	7,664	7,140	7,282

Total	$33,520	$—	$33,672	$33,464	$33,012	$33,082

In addition to the perquisites we make available to our named executive officers, we provided the following benefits to Mr. Knauss during fiscal year 2007 in accordance with the terms of his employment agreement and the Company’s relocation policy, including costs related to his temporary relocation and commuting expenses:

Mortgage Subsidy and Related Closing Costs	$238,773
Temporary Housing Expenses	110,967
Tax Gross-Up on Relocations and Temporary Housing Expenses	113,191
Commuting and Other Relocation Expenses	43,345
Non-Business Use of Company Aircraft	127,446
Legal Fees Related to Negotiation of Employment Agreement	48,800

Total	$682,522

The amount included under “Non-Business Use of Company Aircraft” represents the incremental cost to the Company of Mr. Knauss’ non-business use of Company aircraft. All of this amount, except for $2,430, relates to temporary relocation and commuting expenses incurred by Mr. Knauss during fiscal year 2007.

The incremental cost is determined on a per flight basis and consists of the variable costs incurred as a result of the flight activity, including the cost of fuel used, crew travel expenses during layovers, catering expenses, trip-related landing and hangar fees and a pro rata share of repairs and maintenance. Since our aircraft is used primarily for business travel, the calculation excludes fixed costs that do not change based on usage, such as regularly scheduled inspections, pilots’ salaries, acquisition costs of the aircraft and related expenses.

(7)	Mr. Knauss was named chairman and CEO effective October 2, 2006.

(8)	Mr. Matschullat served as interim CEO from March 7, 2006 through October 2, 2006. Mr. Matschullat’s compensation as a director paid after October 2, 2006 is reported in the Director Compensation Table on page 46.

Grants of Plan-Based Awards

This table shows grants of plan-based awards to the named executive officers during 2007.

									All Other
									Option Awards;
								All Other	Number of		Grant Date
		Estimated Possible Payouts Under			Estimated Future Share Payouts			Stock Awards;	Securities	Exercise or	Fair Value of
		Non-Equity Incentive Plan Awards			Under Equity Incentive Plan Awards			Number of Shares	Underlying	Base Price of	Stock and Option
		Threshold	Target	Maximum	Threshold	Target	Maximum	of Stock or Units	Options	Option Awards	Awards
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)

Donald R. Knauss
Executive Incentive Compensation Plan - Cash(1)		$ —	$1,092,500	$7,430,000
Restricted Stock Units(2)	10/2/2006							83,500			$5,278,035
Stock Options(3)	10/2/2006								275,000	$63.21	4,111,250

Robert W. Matschullat
Cash(4)
Lawrence S. Peiros
Executive Incentive Compensation Plan - Cash(1)		—	591,875	4,458,000
Performance Shares(5)	9/19/2006				4,250	8,500	12,750				522,835
Stock Options(3)	9/19/2006								34,100	61.51	510,477
	1/5/2007								20,000	63.89	291,800

Frank A. Tataseo
Executive Incentive Compensation Plan - Cash(1)		—	472,500	4,458,000
Performance Shares(5)	9/19/2006				3,950	7,900	11,850				485,929
Stock Options(3)	9/19/2006								31,700	61.51	474,549

Daniel J. Heinrich
Executive Incentive Compensation Plan - Cash(1)		—	504,000	4,458,000
Performance Shares(5)	9/19/2006				3,850	7,700	11,550				473,627
Stock Options(3)	9/19/2006								30,900	61.51	462,573

Laura Stein
Executive Incentive Compensation Plan - Cash(1)		—	465,000	4,458,000
Performance Shares(5)	9/19/2006				3,150	6,300	9,450				387,513
Stock Options(3)	9/19/2006								25,400	61.51	380,238

(1)	Represents estimated possible payouts for short-term cash incentive awards for fiscal year 2007 under the EIC Plan for each of our named executive officers. The EIC is an annual cash incentive opportunity and therefore, these awards are earned in the year of grant. The target amounts include an increase to the fiscal year 2007 short-term cash incentive targets of 30 percentage points for all named executive officers, excluding the CEO, as approved by the Committee. The target amounts represent the potential payout if both Company performance and individual performance are at target levels. The maximum amount represents the stockholder-approved maximum payout in the EIC Plan of 1.0% of Company earnings for the CEO and 0.6% of Company earnings for all other named executive officers. The EIC Plan is designed to meet the requirements of IRC Section 162(m), and this column reflects maximum awards under the Plan. The Committee historically has paid short-term cash incentive awards that are substantially lower than the maximum EIC payouts. For Mr. Knauss, target represents a guaranteed minimum bonus pursuant to his employment agreement, further explained on page 38. In addition, Mr. Knauss’ employment agreement provides that his short-term cash incentive awards shall not exceed 200% of his bonus target for the applicable year, which is consistent with our historical practice of paying short-term cash incentive awards to our named executive officers in amounts significantly lower than 200% of the named executive officer’s fiscal year bonus target. See the Summary Compensation Table for the actual payout amounts in fiscal year 2007 under the EIC Plan. See Compensation Discussion and Analysis – Short-Term Cash Incentive Awards for additional information about the EIC Plan.
(2)	Represents restricted stock units issued to Mr. Knauss under the 2005 Stock Incentive Plan on his service date of October 2, 2006. These units will vest in equal installments on the first, second, third and fourth anniversaries of the grant date. However, any portion of 23,500 designated restricted stock units that remain unvested at the time of termination will vest immediately upon involuntary termination without cause or voluntary termination for good reason.

(3)	Represents stock options issued to each of our named executive officers under the 2005 Stock Incentive Plan. All options vest in equal installments on the first, second, third and fourth anniversaries of the grant date. For Mr. Knauss, any portion of 61,000 designated stock options that remain unvested at the time of termination will vest immediately upon involuntary termination without cause or voluntary termination for good reason. Mr. Peiros also received an additional stock option grant relating to his promotion to executive vice president & chief operating officer – North America in January 2007.

(4)	Mr. Matschullat received a non-plan based bonus of $400,000 with respect to his service during fiscal year 2007 from July 1, 2006 through October 2, 2006. See Bonus column under the Summary Compensation Table for information about his discretionary bonus.

(5)	Represents possible future payouts of Common Stock underlying performance shares awarded in fiscal year 2007 to each of our named executive officers as part of their participation in the 2005 Stock Incentive Plan. These awards will vest upon the achievement of certain performance measures based on operating profit growth and average ROIC over a three-year period, with the threshold, target and maximum awards equal to 50%, 100% and 150%, respectively, of the number of performance shares granted. If the minimum financial goals are not met at the end of the three-year period, no awards will be paid out. See Compensation Discussion and Analysis – Long-Term Stock-Based Incentives Awards for additional information.

Outstanding Equity Awards at Fiscal Year-End

The following equity awards granted to our named executive officers were outstanding as of the end of fiscal year 2007:

	Option Awards					Stock Awards
									Equity Incentive		Equity Incentive
									Plan Awards:		Plan Awards:
									Number of		Market or
	Number of	Number of				Number of			Unearned		Payout
	Securities	Securities				Shares or		Market Value	Shares,		Value of
	Underlying	Underlying				Units of		of Shares or	Units or		Unearned Shares,
	Unexercised	Unexercised				Stock That		Units of Stock	Other Rights		Units or Other
	Options	Options		Option		Have Not		That Have Not	That Have		Rights That Have
	Exercisable	Unexercisable		Exercise Price	Option	Vested		Vested	Not Vested		Not Vested
Name	(#)	(#)		($)	Expiration Date	(#)		($)(1)	(#)		($)(2)
Donald R. Knauss
Stock Options(3)	-	275,000	(4)	$63.21	10/2/2016
Restricted Stock Units(3)						83,500(4)		$5,185,350

Robert W. Matschullat
(See Director Compensation Table for Details)
Lawrence S. Peiros
Stock Options(3)	23,400			53.91	5/6/2009
	6,000			36.94	8/7/2010
	50,001			36.13	9/20/2010
	60,000			35.13	10/16/2011
	40,000			41.98	9/18/2012
	34,500	11,500	(5)	45.25	9/17/2013
	22,500	22,500	(6)	53.88	9/15/2014
	8,050	24,150	(7)	57.00	9/21/2015
		34,100	(8)	61.51	9/19/2016
		20,000	(9)	63.89	1/5/2017
Restricted Stock Units(3)						10,000	(5)	621,000
Performance Shares(3)									10,000	(10)	$621,000
									8,800	(11)	546,480
									8,500	(12)	527,850

Frank A. Tataseo
Stock Options(3)	10,200			53.91	5/6/2009
	1,400			43.25	9/15/2009
	40,002			36.13	9/20/2010
	45,000			35.13	10/16/2011
	22,000			41.98	9/18/2012
	17,250	5,750	(5)	45.25	9/17/2013
	17,600	17,600	(6)	53.88	9/15/2014
	7,250	21,750	(7)	57.00	9/21/2015
		31,700	(8)	61.51	9/19/2016
Restricted Stock Units(3)						7,500	(5)	465,750
Performance Shares(3)									8,000	(10)	496,800
									7,900	(11)	490,590
									7,900	(12)	490,590

	Option Awards					Stock Awards
									Equity Incentive		Equity Incentive
									Plan Awards:		Plan Awards:
									Number of		Market or
	Number of	Number of				Number of			Unearned		Payout
	Securities	Securities				Shares or		Market Value	Shares,		Value of
	Underlying	Underlying				Units of		of Shares or	Units or		Unearned Shares,
	Unexercised	Unexercised				Stock That		Units of Stock	Other Rights		Units or Other
	Options	Options		Option		Have Not		That Have Not	That Have		Rights That Have
	Exercisable	Unexercisable		Exercise Price	Option	Vested		Vested	Not Vested		Not Vested
Name	(#)	(#)		($)	Expiration Date	(#)		($)(1)	(#)		($)(2)
Daniel J. Heinrich
Stock Options(3)	25,002			$35.46	3/1/2011
	40,002			35.13	10/16/2011
	13,000			41.98	9/18/2012
	24,000	8,000	(5)	45.25	9/17/2013
	17,600	17,600	(6)	53.88	9/15/2014
	7,250	21,750	(7)	57.00	9/21/2015
		30,900	(8)	61.51	9/19/2016
Restricted Stock Units(3)						5,000	(13)	$310,500
Performance Shares(3)									8,000	(10)	$496,800
									7,900	(11)	490,590
									7,700	(12)	478,170

Laura Stein
Stock Options(3)	15,000	15,000	(14)	58.55	1/18/2015
	6,050	18,150	(7)	57.00	9/21/2015
		25,400	(8)	61.51	9/19/2016
Restricted Stock Shares(3)						5,000	(15)	310,500
Performance Shares(3)									7,500	(10)	465,750
									6,600	(11)	409,860
									6,300	(12)	391,230

(1)	Represents unvested restricted stock units or shares under our 2005 Stock Incentive Plan multiplied by the closing price of our Common Stock on June 29, 2007 (the last trading day of our 2007 fiscal year). The ultimate value will depend on the value of our Common Stock on the actual vesting date.
(2)	Represents unvested “target” number of performance shares under our 2005 Stock Incentive Plan multiplied by the closing price of our Common Stock on June 29, 2007 (the last trading day of our 2007 fiscal year). The ultimate value will depend on whether performance criteria are met and the value of our Common Stock on the actual vesting date.
(3)	Grant awards were made under the 2005 Stock Incentive Plan.
(4)	Represents unvested stock options and restricted stock units granted on October 2, 2006 that will vest in four equal installments on October 2, 2007, October 2, 2008, October 2, 2009 and October 2, 2010. However, any portion of 23,500 designated restricted stock units and any portion of 61,000 designated stock options that remain unvested at the time of termination will vest immediately if Mr. Knauss terminates due to involuntary termination without cause or voluntary termination for good reason.
(5)	Represents unvested portion of stock options and restricted stock units that will vest in full on September 17, 2007.
(6)	Represents unvested portion of stock options that vest in four equal installments on the first, second, third and fourth anniversaries of the grant date of September 15, 2004.
(7)	Represents unvested portion of stock options that vest in four equal installments on the first, second, third and fourth anniversaries of the grant date of September 21, 2005.

(8)	Represents unvested portion of stock options that will vest in four equal installments on the first, second, third and fourth anniversaries of the grant date of September 19, 2006.
(9)	Represents unvested portion of stock options that will vest in four equal installments on the first, second, third and fourth anniversaries of the grant date of January 5, 2007.
(10)	Represents the “target” number of performance shares that could be earned under our 2005 Stock Incentive Plan. The grants from the plan have a three-year performance period. Performance is based on the Company’s total stockholder return as compared to peer companies. The Committee will determine whether the performance measures have been achieved after the completion of the performance period in October 2007.
(11)	Represents the “target” number of performance shares that could be earned under our 2005 Stock Incentive Plan. The grants from the plan have a three-year performance period (fiscal years 2006-2008). Performance is based on achievement of cumulative operating profit growth and average ROIC. The Committee will determine whether the performance measures have been achieved after the completion of the 2008 fiscal year.
(12)	Represents the “target” number of performance shares that could be earned under our 2005 Stock Incentive Plan. The grants from the plan have a three-year performance period (fiscal years 2007-2009). Performance is based on achievement of cumulative operating profit growth and average ROIC. The Committee will determine whether the performance measures have been achieved after the completion of the 2009 fiscal year.
(13)	Represents restricted stock units that will vest in full on May 13, 2009.
(14)	Represents unvested portion of stock options that vest in four equal installments on the first, second, third and fourth anniversaries of the grant date of January 18, 2005.
(15)	Represents restricted stock shares that will vest in full on February 17, 2009.

Option Exercises and Stock Vested

This table shows options exercised and stock vested for the named executive officers during 2007. None of the Company’s named executive officers exercised options during fiscal year 2007.

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares		Value Realized on
	Acquired on Exercise	Exercise	Acquired on Vesting		Vesting
Name	(#)	($)	(#)(1)		($)(2)

Donald R. Knauss	—	$—	—		$—
Robert W. Matschullat	—	—	—		—
Lawrence S. Peiros	—	—	12,000	(3)	745,200	(3)
Frank A. Tataseo	—	—	6,000		388,620
Daniel J.Heinrich	—	—	8,500	(4)	527,850	(4)
			5,000	(4)	332,200	(4)
Laura Stein	—	—	5,000	(5)	330,800	(5)

(1)	Stock awards listed represent the full vesting of performance shares granted through participation in our 2005 Stock Incentive Plan on October 24, 2006, the date of determination of vesting, unless otherwise noted below. Performance was based on the Company’s total stockholder return as compared to peer companies.
(2)	The dollar value realized reflects the final market value of the vested shares based upon the market price of the Company’s Common Stock on the vesting date, unless otherwise noted.
(3)	Mr. Peiros has deferred the receipt of his 12,000 shares until his termination from service with the Company. The actual realized value will depend upon the value of the Company’s Common Stock on the date he receives the shares. The dollar value set forth above is based on the Company’s Common Stock price as of the end of our fiscal year of $62.10.
(4)	Mr. Heinrich has deferred the receipt of his 8,500 shares until his termination from service with the Company. The actual realized value will depend upon the value of the Company’s Common Stock on the date he receives the shares. The dollar value set forth above is based on the Company’s Common Stock price as of the end of our fiscal year of $62.10. In addition, amount includes the vesting of 5,000 shares of restricted stock on May 13, 2007. The dollar amount for this grant was based on the Company’s closing Common Stock price on May 13, 2007 of $66.44.
(5)	Represents the vesting of 5,000 shares of restricted stock on February 17, 2007. The dollar value for this grant was based on the Company’s closing Common Stock price on February 17, 2007 of $66.16.

Pension Benefits

Pension benefits are paid to named executive officers under the following plans: The Clorox Company Pension Plan (the “Pension Plan”), the cash balance restoration provision in the NQDC and the SERP, or in the case of the CEO, the replacement SERP. The following narrative provides detail on each of the plans or provision.

The Clorox Company Pension Plan

The Pension Plan (“cash balance plan”) is a non-contributory, cash balance defined-benefit retirement plan covering salaried and hourly employees of the Company. Each year, the Company credits the accounts of participants with an amount equal to 3% of eligible compensation, including annual base salary and annual bonus. Participants’ accounts are also credited each quarter with an interest factor. The interest factor is based on the 30-year Treasury Bond yield, or the rate specified by the IRS for use where the 30-year bond rate would otherwise apply, in effect five months before the start of each quarter. Participants are fully vested in their accounts upon completion of five years of service. Named executive officers will receive the vested benefits calculated under the cash balance plan at the time of termination or retirement from the Company.

A participant whose benefit has vested at retirement or other termination of employment may elect a cash distribution of his or her account or an alternate annuity form. The normal retirement benefit under the cash balance plan is an annuity payable upon attainment of age 65. A reduced retirement benefit annuity is payable at age 55 with at least 10 years of vesting service. Participants may also elect an optional annuity form of benefit. All annuities under the cash balance plan are calculated using a current conversion factor (using a current GATT factor table).

For purposes of determining the present value of the named executive officers’ accumulated benefit for fiscal year 2007, the following assumptions were used:

Mortality Table: RP2000
Discount rate: 6.25%
Age at 6/30/07
Pay at 6/30/07

Cash Balance Restoration Provision in The Nonqualified Deferred Compensation Plan

The cash balance restoration provision of the Nonqualified Deferred Compensation Plan provides additional benefits generally equal to the employer-provided benefits that participants do not receive under the cash balance plan due to IRC compensation limits. This means that the Company credits the participant’s account with 3% of the amount of the employee’s eligible compensation that exceeds the IRC compensation limits. We call the benefits under this plan “cash balance restoration benefits.” This plan has the same five-year vesting provisions as the cash balance plan. All named executive officers will receive the vested portion of the cash balance restoration benefit at the time of termination or retirement from the Company. The cash balance restoration benefits are included in the change in pension value column of the Summary Compensation Table and the Pension Benefits Table below.

The Supplemental Executive Retirement Plan

The SERP provides retirement replacement income in an amount equal to a percentage of average compensation. The plan also provides a disability and survivor’s benefit.

The plan provides that, in combination with other Company retirement plans (including the cash balance restoration benefits of the Nonqualified Deferred Compensation Plan described above) and Social Security, a SERP-eligible employee retiring at age 65 with 15 years of service will receive total retirement benefits approximately equal in value to 55% of their average compensation.

Average compensation is defined as the average of the highest consecutive three years of base salary plus the average of the highest three years of EIC bonus (see Annual Short-Term Cash Incentive Awards in the Compensation Discussion and Analysis on page 17) prorated based on the month of termination. While tax-qualified plans may have to limit the amount of compensation used for accruing benefits, the SERP is a non-qualified plan that recognizes all base salary and EIC award amounts.

A maximum benefit of 55% of average compensation is payable under the SERP after age 65 and 15 years of service. Participants are eligible for a reduced early retirement benefit at age 55 with 10 years of service. The maximum benefit is proportionately reduced for service between 10 and 15 years at a rate of 3% per year. SERP-eligible employees terminating before reaching age 55 with 10 years of service receive no benefits from the SERP.

Offsetting Benefits - The SERP benefit dollar amount is reduced by the value of the following other retirement benefits:

1) The Clorox Company Pension Plan benefit payable at the participant’s retirement age.

2) The value of the employer-provided contributions to The Clorox Company 401(k) Plan, including the Value Sharing provision.

3) The value of the cash balance restoration benefits and the Value Sharing restoration benefits payable under the NQDC.

4) Estimated Social Security benefits payable at retirement date.

The SERP benefit is paid as a monthly annuity for the life of the participant. Annuities under the SERP, the Clorox Pension Plan, the Clorox Company 401(k) Plan and the Nonqualified Deferred Compensation Plan are calculated using interest and monthly assumptions defined in IRC §417(e).

The Replacement Supplemental Executive Retirement Plan

Mr. Knauss is eligible to receive benefits under the replacement SERP equal to the greater of the amount calculated under the Company SERP, described above, or the benefits to which he would have been entitled if he had stayed at his previous employer, The Coca-Cola Company. In the event that Mr. Knauss’ employment with the Company terminates prior to the completion of three years of service, Mr. Knauss will be credited with a minimum of three years of benefit accruals under the replacement SERP. Mr. Knauss is fully vested in the replacement SERP, and he is the sole participant in the plan.

Eligible compensation for the replacement SERP is defined as the average of five years of base salary plus the average of five years of EIC bonus. To the extent needed to obtain five years of consecutive annual compensation, actual annual salary and bonuses paid by The Coca-Cola Company prior to Mr. Knauss’ retirement will be used.

The following table sets forth each named executive officer’s pension benefits under the Company’s pension plans for fiscal year 2007.

		Number of Years of		Present Value of	Payments During
		Credited Service		Accumulated Benefit	Last Fiscal Year
Name	Plan Name	(#)(1)		($)	($)

Donald R. Knauss	The Clorox Company Pension Plan	1		$—	$—
	Replacement SERP/SERP	3	(2)	434,567	—
	Cash Balance Restoration	1		—	—

Robert W. Matschullat(3)	The Clorox Company Pension Plan	N/A		N/A	N/A
	SERP	N/A		N/A	N/A
	Cash Balance Restoration	N/A		N/A	N/A
Lawrence S. Peiros	The Clorox Company Pension Plan	27		148,208	—
	SERP	27		927,813	—
	Cash Balance Restoration	27		239,792	—

		Number of Years of	Present Value of	Payments During
		Credited Service	Accumulated Benefit	Last Fiscal Year
Name	Plan Name	(#)(1)	($)	($)

Frank A. Tataseo	The Clorox Company Pension Plan	13	96,123	—
	SERP	13	1,071,626	—
	Cash Balance Restoration	13	182,311	—
Daniel J. Heinrich	The Clorox Company Pension Plan	6	39,392	—
	SERP	6	363,930	—
	Cash Balance Restoration	6	99,934	—

Laura Stein	The Clorox Company Pension Plan	10	66,496	—
	SERP	10	523,324	—
	Cash Balance Restoration	10	47,422	—

(1)	Numbers of years of credited service is rounded to the nearest whole number.

(2)	Pursuant to his employment agreement with the Company, as of his service date of October 2, 2006, Mr. Knauss is guaranteed a minimum three years of credited service under the replacement SERP. Please refer to a description of the replacement SERP above.

(3)	Mr. Matschullat served as interim CEO of the Company through October 2, 2006. During his tenure in this position, Mr. Matschullat was not eligible to participate in any Clorox pension plans.

Nonqualified Deferred Compensation

In addition to the cash balance restoration benefits previously described and set forth in the Pension Benefits Table, the NQDC provides benefits that supplement the Value Sharing provision of the 401(k) Plan and permits the deferral of compensation. The Value Sharing provision of the 401(k) Plan is a Company profit sharing plan under which, depending on financial performance measurements, the Company contributes 3% – 12% of the participant’s eligible compensation, including annual base salary and annual bonus, to either the participant’s 401(k) or NQDC account. Company contributions in amounts up to 7% of a named executive officer’s eligible compensation within the IRC compensation limits are tax-qualified and are credited to the participant’s 401(k) account. The portion of eligible compensation up to 7% that exceeds the IRC compensation limits is credited to the Nonqualified Deferred Compensation Value Sharing restoration benefit. In addition, any amount exceeding 7% of eligible compensation is payable in cash or deferred under the Value Sharing restoration provision of the NQDC, dependent upon the participant’s election. Company contributions under the Value Sharing provision of the 401(k) Plan are determined using the Company’s achievement of financial performance based on net customer sales, earnings per share and working capital as a percent of sales, the same metrics used to determine the payout for the short-term cash incentive awards.

In addition to the Value Sharing benefits, the NQDC permits selected employees to defer bonuses and regular pay. A participant may defer up to 50% of his or her annual salary and up to 100% of his or her short-term cash incentive award paid under the EIC Plan.

Participants have the option of selecting two investment crediting rates under the NQDC — the 30-year Treasury Bond yield, or the rate specified by the IRS for use where the 30-year bond rate would otherwise apply, and/or an S&P 500 index. Participants must make these elections before the calendar year in which the salary and/or bonus is to be paid and no less than 6 months before the scheduled payment of a bonus (midyear entrants may elect to defer salary for services performed subsequent to the election and any bonus to be paid at least 6 months after the election).

Participants may elect to receive distributions from the NQDC in either a lump sum or up to 10 annual installments which will be paid upon separation from service. These distribution(s) are delayed a minimum of six months following the participant’s separation from service. If the participant dies before beginning to receive payments, the participant’s vested account balance will be paid to the participant’s designated beneficiary. Upon a change in control, the Board may, in its discretion, terminate the Plan and distribute the accounts to the participants. The responsibility to pay benefits under the NQDC is an unfunded obligation of the Company.

Mr. Matschullat deferred his salary and bonus during fiscal year 2007 pursuant to The Clorox Company Interim Executive Officer Deferred Compensation Plan. This plan is designed to permit interim executive officers to defer the receipt of all or a portion of their base salary and bonus. Deferrals can be in the form of cash accounts that are credited with the two investment crediting rates listed above or deferred stock units. Mr. Matschullat elected to defer 100% of his salary and 100% of his bonus in the form of deferred stock units, to be payable to him in the form of the Company Common Stock following his termination of service as an officer or director of Clorox.

The following table provides information regarding the accounts of the named executive officers under the NQDC and the Interim Executive Officer Deferred Compensation Plan:

	Executive	Registrant
	Contributions	Contributions	Aggregate Earnings	Aggregate Balance
	in Last FY	in Last FY	in Last FY	at Last FYE
Name and Principal Position	($)(1)	($)(2)	($)(3)	($)(4)

Donald R. Knauss	$134,583	$—	$4,904	$139,487
Robert W. Matschullat	1,248,505	—	14,448	1,435,415
Lawrence S. Peiros	131,250	48,668	258,174	1,723,290
Frank A. Tataseo	3,629	37,139	296,071	1,825,857
Daniel J. Heinrich	4,281	46,456	26,529	170,483
Laura Stein	—	26,838	1,765	42,155

(1)	For Messrs. Knauss and Peiros, the amount represents deferred salary during fiscal year 2007. Deferred salary is also reported in the Summary Compensation Table — Salary. For Messrs. Tataseo and Heinrich, represents Value Sharing amounts elected to be deferred pursuant to the Company’s Value Sharing restoration provision of the NQDC during 2007. Amounts deferred under the Value Sharing restoration provision of the NQDC are also reported in the Summary Compensation Table — All Other Compensation. Information regarding the Value Sharing restoration provision of the NQDC is described above. For Mr. Matschullat, the amount represents his salary for 2007 and discretionary bonus paid in 2007, with respect to his service during 2006 and 2007, pursuant to The Clorox Company Interim Executive Officer Deferred Compensation Plan, as described above.

(2)	Represents Company contributions up to 7% of salary in excess of IRC compensation limits pursuant to the Value Sharing restoration provision of the NQDC. These contributions are also reported in the Summary Compensation Table — All Other Compensation.

(3)	For named executive officers other than Mr. Matschullat, earnings are based on the investment option of a 30-year Treasury Bond yield or the rate specified by the IRS for use where the 30-year bond rate would otherwise apply, the S&P 500 Index or a combination of both, as elected by the participant. Earnings for Mr. Matschullat represent the increase in the value of the Common Stock underlying the deferred stock units during the fiscal year.

(4)	For named executive officers other than Mr. Matschullat, reflects the named executive officer’s aggregate balance under the Value Sharing restoration provision of the NQDC and deferred salary and deferred cash short-term incentive amounts as of the end of the fiscal year. For Mr. Matschullat, reflects aggregate balance of salary and bonus amounts deferred under The Clorox Company Interim Executive Officer Deferred Compensation Plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

EMPLOYMENT AGREEMENTS

The Company has entered into employment agreements with each of the named executive officers, other than Mr. Matschullat. For each named executive officer who has an employment agreement, other than Mr. Knauss, the terms of the employment agreements are “evergreen” in that they renew daily to maintain a two-year term, unless the Company provides the named executive officer with written notice of non-renewal. Mr. Knauss’ employment agreement has a three-year term that is subject to automatic one-year extensions unless either the Company or Mr. Knauss gives notice to the other party at least 180 days before such extension becomes effective, reflecting emerging best practice for employment agreements.

Employment Agreements with Named Executive Officers other than Mr. Knauss

Each employment agreement sets forth that the named executive officer’s annual base salary will be subject to periodic review in accordance with the Company’s regular administrative practices for executive officers. The employment agreement also states that each named executive officer is eligible to participate in the EIC Plan, the Company’s long-term stock-based incentive awards program, the SERP and other employee benefit plans made available to the Company’s executive officers. Information regarding these plans and the periodic review of our named executive officer salaries is set forth in the Compensation Discussion and Analysis section of this proxy.

Under the terms set forth in the employment agreements, our named executive officers are eligible to receive benefits in the event their employment is terminated (1) by the Company without cause, (2) due to retirement, (3) due to disability, or (4) due to death. The amounts of benefits will vary based on the reason for termination. No benefits are payable under the terms of the employment agreements if the Company terminates the named executive officer for “cause” or the named executive officer terminates “at will.”

Regardless of the manner in which a named executive officer’s employment terminates, each named executive officer would retain the amounts that he or she has earned over the course of his or her employment prior to the termination event, such as the named executive officer’s balances under our deferred compensation plan, accrued retirement benefits and previously-vested stock options, except as set forth below under Termination for “cause.” For further information about previously earned amounts, see Summary Compensation Table, Outstanding Equity Awards at Fiscal Year End, Option Exercises and Stock Vested, Pension Benefits and Nonqualified Deferred Compensation.

Under the employment agreements, each named executive officer agrees to keep confidential all information regarding the Company that he or she receives during the term of employment and thereafter and also agrees that he or she will not solicit any customer or employee of the Company for two years after termination.

Termination benefits under the employment agreements for our named executive officers are as follows:

Involuntary Termination Without Cause. Under the terms of the employment agreements, the Company can terminate the named executive officer without cause and will provide severance benefits as a result of such termination.

If the Company terminates a named executive officer’s employment without cause, the employment agreements entitle each named executive officer to receive a severance payment promptly after the termination in the form of a lump sum payment. The severance amount is equal to two (2) times the named executive officer’s current base salary, plus two (2) times 75% of his or her average annual EIC awards for the preceding three years. In addition, an amount equal to 75% of his or her average annual EIC awards for the preceding three years, pro-rated to the date of termination, is provided in lieu of EIC participation in the year of termination. Following the health-related retirement of Gerald E. Johnston from his positions as chairman and CEO in May 2006, the Compensation Committee increased the severance multiple from two (2) times salary plus two (2) times 75% of the 3-year average EIC award to three (3) times to help ensure management retention during the CEO transition period. This increased severance amount will be in effect until April 2008, at which time the severance calculation will revert back to the formula set forth in the employment agreements.

The employment agreements provide that the named executive officer is entitled to continue to participate in the Company’s medical and dental insurance programs for the two-year period following termination on the same terms as active employees. In addition, if at the end of, and including, this two-year period the named executive officer will be age 55 or older and have at least 10 years of employment with the Company, he or she will be eligible to participate in the medical and/or dental plans offered to former employees who retire at age 55 or older, provided they have at least 10 years of service, on the same terms as such other former employees. This coverage will continue until the named executive officer is age 65 and, thereafter, the named executive officer may participate in the Company’s retiree health plan as it may exist in the future, provided the named executive officer is otherwise eligible to participate in the retiree health plan.

If the named executive officer will be age 55 or older and have at least ten years of service at the end of, and including, the two-year period following termination, the named executive officer will receive two additional years of service credit under the SERP Plan.

Upon termination, each named executive officer will also be entitled to purchase the Company-leased automobile, if any, that he or she has used at the “buyout amount” specified by the lessor.

The above severance-related benefits are provided only if the named executive officer executes a general release prepared by the Company. If notice of non-renewal has been given to a named executive officer under his or her employment agreement, the actual severance payment multiple and length of continuation of benefits after termination would be less than outlined above and would be based on the number of months remaining in the term of the employment agreement at the time the named executive officer is terminated without cause.

Termination Due to Retirement. If the named executive officer is eligible to receive benefits under the SERP, as defined under the caption Pension Benefits above, then upon three months written notice, the named executive officer may terminate employment due to “retirement.” Under the employment agreements, upon the named executive officer’s retirement he or she is entitled to his or her salary through the last day of employment and a pro rata portion of the EIC award for the fiscal year in which retirement occurs. He or she will also be eligible to receive SERP and other retirement benefits. In addition to the amounts which the named executive officer has earned or accrued over the course of his or her employment under the Company’s qualified and nonqualified plans, named executive officers who are at least age 55 with 10 years of service or who have 20 years of service regardless of age, are eligible to receive retirement-related benefits under the long-term stock-based incentive awards program, as determined in accordance with the terms of the respective award agreements and plan document.

Termination Due to Death or Disability. Under each employment agreement, if the named executive officer’s employment is terminated due to his or her death, the named executive officer’s beneficiary or estate is entitled to the named executive officer’s salary through the end of the month in which the death occurred and is entitled to a pro rata portion of the named executive officer’s target EIC award for the fiscal year of death. Benefits are also paid pursuant to the Company’s life insurance plan in the event of death.

If the named executive officer begins to receive benefits under the Company’s long term disability plan, the Company may terminate the named executive officer’s employment at any time, in which case the named executive officer will receive his or her salary through the date of termination and will also be entitled to a pro rata portion of the target EIC award for the fiscal year of the termination.

Termination For “Cause.” We may terminate a named executive officer’s employment for “cause” at any time without notice. Upon the named executive officer’s termination for cause, the named executive officer is entitled to his or her salary through the date of termination but the named executive officer would not be entitled to any EIC award for the fiscal year in which the termination for cause occurs. “Cause” is defined in the employment agreement to include (1) the willful and continued neglect of significant duties or willful and continued violation of a material Company policy after being warned in writing; (2) committing a material act of dishonesty, fraud, misrepresentation or other act of moral turpitude; (3) exhibiting gross negligence in the course of employment; (4) the failure to obey a lawful direction of the board of directors; and (5) acting in any manner inconsistent with the Company’s best interests and values. All stock option grants awarded since September 2005 will be forfeited upon a termination for “cause.” In addition, for performance shares awarded since September 2005, any retirement-related benefits a named executive officer would normally receive, if applicable, will be forfeited upon a termination for “cause.”

Termination “At Will.” The named executive officer may terminate his or her employment at any time upon ten business days’ written notice. Upon the named executive officer’s “at will” termination (other than due to retirement), the named executive officer is entitled to his or her salary through the date of his termination but is not entitled to any EIC award for the fiscal year of his termination.

The Company has also entered into change in control agreements with each of the named executive officers, other than Mr. Matschullat, which are described below under Potential Payments Upon Change in Control.

Mr. Knauss’ Employment Agreement

On August 25, 2006, the Company entered into an employment agreement with Mr. Knauss, which became effective on October 2, 2006 when Mr. Knauss began his employment as chairman and CEO of the Company. As noted above, Mr. Knauss’ employment agreement has a three-year term that is subject to automatic one-year extensions unless either the Company or Mr. Knauss gives notice to the other party at least 180 days before such extension becomes effective.

Mr. Knauss’ agreement provides a starting annual base salary of $950,000 per year and a sign-on bonus of $500,000. The agreement sets forth that Mr. Knauss’ annual salary will be subject to periodic review in accordance with the Company’s regular administrative practices for named executive officers, as described in the Compensation Discussion and Analysis. The employment agreement also states that Mr. Knauss is eligible to participate in the Company’s EIC, the Company’s long-term stock-based incentive awards program, the Company SERP, and the replacement SERP, which are described in the Compensation Discussion and Analysis, and other employee benefit plans made available to the Company’s named executive officers.

In accordance with the terms of his agreement, on his first day of employment, Mr. Knauss received a ten-year option to purchase 275,000 shares of Common Stock and 83,500 restricted stock units, each award vesting in equal installments over a four-year period. Payment of the vested restricted stock units will be delayed until six months following Mr. Knauss’ termination of employment.

Mr. Knauss is also eligible to receive an annual incentive bonus under the EIC with a target of 115% of his annual base salary and a maximum bonus equal to 200% of his bonus target for the applicable year. Under the terms of the agreement, Mr. Knauss’ annual incentive bonus for fiscal year 2007 was guaranteed to be not less than his bonus target of 115% of his annual base salary. See Compensation Discussion and Analysis — Annual Short-Term Cash Incentive Awards for a further discussion of Mr. Knauss’ bonus targets. For further information regarding Mr. Knauss’ compensation and equity grants, see the Summary Compensation Table, Grants of Plan-Based Awards and Outstanding Equity Awards at Fiscal Year-End.

Under the terms of his agreement, Mr. Knauss is also entitled to certain relocation benefits including those available under the Company’s relocation policy and additional benefits set forth in the agreement. The additional relocation benefits to which Mr. Knauss has been entitled are up to $50,000 in loss protection on the sale of his home in Atlanta, Georgia, a tax gross-up payment covering the amount of any taxes owed by Mr. Knauss on relocation expenses, reimbursement of up to $10,000 per month for temporary housing, reimbursement for the cost of commuting, and reimbursement for house hunting purposes incurred as a result of his relocation. Additionally, the Company agreed to pay certain legal fees and other expenses Mr. Knauss incurred in connection with the negotiation and drafting of his employment agreement.

The agreement also provides that Mr. Knauss is entitled to receive either an automobile or a monthly automobile allowance of $1,100. Upon completion of seven years of service, Mr. Knauss will be deemed retirement eligible under all Company welfare benefit, equity and other incentive plans and programs applicable to the Company’s executive officers, provided, however, that such treatment will not apply to the extent Mr. Knauss is eligible for retiree benefits from his prior employer.

Mr. Knauss is eligible to participate in the Company SERP and will be eligible for an early retirement benefit upon completion of seven years of service. Mr. Knauss is also eligible for an additional retirement benefit through a replacement SERP, which is intended to duplicate the rights and benefits to which he would have been entitled under the SERP of his previous employer. However, the supplemental retirement benefit that Mr. Knauss will be eligible to receive upon retirement will be the greater of the amount attributable to the Company SERP or the replacement

SERP. For information regarding the Company SERP and the replacement SERP, see Pension Benefits — The Replacement Supplemental Executive Retirement Plan.

The terms of Mr. Knauss’ employment agreement relating to termination by the Company without cause, due to retirement, due to death or disability, and for “cause” are similar to the terms of the agreements of our other named executive officers, which are described above. Mr. Knauss’ termination benefits differ from those for other named executive officers in the following ways:

1.	Upon termination by the Company without cause, or by Mr. Knauss for “good reason,” and provided that Mr. Knauss executes a general release, Mr. Knauss will receive severance-related benefits as follows:

•	A lump sum amount equal to three (3) times his current base salary, plus three (3) times 75% of his average annual EIC awards for the preceding three years (or actual years, if less than three).
•	A pro-rata portion of the EIC award for the fiscal year in which termination occurs based on actual Company results, paid at the end of the fiscal year.
•	Continuation of medical and dental benefits for the three-year period after termination. In addition, if Mr. Knauss has completed seven years of service at the time of the termination, he will be entitled to participate in the medical and dental benefits offered to former employees who retire at age 55 with at least 10 years of service.
•	If Mr. Knauss gives the Company at least three months’ notice prior to terminating his employment and is vested in his Company SERP benefit at the time of the termination, the termination will be deemed to be due to retirement for purposes of the Company’s long-term stock-based incentive awards plan, provided that Mr. Knauss irrevocably elects to commence benefits under the SERP. If Mr. Knauss is not vested in the SERP, or does not elect to commence benefits under the SERP, then outstanding stock awards will vest in accordance with the terms of the respective award agreements.
•	The restricted stock units and stock options awarded to Mr. Knauss under his employment agreement will vest as follows:

•	Any portion of 23,500 designated restricted stock units that remains unvested at the time of Mr. Knauss’ termination will immediately vest. Any portion of 61,000 designated stock options that remains unvested at the time of Mr. Knauss’ termination will immediately vest and will remain exercisable for three years following his termination, subject to the earlier expiration of the term of such options. In addition, any portion of up to 214,000 stock options that are vested at the time of Mr. Knauss’ termination will remain exercisable for one year following his termination, subject to the earlier expiration of the term of such options.
•	If Mr. Knauss’ employment is terminated by the Company without cause or by Mr. Knauss for “good reason” at any time following the issuance by the Company of a notice of non-renewal on the third anniversary of the effective date of his employment agreement, 5,875 of the unvested restricted stock units granted under his employment agreement will immediately vest, and 15,250 of the unvested stock options granted under his employment agreement will immediately vest and will remain exercisable for one year after his termination, subject to the earlier expiration of the term of such options. If, however, the notice of non-renewal is effective at any other time, 61,000 of Mr. Knauss’ vested stock options will remain exercisable for three years after his termination, subject to the earlier expiration of the term of such stock option, and the remaining vested stock options will remain exercisable for one year after the termination, subject to earlier expiration of the term of such stock options.

“Good reason” is defined in Mr. Knauss’ employment agreement as the (1) assignment of duties inconsistent with Mr. Knauss’ position or diminution of his position, (2) Company’s failure to provide compensation and benefits as provided in Mr. Knauss’ employment agreement, (3) relocation of Mr. Knauss’ office more than 40 miles, (4) termination of his employment by the Company other than as expressly permitted by Mr. Knauss’ employment agreement, or (5) Company’s failure to obtain a successor company’s agreement to assume Mr. Knauss’ employment agreement. In addition, a failure by the board of directors to appoint Mr. Knauss to the board of directors will also constitute good reason. A failure by the stockholders to elect Mr. Knauss to the board of directors shall not constitute good reason.

2.	Upon Mr. Knauss’ death or the termination by the Company of employment due to disability, all restricted stock units and stock options granted to Mr. Knauss under his employment agreement will become immediately vested and the stock options will remain exercisable for one year following his date of death or termination due to disability or, if earlier, until expiration of the term of the options.
3.	Upon a termination “at will” by Mr. Knauss, his vested and outstanding stock options awarded under his employment agreement will remain exercisable for one year or, if earlier, until the expiration of the term of the options.

“Cause” is defined in Mr. Knauss’ employment agreement as (1) the willful and continued neglect of significant duties or willful and continued violation of a material Company policy after being warned in writing, (2) committing a material act of dishonesty, fraud, misrepresentation or other act of moral turpitude, (3) exhibiting gross negligence in the course of employment, or (4) the failure to obey a lawful direction of the board of directors.

Also on August 25, 2006, the Company entered into a change in control agreement with Mr. Knauss, which is described below under Potential Payments Upon Change in Control.

POTENTIAL PAYMENTS UPON CHANGE IN CONTROL

We have agreements with Mr. Knauss and each of our other named executive officers, other than Mr. Matschullat, which take effect only if a “change in control” occurs. For each named executive officer who has a change in control agreement, other than Mr. Knauss, the terms of the change in control agreements are a rolling three-year term, unless the Company provides the named executive officer with written notice of non-renewal 60 days prior to the renewal date. Mr. Knauss’ change in control agreement has a three-year term that is subject to automatic one-year extensions unless either the Company or Mr. Knauss gives notice to the other party at least 180 days before such extension becomes effective, reflecting emerging best practice for change in control agreements.

The benefits and protections provided under the change in control agreements apply for a two-year period commencing immediately upon the occurrence of a change in control of the Company. A change in control is defined in the agreements to include (1) a change in the composition of a majority of the board of directors, unless approved by a majority of incumbent directors, (2) a consummation, reorganization or merger unless the Company’s shareholders own more than 50% of the Common Stock or voting stock of the successor corporation, no person owns more than 20% of the Common Stock or voting stock of the successor corporation or the majority of the directors are incumbent directors, (3) shareholder approval of the sale of all or substantially all of the Company’s assets, (4) shareholder approval of a complete liquidation or dissolution of the Company, or (5) an acquisition by a party of at least 30% of Common Stock or voting stock.

The severance and other benefits payable to our named executive officers under their agreements are due only in the event of a “double trigger” in which there is first a change in control and subsequently a qualifying termination of employment. Qualifying terminations of employment include involuntary termination by the Company without cause or voluntary termination by the named executive officer with “good reason,” each within a two-year protection period which commences upon a change in control. “Good reason” is defined in the change in control agreements to include a material diminution of position or an assignment of inconsistent duties, a decrease in or failure to provide compensation and benefits, a material change in work location, a termination of the named executive officer’s employment by the Company other than as expressly permitted by the agreement or any failure by the Company to have a successor assume the agreement. In addition, under Mr. Knauss’ change in control agreement, a failure of the board of directors to nominate Mr. Knauss to the board of directors at any time will constitute good reason. Failure by the stockholders to elect Mr. Knauss to the board of directors shall not constitute good reason. “Cause” is defined in the change in control agreements to include the (1) willful and continued failure to perform duties after receiving a written warning and (2) willful engagement in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

Severance-related benefits under the change in control agreements for our named executive officers including Mr. Knauss for qualifying terminations are as follows:

•	Cash compensation equal to three (3) times base salary and three (3) times the average annual EIC awards for the preceding three years (or actual years, if less than three), plus 100% of the average annual EIC awards for the preceding three years (or actual years, if less than three), pro-rated to the date of termination. This amount will be paid in a lump sum directly after termination.

•	Payment of an amount that would equal the difference between the actuarial equivalent of the benefit the named executive officer would have been eligible to receive if his or her employment had continued until the third anniversary of the date of termination or, other than for Mr. Knauss, the first day of the month following the named executive officer’s 65th birthday if earlier, under the qualified and nonqualified retirement plans and the actuarial equivalent of the named executive officer’s actual aggregate benefits paid or payable, if any, as of the date of termination under the qualified and nonqualified retirement plans. This amount will also be paid in a lump sum directly after termination.

•	Continued participation in health, welfare and insurance benefits until the third anniversary of the date of termination or, other than for Mr. Knauss, the first day of the month following the named executive officer’s 65th birthday if earlier. In addition, for purposes of determining the named executive officer’s eligibility for retiree benefits under other Company plans and programs, the named executive officer will be deemed to have continued employment during such period and to have retired on the last day of such period.

•	Financial planning services for the calendar year of termination.

•	If a Company-leased automobile was being used by the named executive officer, he or she would be entitled to purchase the automobile at the “buyout amount” specified by the lessor.

•	Any outstanding stock awards granted to the named executive officer under the Company’s long-term stock-based incentive awards program prior to the change in control will automatically vest in accordance with the terms of the award agreements.

In the event that any payments made in connection with a change in control would be subject to the excise tax imposed by Section 4999 of the IRC, the agreements provide for a “gross-up” payment to cover any federal excise taxes owed by the named executive officer on any change in control-related severance payments and benefits. The gross-up is an additional payment that would cover (1) the amount of federal excise taxes and (2) the additional income taxes resulting from payment of the gross-up. The Company can reduce the severance payments up to 5% to avoid the excise tax. If a larger reduction is required, the Company pays the full excise tax gross-up. This gross-up and the change in control severance-related benefit amounts are reflected in Table I.

In addition to the above benefits, under Mr. Knauss’ change in control agreement, if Mr. Knauss dies during the two-year protection period following a change in control or if Mr. Knauss’ employment is terminated due to disability during the two-year protection period following a change in control, all restricted stock units and stock options granted to him under his employment agreement become fully vested and, in the case of the options, will remain exercisable for one year following the date of death or termination due to disability or, if earlier, until the expiration of the term of the option. Furthermore, upon a change in control, should the continuing entity not assume or replace the restricted stock units and stock options awarded to Mr. Knauss under his employment agreement, such awards will become immediately vested upon the change in control.

Under the change in control agreements, each named executive officer agrees to keep confidential all information regarding the Company that he or she receives during the term of employment and thereafter and agrees that he or she will not solicit any customer or employee of the Company for two years after termination.

TABLE I

Estimated Potential Payments Upon Termination or Change in Control

Table I reflects the estimated amount of compensation payable to each of the Company’s named executive officers upon termination of the named executive officer’s employment under different scenarios, excluding earned amounts, such as vested amounts or accrued benefits. The amounts shown assume that the termination was effective as of the last business day of fiscal year 2007 (i.e., June 29, 2007) and that the closing price of Clorox Common Stock, upon which certain of the calculations are based, was $62.10 on that date. Although the calculations are intended to provide reasonable estimates of the potential compensation payable, they are based on numerous assumptions and may not represent the actual amount the named executive officer would receive if an eligible termination event were to occur. For further details about the post-termination amounts shown in Table I, see Employment Agreements and Potential Payments Upon a Change in Control above.

Table I does not include compensation or benefits provided under plans or arrangements that are generally available to all salaried employees with the exception of disability and life insurance. In addition, the table does not include Mr. Matschullat as the Company did not enter into an employment agreement or change in control agreement with Mr. Matschullat, and thus he was not entitled to these benefits as of June 30, 2007.

Amounts reflected in Table I for change in control assume that each named executive officer is involuntarily terminated by the Company without cause or voluntarily terminates for “good reason” within two years after a change in control.

	Involuntary
	Termination
	Without Cause		Termination
	(or Good Reason		After Change
Name and Benefits	for CEO Only)		In Control		Retirement		Disability		Death

Donald R. Knauss
Cash Severance	$6,400,625	(1)	$7,220,000	(2)	$—		$—	(3)	$—	(3)
Stock Options	—	(4)	—	(5)	—		—	(6)	—	(6)
Restricted Stock	1,459,350	(7)	5,185,350	(8)	—		5,185,350	(9)	5,185,350	(9)
Performance Shares	—		—		—		—		—
Retirement Benefits	—	(10)	1,863,912	(11)	—	(10)	1,887,536	(12)	382,670	(13)
Health and Welfare Benefits	—	(14)	16,448	(15)	—		—		—
Disability/Life Insurance(16)	—		—		—		1,225,500		750,000
Financial Planning(17)	—		15,000		—		—		—
Excise Tax Gross-Up(18)	—		5,730,974		—		—		—

Total Estimated
Incremental Value	$7,859,975		$20,031,684		$—		$8,298,386		$6,318,020

Lawrence S. Peiros
Cash Severance	$2,908,700	(19)	$3,303,267	(2)	$—	(20)	$—	(3)	$—	(3)
Stock Options	501,890	(21)	522,009	(5)	501,890	(21)	522,009	(6)	522,009	(6)
Restricted Stock	—		621,000	(8)	—		621,000	(9)	621,000	(9)
Performance Shares	933,570	(22)	1,109,520	(23)	933,570	(22)	1,643,580	(24)	1,643,580	(24)
Retirement Benefits	—		3,594,032	(11)	—		1,179,095	(12)	1,577,180	(13)
Health and Welfare Benefits	13,906	(14)	32,398	(15)	—		—		—
Disability/Life Insurance(16)	—		—		—		581,740		575,000
Financial Planning(17)	—		15,000		—		—		—
Excise Tax Gross-Up(18)	—		3,551,088		—		—		—

Total Estimated
Incremental Value	$4,358,066		$12,748,314		$1,435,460		$4,547,424		$4,938,769

	Involuntary
	Termination
	Without Cause		Termination
	(or Good Reason		After Change
Name and Benefits	for CEO Only)		In Control		Retirement	Disability		Death

Frank A. Tataseo
Cash Severance	$2,288,100	(19)	$2,322,123	(2)	$—	$—	(3)	$—	(3)
Stock Options	—		371,188	(5)	—	129,628	(6)	129,628	(6)
Restricted Stock	—		465,750	(8)	—	465,750	(9)	465,750	(9)
Performance Shares	—		945,990	(23)	—	1,436,580	(24)	1,436,580	(24)
Retirement Benefits	3,308,996	(25)	3,445,246	(11)	—	1,803,101	(12)	1,429,323	(13)
Health and Welfare Benefits	16,596	(14)	35,224	(15)	—	—		—
Disability/Life Insurance(16)	—		—		—	457,620		450,000
Financial Planning(17)	—		15,000		—	—		—
Excise Tax Gross-Up(18)	—		—		—	—		—

Total Estimated
Incremental Value	$5,613,692		$7,600,521		$—	$4,292,679		$3,911,281

Daniel J. Heinrich
Cash Severance	$2,483,700	(19)	$2,831,600	(2)	$—	$—	(3)	$—	(3)
Stock Options	—		408,628	(5)	—	129,156	(6)	129,156	(6)
Restricted Stock	—		310,500	(8)	—	310,500	(9)	310,500	(9)
Performance Shares	—		941,850	(23)	—	1,424,160	(24)	1,424,160	(24)
Retirement Benefits	—		278,724	(11)	—	—	(12)	—	(13)
Health and Welfare Benefits	16,596	(14)	35,602	(15)	—	—		—
Disability/Life Insurance(16)	—		—		—	496,740		480,000
Financial Planning(17)	—		15,000		—	—		—
Excise Tax Gross-Up(18)	—		2,045,592		—	—		—

Total Estimated
Incremental Value	$2,500,296		$6,867,496		$—	$2,360,556		$2,343,816

Laura Stein
Cash Severance	$2,370,075	(19)	$2,695,100	(2)	$—	$—	(3)	$—	(3)
Stock Options	—		160,801	(5)	—	107,551	(6)	107,551	(6)
Restricted Stock	—		310,500	(8)	—	—		—
Performance Shares	—		830,588	(23)	—	1,228,028	(24)	1,228,028	(24)
Retirement Benefits	—		262,889	(11)	—	935,228	(12)	653,098	(13)
Health and Welfare Benefits	—	(14)	11,922	(15)	—	—		—
Disability/Life Insurance(16)	—		—		—	474,015		465,000
Financial Planning(17)	—		15,000		—	—		—
Excise Tax Gross-Up(18)	—		1,797,288		—	—		—

Total Estimated
Incremental Value	$2,370,075		$6,084,088		$—	$2,744,822		$2,453,677

(1)	This amount represents three (3) times Mr. Knauss’ current base salary of $950,000, plus three (3) times 75% of his first year bonus target of $1,092,500 plus 100% of his first year bonus target of $1,092,500, pro-rated to the date of termination. In accordance with Mr. Knauss’ employment agreement, his first year bonus target has been substituted for his average annual EIC awards for the preceding three years for purposes of calculating his severance payment since Mr. Knauss had not yet received a bonus as of June 30, 2007.

(2)	This amount represents three (3) times the named executive officer’s current base salary, plus three (3) times the average EIC awards for the preceding three years, plus the average EIC awards for the preceding three years, prorated to the date of termination, except as discussed in footnote (1) above with respect to Mr. Knauss. For Mr. Tataseo, this amount has been reduced by the allowable amount by which his gross-up payment can be cut back so that the Company avoids the excise tax.

(3)	Named executive officers whose termination is the result of disability or death are eligible to receive a pro-rata EIC award through the date of termination. However, all bonus-eligible employees active as of June 30, 2007 are eligible to receive an EIC award so a pro-rata EIC award would not be applicable as of this date.

(4)	This amount represents the value of the accelerated vesting of 61,000 of Mr. Knauss’ stock options in accordance with his employment agreement, calculated as the difference between the June 29, 2007 closing stock price of $62.10 and the exercise price for each option. The exercise price for these options was greater than the stock’s closing price at the end of the fiscal year making the total value $0.

(5)	This amount represents the value of the accelerated vesting of all outstanding stock options, calculated as the difference between the June 29, 2007 closing stock price of $62.10 and the exercise price for each option. The exercise price for Mr. Knauss’ options was greater than the stock’s closing price at the end of the fiscal year making his total value $0.

(6)	This amount represents the value of the accelerated vesting of outstanding stock options upon the named executive officer’s termination of employment due to disability or death, calculated as the difference between the June 29, 2007 closing stock price of $62.10 and the exercise price for each option. The exercise price for Mr. Knauss’ options was greater than the stock’s closing price at the end of the fiscal year making his total value $0.

(7)	This amount represents the value of the accelerated vesting of 23,500 of Mr. Knauss’ restricted stock units in accordance with his employment agreement. This dollar amount was determined by multiplying 23,500 units times the closing price of our Common Stock on June 29, 2007 of $62.10.

(8)	This amount represents the value of the accelerated vesting of all outstanding restricted stock units. This dollar amount was determined by multiplying 83,500 units for Mr. Knauss, 10,000 units for Mr. Peiros, 7,500 units for Mr. Tataseo, 5,000 units for Mr. Heinrich, and 5,000 units for Ms. Stein, times the closing price of our Common Stock on June 29, 2007 of $62.10.

(9)	This amount represents the value of the accelerated vesting of all outstanding restricted stock units upon the named executive officer’s termination due to disability or death determined by multiplying 83,500 units for Mr. Knauss, 10,000 units for Mr. Peiros, 7,500 units for Mr. Tataseo, and 5,000 units for Mr. Heinrich times the closing price of our Common Stock on June 29, 2007 of $62.10.

(10)	Mr. Knauss received 3 years of benefit accruals for the replacement SERP under the terms of his employment agreement; he is not eligible for any additional retirement benefits in the event of a voluntary termination or retirement above what he has already accrued.

(11)	This amount represents the difference between the actuarial equivalent of the benefit the named executive officer would have been eligible to receive if his or her employment had continued until the third anniversary of the date of termination or, other than for Mr. Knauss, the first day of the month following the named executive officer’s 65th birthday if earlier, under the qualified and nonqualified retirement plans and the actuarial equivalent of the named executive officer’s actual aggregate benefits paid or payable, if any, as of the date of termination under the qualified and nonqualified retirement plans.

(12)	This amount represents the present value of the SERP benefit payable to the named executive officer at the time of termination due to disability. For Mr. Knauss, this amount includes the present value accrued to date of the replacement SERP benefit. Mr. Heinrich is not yet eligible for this SERP benefit.

(13)	This amount represents the present value of the SERP benefit payable to the named executive officer’s beneficiary at the time of death. For Mr. Knauss, this amount represents the present value accrued to date of the replacement SERP benefit payable to his beneficiary. Mr. Heinrich is not yet eligible for this SERP benefit.

(14)	This amount represents the estimated Company cost of providing continuing medical and dental benefits to Mr. Knauss for the three-year period follow his termination of employment and to the other named executive officers for the two-year period following termination. Mr. Knauss and Ms. Stein currently have not elected to receive medical and dental coverage under the Company’s plans so there is no Company cost to provide this benefit.

(15)	This amount represents the estimated Company cost of providing welfare benefits, including medical, dental, disability and life insurance, for the three-year period following a qualifying termination after a change in control. Mr. Knauss and Ms. Stein currently have not elected to receive medical and dental coverage under the Company’s plans so there is no Company cost to provide this portion of the benefit.

(16)	These amounts represent benefits payable pursuant to the Company’s disability and life insurance plans. The disability benefit represents the same level of benefit available for purchase by other salaried employees where the benefit is equal to a percent of salary. The death benefit represents the life insurance payment elected by the named executive officer. The named executive officer’s benefit level under the life insurance plan is the same as that offered to other salaried employees.

(17)	This amount represents the cost of providing financial planning services for the year of termination.

(18)	This amount represents the gross up payment to cover any excise taxes owed by the named executive officer on any change in control-related severance payments and benefits.

(19)	This amount reflects three (3) times the named executive officer’s current base salary, plus three (3) times 75% of his or her average annual EIC awards for the preceding three years, plus 75% of his or her average annual EIC awards for the preceding three years, pro-rated to the date of termination.

(20)	Mr. Peiros is the only named executive officer who is retirement-eligible and thus is eligible for a pro-rated EIC award upon retirement. However, all bonus-eligible employees active as of June 30, 2007 are eligible to receive an EIC award so a pro-rata EIC award would not be applicable as of this date.

(21)	Mr. Peiros is retirement-eligible and thus all his unvested options held greater than one year will automatically vest upon his termination. This amount represents the value of the accelerated vesting of the stock options, calculated as the difference between the June 29, 2007 closing stock price of $62.10 and the exercise price for each option.

(22)	Mr. Peiros is retirement-eligible and thus is entitled to receive a pro-rata portion of all performance shares held at least one year upon his termination. This value represents the pro-rata vesting of the eligible shares from the September 2004 and the September 2005 grants, assuming a target payout and valued at the closing price of our Common Stock on June 29, 2007 of $62.10. The actual payout of the shares will not be determined until the end of the performance period. Named executive officers who are not retirement-eligible forfeit shares upon termination.

(23)	Performance shares will vest on a pro-rata basis upon a qualifying termination after a change in control. This amount assumes a targeted payout and is valued at the closing price of our Common Stock on June 29, 2007 of $62.10.

(24)	This amount represents the value of the vesting of performance shares upon a death or disability, assuming a target payout and valued at the closing price of our Common Stock on June 29, 2007 of $62.10. Upon a death or disability, performance shares granted on or after September 2005 will all vest while shares granted prior to that date will vest on a pro-rata basis. The actual payout will not be determined until the end of the performance period.

(25)	For Mr. Tataseo, this amount represents the value of the continuation of benefits and service accruals under the Company SERP, assuming he will be age 55 with 10 or more years of service at the end of the two-year period following termination.

DIRECTOR COMPENSATION

Only our non-employee directors receive compensation for their services as directors. The Company’s non-employee director compensation program is composed of cash compensation and an annual grant of deferred stock units.

The following table sets forth information regarding compensation earned by each of the Company’s non-employee directors during fiscal year 2007:

	Fees Earned or		Option	All Other
	Paid in Cash	Stock Awards	Awards	Compensation	Total
Name	($)(1)	($)(2)	($)(3)	($)	($)

Daniel Boggan, Jr.	$83,750	$93,750	$—	$—	$177,500
Richard Carmona(4)	30,507	25,000	—	—	55,507
Tully M. Friedman	96,250	93,750	—	—	190,000
George Harad	87,500	93,750	50,189	—	231,439
Robert W. Matschullat(5)	70,850	50,000	—	—	120,850
Gary G. Michael	116,360	93,750	—	—	210,110
Edward A. Mueller(6)	30,507	25,000	—	—	55,507
Jan L. Murley	75,000	93,750	—	—	168,750
Lary R. Scott(7)	28,082	18,750	—	—	46,832
Michael E. Shannon	108,750	93,750	—	—	202,500
Pamela Thomas-Graham	75,000	93,750	51,545	—	220,295
Carolyn M. Ticknor	75,000	93,750	34,156	—	202,906

(1)	The amount reported in the “Fees Earned or Paid in Cash” column reflects the total annual cash retainer amount and other cash compensation earned by each director in fiscal year 2007 and includes amounts deferred into cash or deferred stock units and/or issued in Common Stock in lieu of cash at the director’s election.

(2)	The amount reported reflects the dollar amount accrued for financial statement reporting purposes for fiscal year 2007 under Financial Accounting Standards Board Statement of Financial Accounting Standard No. 123 (revised 2004), Share-Based Payment (SFAS 123(R)), with respect to the annual grant of deferred stock units earned during fiscal year 2007. Awards are granted on an annual basis at the end of each calendar year, and accordingly, the expense accrued for fiscal year 2007 relates to two quarters of the award that was granted on December 29, 2006, and two quarters of the award that was earned, but will not be granted until December 31, 2007. Refer to Note 16 to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended June 30, 2007, for a discussion of the relevant assumptions used in calculating the compensation expense and grant-date fair value pursuant to SFAS 123(R). As of June 30, 2007, the following directors had the following aggregate number of deferred stock units accumulated in their deferral accounts for all years of service as a director, from deferrals of cash compensation and annual awards of deferred stock units, including additional deferred stock units credited as a result of dividend equivalents earned with respect to the deferred stock units: Mr. Boggan, 14,954 units; Dr. Carmona, 0 units; Mr. Friedman, 18,397 units; Mr. Harad, 2,983 units; Mr. Matschullat, 41,389 units; Mr. Michael, 3,801 units; Mr. Mueller, 0 units; Ms. Murley 5,630, units; Mr. Scott, 0 units; Mr. Shannon, 7,338 units; Ms. Thomas-Graham, 2,662 units; Ms. Ticknor, 5,779 units.

(3)	The amount reported reflects the dollar amount recognized for financial statement reporting purposes for fiscal year 2007 under SFAS 123(R), rather than an amount paid to or realized by the director, for outstanding stock options held by the director that were granted in prior years. No stock options were awarded to directors in fiscal year 2007, and the award of stock options as an element of director compensation was discontinued in October 2006. Prior to October 2006, each new non-employee director received a one-time grant of 8,000 options upon joining the board of directors, which award vested in two equal installments over a two-year period. The Company’s prior policy of making annual grants to non-employee directors of stock options that vested over a two-year period was discontinued in 2004. Assumptions used in the calculation of the compensation costs are included in Note 16 of the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2007. As of June 30, 2007, the following directors had the following aggregate number of outstanding stock options: Mr. Boggan, 16,000 options; Dr. Carmona, 0 options; Mr. Friedman, 24,000 options; Mr. Harad, 8,000 options; Mr. Matschullat, 20,000 options; Mr. Michael, 6,000 options; Mr. Mueller, 0 options; Ms. Murley, 16,000 options; Mr. Scott, 14,000 options; Mr. Shannon, 16,000 options; Ms. Thomas-Graham, 8,000 options; Ms. Ticknor, 8,000 options.

(4)	Dr. Carmona joined the board on February 5, 2007.

(5)	Represents compensation amounts earned from October 3, 2006 through June 30, 2007. Mr. Matschullat served as the Company’s interim chairman and interim CEO from March 7, 2006 through October 2, 2006. During this period, Mr. Matschullat was not a non-employee director and therefore did not receive any compensation for his services as a director.

(6)	Mr. Mueller joined the board on February 5, 2007.

(7)	Mr. Scott retired from the board on November 15, 2006.

Fees Earned or Paid in Cash

Cash compensation consists of annual cash retainer amounts and any special assignment fees. The following table lists the various retainers earned for board service and service as presiding director or a committee chair as of October 1, 2006:

Annual director retainer	$75,000
Presiding director retainer	25,000
Committee chair retainers:
Nominating and Governance Committee (1)	10,000
Finance Committee (1)	10,000
Audit Committee (2)	20,000
Management Development and Compensation Committee (2)	20,000

(1)	Increased from $5,000 to $10,000 effective October 1, 2006. Amounts paid during fiscal year 2007 have been pro-rated to reflect this.

(2)	Increased from $15,000 to $20,000 effective October 1, 2006. Amounts paid during fiscal year 2007 have been pro-rated to reflect this.

Directors who serve as a board member, presiding director or committee chair for less than the full fiscal year receive pro-rated retainer amounts based on the number of days they served in such position during the fiscal year.

In addition to the retainer amounts, each non-employee director is entitled to receive a fee of $2,500 per day for any special assignment requested by the board of directors. In May 2006, following the health-related retirement of Gerald E. Johnston from his positions as chairman and CEO, the board of directors formed a CEO Search Committee to conduct a search for a new chief executive officer. The CEO Search Committee consisted of directors Friedman, Harad, Matschullat (chair), Michael and Shannon. Members of the CEO Search Committee were compensated based on the rate of $2,500 per day, except Mr. Matschullat who was serving as the Company’s interim chairman and CEO and who received no fees for his service on the CEO Search Committee. Total fees received by CEO Search Committee members were as follows: Mr. Friedman, $12,500; Mr. Harad, $12,500; Mr. Matschullat, 0; Mr. Michael, $12,500; and Mr. Shannon, $15,000. The duties of the CEO Search Committee concluded in August 2006.

Under the Company’s Independent Directors’ Deferred Compensation Plan, a director may annually elect to receive all or a portion of his or her cash compensation in the form of cash, Common Stock, deferred cash or deferred stock units.

Payment in stock. Directors who elect to receive cash compensation amounts in the form of Common Stock are issued shares of Common Stock based on the fair market value of the Common Stock on the date on which the fees are scheduled to be paid.

Elective deferral program. For directors who elect deferred cash, the amount deferred is credited to an unfunded cash account that is credited with interest at an annual interest rate equal to Wells Fargo Bank, N.A.’s prime lending rate in effect on January 1 of each year. Upon termination of service as a director, the amounts credited to the director’s deferred cash account are paid out in five annual cash installments or in one lump sum cash payment, at the director’s election. For directors who elect deferred stock units, the amount deferred is credited to an unfunded account in the form of units equivalent to the fair market value of the Common Stock on the date on which the fees are scheduled to be paid. When dividends are declared, additional deferred stock units are allocated to the director’s deferred stock unit account in amounts equivalent to the dollar amount of Common Stock dividends paid by the Company divided by the fair market value of the Common Stock on the date the dividends are paid. Upon termination of service as a director, the amounts credited to the deferred stock unit account, which include any elective deferrals and the annual deferred stock unit grants described below, are paid out in shares of Common Stock in five annual installments or in one lump sum, at the director’s election.

Stock Awards

In addition to the cash compensation amounts described above, each non-employee director also receives an annual grant of deferred stock units. Effective October 1, 2006, the value of the annual grant of deferred stock units was increased from $75,000 to $100,000. Awards are made as of the last business day in the calendar year and represent payment for services provided during such calendar year. Directors who serve as non-employee board members for less than the full calendar year receive pro-rated awards based on the number of full fiscal quarters they served as a non-employee board member during the calendar year. As noted above, deferred stock units accrue dividend equivalents and a director’s deferred stock unit account is paid out in Common Stock following the director’s termination of service in the manner described above.

Stock Ownership Guidelines for Directors

The board of directors believes that the alignment of directors’ interests with those of stockholders is strengthened when board members are also stockholders. The board of directors therefore requires that directors, within three years of being first elected, own Common Stock or deferred stock units having a market value of at least two times their annual cash retainer. This program is designed to ensure that directors acquire a meaningful and significant ownership interest in the Company during their tenure on the board of directors.

COMPARATIVE STOCK PERFORMANCE

The graph below compares the cumulative total stockholder return of the Common Stock for the last five fiscal years with the cumulative total return of the Standard & Poor’s 500 Stock Index and a composite index composed of the Standard & Poor’s Household Products Index and the Standard & Poor’s Housewares Index (referred to below as the Peer Group) for a five-year period ending June 30, 2007. The composite index is weighted based on market capitalization as of the end of each quarter during each of the last five years. The graph lines merely connect the prices on the dates indicated and do not reflect fluctuations between those dates.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
Among The Clorox Company, The S&P 500 Index
And A Peer Group

* $100 invested on 6/30/02 in stock or index-including reinvestment of dividends. Fiscal year ending June 30.

Copyright © 2007, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved. www.researchdatagroup.com/S&P.htm

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 and SEC regulations require the Company’s directors, certain officers and greater than 10% stockholders to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC. The Company undertakes to file such forms on behalf of the reporting directors or officers pursuant to a power of attorney given to certain attorneys-in-fact. The reporting directors, officers and 10% stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on its review of copies of such reports received or written representations from its directors and officers, the Company believes that all Section 16(a) filing requirements applicable to its directors and officers were complied with during fiscal year 2007, except as set forth below.

A recent review of filings showed that Mr. Michael received 143 shares of Common Stock in lieu of quarterly director’s fees in March 2002, which transaction was not timely reported on a Form 4 and was subsequently reported on a Form 5 in August 2007.

PROPOSAL NO. 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the board of directors has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2008. Ernst & Young LLP has been so engaged since February 15, 2003.

Vote Required and Board of Directors’ Recommendation

Ratification of the selection of Ernst & Young LLP by stockholders is not required by law. However, as a matter of policy, such selection is being submitted to the stockholders for ratification at the Annual Meeting (and it is the present intention of the board of directors to continue this policy). The Audit Committee and the board of directors recommend the adoption of the following resolution, which will be presented at the Annual Meeting:

RESOLVED, that the stockholders of The Clorox Company hereby ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2008.

The people designated in the enclosed proxy will vote your shares FOR ratification unless you include instructions to the contrary. If the stockholders fail to ratify the selection of this firm, the board of directors will reconsider the matter. The affirmative vote of a majority of the shares of Common Stock represented and entitled to vote at the Annual Meeting is required to ratify the selection of Ernst & Young LLP.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement should they desire to do so.

OTHER INFORMATION

Financial Statements and Form 10-K

The following portions of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007 are attached as Appendix A to this proxy statement: Management’s Discussion and Analysis of Financial Condition and Results of Operations, Consolidated Financial Statements, Management’s Report on Internal Control over Financial Reporting and Reports of Independent Registered Public Accounting Firm, Valuation and Qualifying Accounts and Reserves and Return on Invested Capital (reconciliation schedule). The Company’s Form 10-K has been filed with the Securities and Exchange Commission, 100 F Street, N.E., Washington, D.C. 20549 and a copy may be obtained, without charge, by calling Clorox Shareholder Direct at 888-CLX-NYSE (259-6973) toll-free, 24 hours a day, seven days a week or by writing to the Secretary at the address shown on the top of the notice accompanying this proxy statement.

Director Communications

Stockholders and interested parties may direct communications to individual directors, including the presiding director, to a board committee, the independent directors as a group or to the board of directors as a whole, by addressing the communication to the named individual, to the committee, the independent directors as a group or to the board of directors as a whole c/o The Clorox Company, Attention: Secretary; 1221 Broadway; Oakland, CA 94612-1888. The Secretary will forward to the independent directors any communications directed to the independent directors as a group and will review all communications so addressed and will relay to the addressee(s) all communications determined to bear substantively on the business, management or governance of the Company.

SOLICITATION OF PROXIES

The Company will bear the entire cost of this solicitation of proxies, including the preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional solicitation material furnished to stockholders by the Company. Copies of solicitation material will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation material to such beneficial owners and the corresponding forwarding expenses will be reimbursed by the Company. The original solicitation of proxies by mail may be supplemented by solicitation by telephone and other means by directors, officers, and/or employees of the Company. No additional compensation will be paid to these individuals for any such services. Except as described above, the Company does not presently intend to solicit proxies other than by mail, telephone and via the Internet.

STOCKHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

In the event that a stockholder wishes to have a proposal considered for presentation at the 2008 Annual Meeting and included in the Company’s proxy statement and form of proxy used in connection with such meeting, the proposal must be forwarded to the Company’s Secretary so that it is received no later than June 6, 2008. Any such proposal must comply with the requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended.

Under the Company’s Bylaws, if a stockholder, rather than including a proposal in the proxy statement as discussed above, seeks to propose business for consideration at that meeting, notice must be received by the Secretary at the principal executive offices of the Company not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s Annual Meeting. To be timely for the 2008 Annual Meeting, the notice must be received by the Secretary between July 16, 2008 and August 15, 2008. However, in the event that the date of the annual meeting is advanced by more than 30 days, or delayed by more than 30 days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

By Order of the Board of Directors

Angela C. Hilt
Vice President – Corporate Secretary
& Assistant General Counsel

October 5, 2007

Appendix A

Management’s Discussion and Analysis of Financial Condition and Results of Operations,
Consolidated Financial Statements, Management’s Report on Internal Control over Financial Reporting and Reports of Independent Registered Public Accounting Firm

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

The Clorox Company
(Dollars in millions, except per share amounts)

Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A) is designed to provide a reader of the Company’s financial statements with a narrative from the perspective of management on the Company’s financial condition, results of operations, liquidity and certain other factors that may affect future results. The MD&A should be read in conjunction with the Consolidated Financial Statements and related Notes included in Item 8, Financial Statements and Supplementary Data, of this Annual Report on Form 10-K. This MD&A includes the following sections:

•	Executive Overview

•	Results of Worldwide Operations

•	Financial Position and Liquidity

•	Contingencies

•	Quantitative and Qualitative Disclosure about Market Risk

•	New Accounting Pronouncements

•	Critical Accounting Policies and Estimates

EXECUTIVE OVERVIEW

The Clorox Company (the Company or Clorox) is a leading manufacturer and marketer of consumer products with fiscal year 2007 revenues of $4,847. The Company is principally engaged in the production, marketing and sales of consumer products through mass merchandisers, grocery stores and other retail outlets. Clorox markets some of consumers’ most trusted and recognized brand names, including its namesake bleach and cleaning products, Armor All® and STP® auto-care products, Fresh Step® and Scoop Away® cat litters, Kingsford® charcoal briquets, Hidden Valley® and KC Masterpiece® dressings and sauces, Brita® water-filtration systems, and Glad® bags, wraps and containers. In addition, the Company has a number of leading brands in international markets, including those sold under the Poett®, Mistolin® and Ayudín® brand names. With approximately 7,800 employees worldwide, the Company manufactures products in more than 20 countries and markets them in more than 100 countries.

As of June 30, 2007, the Company operated through three reportable segments: the Household Group — North America, Specialty Group and International. The Household Group — North America segment includes U.S. laundry, cleaning, water-filtration, auto-care and professional products and all products marketed in Canada. The Specialty Group segment includes the plastic bags, wraps and containers business, charcoal, cat litter and food products marketed in the United States. The International segment includes operations outside the United States and Canada.

Strategic Initiatives

In May 2007, Clorox announced its Centennial Strategy. A key driver of the strategy is to accelerate sales by growing existing brands, expanding into adjacent product categories, entering new sales channels, increasing penetration within existing countries and pursuing new businesses in growing markets where the Company can sustain a competitive advantage. The strategy includes annual financial targets of 3-5% sales growth, and growth in the earnings before interest and taxes (EBIT) margin by 50-75 basis points. By achieving these financial goals, the

Company believes it can realize double-digit economic profit growth and average free cash flow of 10% of sales, or more. To achieve these financial objectives, the Company plans to leverage its previous strategy and its capabilities in the areas of the consumer, the customer and cost management to drive demand creation and to strengthen consumer lifetime loyalty through what the Company calls its 3D’s: Desire, Decide, and Delight.

Desire is about integrated pre-purchase communications that increase consumers’ awareness about how the Company’s brands meet their needs;

Decide is about winning at the store shelf, through superior packaging and execution of product assortment, merchandising, pricing and shelving; and

Delight is about continuing to offer high-quality, consumer-preferred products that exceed their expectations, so the consumers will keep coming back to the Company’s brands.

Further, the Company will continue to relentlessly drive out waste through its initiatives to cut costs and enhance margins. The savings generated through these initiatives, along with the Company’s strong free cash flow and ability to raise capital, will enable the Company to drive higher profitable growth and shareholder returns.

Fiscal Year 2007 Summary

Financial Highlights

The Company reported net earnings of $501 and diluted net earnings per common share of $3.26, or a 12% increase, for the year ended June 30, 2007. This compares to net earnings of $444 and diluted net earnings per common share of $2.90 for the year ended June 30, 2006, which included charges associated with historical stock option expense (described more fully in “Results of Worldwide Operations” below). Results for the year ended June 30, 2007, were driven by volume and net sales growth across all of the Company’s operating segments, especially in its International and Specialty Group segments. However, the Company continues to face a challenging competitive environment and cost and inflationary pressures. The Company is addressing these challenges through its Centennial Strategy which includes on-going cost savings programs, innovative product improvements and new products, and advertising and trade-promotional spending to support its brands.

Certain key fiscal year 2007 developments are summarized as follows:

•	The Company’s segments reported an overall 4% increase in net sales for the year ended June 30, 2007, primarily driven by price increases implemented in the prior fiscal year and volume growth (see “Results of Worldwide Operations” below for more information).

•	In May 2007, the Company introduced its plan to drive long-term growth through its Centennial Strategy, which is described above.

•	Beginning in its fourth quarter of fiscal year 2007, the Company announced that its quarterly cash dividend will be increased by 29% to 40 cents per share from 31 cents per share.

•	In January 2007, the Company named Larry Peiros as executive vice president and chief operating officer — North America, Beth Springer as executive vice president — strategy and growth, and Frank Tataseo as executive vice president — functional operations.

•	In December 2006, the Company entered into a definitive agreement to purchase bleach businesses in Canada and certain countries in Latin America. The Company acquired the bleach business in Canada on December 29, 2006, and the bleach businesses in Ecuador, Dominican Republic, Venezuela and Uruguay on February 28, 2007.

•	In October 2006, as part of its continuing efforts to cut costs and enhance margins, the Company entered into an Information Technology Services (ITS) Agreement with Hewlett-Packard (HP), a third-party service provider, effective in March 2007. In conjunction with implementing the ITS Agreement, the Company restructured certain Information Services (IS) activities.

•	Donald R. Knauss was named chairman and chief executive officer (CEO), effective October 2006. He succeeded Robert W. Matschullat, who served as the Company’s interim chairman and interim CEO.

RESULTS OF WORLDWIDE OPERATIONS

Management’s discussion and analysis of the results of worldwide operations, unless otherwise noted, compares fiscal year 2007 to fiscal year 2006, and fiscal year 2006 to fiscal year 2005, using percent changes calculated on a rounded basis, except as noted. In certain instances, parenthetical references are made to relevant sections of the Notes to Consolidated Financial Statements to direct the reader to a further detailed discussion. In addition, the discussion of results of worldwide operations includes several measures not defined by accounting principles generally accepted in the United States of America (non-GAAP measures), including return on invested capital and free cash flow as a percentage of net sales. Management believes these measures provide investors with additional information about the underlying results and trends of the Company. Information about these non-GAAP measures is set forth in the paragraphs where they are discussed.

Consolidated Results

financial performance measures

				% Change
				2007	2006
				to	to
	2007	2006	2005	2006	2005

Net sales	$4,847	$4,644	$4,388	4%	6%
Gross profit margin	43.1%	42.2%	43.2%
Diluted net earnings per common share from continuing operations	$3.23	$2.89	$2.88	12	—
Return on invested capital	14.7%	13.3%	13.9%
Free cash flow as a % of net sales	11.6%	7.4%	14.0%

Net sales in fiscal year 2007 increased 4% compared to the prior period. Volume grew 2%, primarily due to increased shipments of home-care products, cat litter and the recently acquired bleach businesses in Canada and Latin America. Contributing to the volume growth in fiscal year 2007 were increased shipments of Fresh Step® scoopable cat litter with odor eliminating carbon, Clorox® disinfecting wipes, the launch of Clorox® disinfecting cleaner and Clorox® toilet-bowl cleaner, behind a product improvement. These were partially offset by lower shipments of Clorox 2® color-safe bleach primarily due to the impact of aggressive competitive activity, and Glad® products which were impacted by higher pricing, and aggressive competitive activity in the trash bags category. Sales growth outpaced volume growth, primarily due to the impact of price increases, partially offset by increased trade-promotion spending.

Net sales in fiscal year 2006 increased 6% compared to the prior period. Volume increased 1% as price increases impacted shipments, as anticipated. Sales growth outpaced volume growth primarily due to price increases and trade spending efficiencies. Contributing to the volume growth in fiscal year 2006 was the introduction of several new products and product improvements, including Clorox® Anywhere Hard Surfacetm daily sanitizing spray, Liquid-Plumr® Power Jettm instant clog remover, Kingsford® charcoal with Sure Fire Groovestm and Fresh Step® cat litter with odor-eliminating carbon. Also driving overall volume growth were strong shipments of home-care products within Latin America.

Gross profit increased 7% in fiscal year 2007, and increased as a percentage of net sales to 43.1% in fiscal year 2007 from 42.2% in fiscal year 2006. The increase was primarily due to the benefit of cost savings and price increases. These factors were partially offset by increased commodity costs, higher manufacturing and logistics costs and increased trade-promotion spending.

Gross profit increased 3% in fiscal year 2006, and decreased as a percentage of net sales to 42.2% in fiscal year 2006 from 43.2% in fiscal year 2005. This decline as a percentage of net sales was primarily due to significantly higher energy-related commodity, manufacturing and transportation costs, partially offset by pricing actions and cost savings.

Diluted net earnings per common share from continuing operations increased by $0.34 or 12% in fiscal year 2007. The increase was due to higher earnings from continuing operations driven by higher sales and cost savings.

Also contributing to the increase were after-tax charges in the prior year of $16, or 11 cents diluted EPS, associated with non-cash historical stock option compensation expense and $7, or 5 cents diluted EPS, related to the retirement of the former chairman and CEO from his positions.

Diluted net earnings per common share from continuing operations increased by $0.01 in fiscal year 2006. This reflected a decrease in common shares outstanding during fiscal year 2006 due to the share exchange of 61.4 million shares previously held by Henkel KGaA (Henkel) in November 2004 (refer to the “Earnings from Discontinued Operations” section for further discussion). Results for the fourth quarter and fiscal year included a cumulative after-tax charge of $16 resulting from non-cash charges associated with historical stock option compensation expense relating to prior periods dating back to the third quarter of fiscal 1996. The after-tax charge reduced reported fourth-quarter and full-year diluted EPS by 11 cents. Lower earnings from continuing operations was primarily due to significantly higher commodity costs, the correction for historical stock option accounting, costs associated with the retirement of the former chairman and CEO from his positions and incremental costs related to accounting for equity compensation under Statement of Financial Accounting Standards (SFAS) No. 123-R, Share-Based Payment, substantially offset by pricing actions and cost savings.

Return on invested capital (ROIC) is a non-GAAP measure used by management to evaluate the efficiency of its capital spending as a performance metric for its long-term incentive programs (for a detailed reconciliation of ROIC, refer to Exhibit 99.3). ROIC is defined by the Company as adjusted operating profit after taxes, excluding certain costs and expenses, divided by average invested capital. Average invested capital includes total assets less current liabilities (excluding short-term debt) before cumulative historical goodwill amortization, asset impairment and restructuring charges. ROIC increased by approximately 140 basis points during fiscal year 2007 due to higher adjusted operating profit and relatively flat average invested capital. The higher adjusted operating profit was primarily due to higher earnings from continuing operations driven by higher sales and cost savings, and $36 of prior year pretax incremental costs related to historical stock option compensation expense and the retirement of the former chairman and CEO from his positions. ROIC decreased approximately 60 basis points to 13.3% during fiscal year 2006 due to lower adjusted operating profit and higher invested capital. Adjusted operating profit in fiscal year 2006 includes $36 of pretax incremental costs described above, which lowered ROIC by 60 basis points. Invested capital increased slightly due to an increase in other assets as a result of the Company recording a net pension asset at June 30, 2006, compared to a net pension liability at June 30, 2005, for its domestic plan.

Free cash flow is a non-GAAP measure used by the Company’s management to help assess funds available for investing activities such as acquisitions and financing activities including debt payments, dividend payments and share repurchases. Free cash flow is calculated as cash provided by operations less capital expenditures. Free cash flow does not represent cash available only for discretionary expenditures, since the Company has mandatory debt service requirements and other contractual and non-discretionary expenditures.

	2007	2006	2005

Cash provided by operations	$709	$522	$765
Less: capital expenditures	(147)	(180)	(151)

Free cash flow	$562	$342	$614

Free cash flow as a percentage of net sales increased to 11.6% in fiscal year 2007 from 7.4% in fiscal year 2006, primarily due to a $151 income tax settlement payment in fiscal year 2006, an increase in earnings from continuing operations and lower capital expenditures. Free cash flow, as a percentage of net sales, decreased to 7.4% in fiscal year 2006 from 14.0% in fiscal year 2005, primarily due to a decline in earnings from continuing operations, an incremental $57 tax payment pertaining to the fiscal year 2005 tax settlement and higher capital expenditures.

expenses

				% Change
				2007	2006
				to	to	% of Net Sales
	2007	2006	2005	2006	2005	2007	2006	2005

Selling and administrative expenses	$642	$631	$551	2%	15%	13.2%	13.6%	12.6%
Advertising costs	474	450	435	5	3	9.8	9.7	9.9
Research and development costs	108	99	88	9	13	2.2	2.1	2.0

Selling and administrative expenses increased 2% in fiscal year 2007 primarily due to transition fees related to the Company’s ITS Agreement (see “Restructuring and asset impairment costs” section below), higher sales commissions and the second year impact of adopting SFAS No. 123-R, and incremental costs to support the Company’s new strategy. These increases were partially offset by the fiscal year 2006 pretax charges of $25 associated with non-cash historical stock option compensation expense and $11 related to the retirement of the former chairman and CEO from his positions.

Selling and administrative expenses increased 15% in fiscal year 2006 partially due to a pretax cumulative charge of $25 resulting from non-cash charges associated with historical stock option compensation expense relating to prior periods dating back to the third quarter of fiscal 1996. Also contributing to the increase was additional pretax share-based compensation costs of $24 upon the adoption of SFAS No. 123-R, and a charge of $11 due to the retirement of the former chairman and CEO from his positions.

Advertising costs increased 5% in fiscal year 2007 as a result of higher spending behind continued advertising for Fresh Step® scoopable cat litter with odor eliminating carbon which was launched in the third quarter of fiscal year 2006, new product launches primarily in the home-care division, other marketing investment for established brands and growth initiatives in Canada and Latin America.

Advertising costs increased 3% in fiscal year 2006 as a result of higher spending for new product launches and increased marketing investment in established brands.

Research and development costs increased 9% in fiscal year 2007 as a result of increased headcount and investment in innovation.

Research and development costs increased 13% in fiscal year 2006 as a result of increased investment in innovation and higher compensation expense.

The following table summarizes restructuring and asset impairment costs, interest expense, other (income), net and income taxes on continuing operations:

	2007	2006	2005

Restructuring and asset impairment costs	$13	$1	$36
Interest expense	113	127	79
Other (income), net	(2)	(2)	(23)
Income taxes on continuing operations	247	210	212

Restructuring and asset impairment costs of $13 in fiscal year 2007 included $9 of restructuring costs associated with the ITS agreement as described below, which are included as part of the Company’s Corporate segment and $4 of asset impairment costs, which are included as part of the Specialty Group segment.

During fiscal year 2007, the Company entered into an ITS agreement and restructured certain IS activities. The Company incurred administrative expenses and restructuring costs of approximately $23 during its fiscal year ending June 30, 2007, primarily associated with transition and severance costs. In fiscal year 2007, transition costs of $14 were recorded in administrative expense and severance and other related costs of $9 were recorded as restructuring costs which are included as part of the Company’s Corporate segment. Total restructuring payments through June 30, 2007, were $9 and the total accrued restructuring liability as of June 30, 2007, was zero.

Restructuring and asset impairment costs of $36 in fiscal year 2005 included $26 for asset impairment and $6 for severance and other costs related to the second phase of the Glad® supply chain restructuring. This phase included closing a manufacturing facility and assigning remaining production to certain of the Company’s North America plants and third-party suppliers. The Company also recorded asset impairment charges and severance costs of $4 related to manufacturing operations in the International segment.

During the fourth quarter of fiscal year 2007 and the first quarter of fiscal year 2008, the Board of Directors approved initiatives to simplify the Company’s supply chain (Supply Chain restructuring) and terminate certain new venture investments in line with the Company’s Centennial Strategy. This Supply Chain restructuring involves closing certain domestic and international manufacturing facilities and redistributing production between the remaining facilities and third-party producers to optimize available capacity and reduce operating costs. As a result of this initiative, a number of positions will be eliminated. The Company anticipates this restructuring to be completed by fiscal year 2010. The total cost of implementing this Supply Chain restructuring is estimated to be between $32 and $39, of which $28 to $34 is expected to be incurred in fiscal year 2008. The projected annual savings at the completion of this restructuring is expected to be approximately $23 to $24. No significant charges were incurred during fiscal year 2007 (Note 3).

In addition, the Company expects to incur charges related to the write-down of certain new venture investments. The Company anticipates the initiative to be completed in fiscal year 2008 with total costs to be in the range of $21 to $24. During fiscal year 2008, the Company anticipates asset impairment costs of $18 to $21 in the Specialty Group segment. The remaining estimated asset impairment costs will be spread across the Household Group — North America and Corporate segments. No charges were incurred during fiscal year 2007.

Interest expense decreased $14 in fiscal year 2007, driven primarily by lower debt levels as a result of a decrease in average commercial paper borrowings and a $150 debt repayment in the third quarter of fiscal year 2007. These were partially offset by higher interest rates.

Interest expense increased $48 in fiscal year 2006, driven primarily by a full year of interest costs associated with the $1,650 in senior notes related to the Henkel share exchange and higher interest rates.

Other income (expense), net of $2 in fiscal year 2007 included interest income of $8 and equity earnings of $8. Partially offsetting this income were amortization of intangible assets of $5, foreign exchange losses of $4 and operating expenses from the Company’s investment in low-income housing partnerships of $4.

Other income, net of $2 in fiscal year 2006 included interest income of $10 and equity earnings of $7. Partially offsetting this income were operating expenses of $15 from the Company’s investment in low-income housing partnerships.

Other income, net of $23 in fiscal year 2005 included $25 related to the gain on the exchange and equity earnings from the Company’s investment in Henkel Iberica, S.A. (Henkel Iberica), which was transferred to Henkel as part of the share exchange (refer to the “Earnings from Discontinued Operations” section below for further discussion). In addition, the Company recorded an $11 foreign currency transaction gain in the fourth quarter of fiscal year 2005 (Note 18). Partially offsetting these gains were operating expenses of $16 from the Company’s investment in low-income housing partnerships (Note 18).

The effective tax rate on continuing operations was 33.2%, 32.1% and 29.1% in fiscal years 2007, 2006 and 2005, respectively. The fiscal year 2007 tax rate was higher than in fiscal year 2006 primarily due to tax benefits recognized on foreign earnings repatriated in fiscal year 2006, offset partially by lower net tax-contingency accruals in fiscal year 2007, primarily as a result of the settlement of federal tax issues for the fiscal years 1997 to 2000.

The fiscal year 2006 tax rate was higher than the fiscal year 2005 tax rate primarily due to the fiscal year 2005 release of tax accruals related to a tax settlement with the IRS and the nontaxable gain on the fiscal year 2005 exchange in the equity investment in Henkel Iberica. These two items were partially offset by fiscal year 2006 releases of tax accruals for state and federal taxes as well as higher fiscal year 2005 tax accruals on earnings repatriated in fiscal year 2006 under the American Jobs Creation Act (AJCA).

In June 2006, the Financial Accounting Standards Board (FASB) issued Interpretation No. (FIN) 48, Accounting for Uncertainty in Income Taxes — an Interpretation of Financial Accounting Standards Board Statement No. 109. For additional information, refer to the information set forth under the caption “New Accounting Pronouncements” below.

earnings from discontinued operations

	2007	2006	2005

Gain on exchange	$—	$—	$550
Earnings from exchanged businesses	—	1	37
Reversal of deferred taxes from exchanged businesses	—	—	6
Income tax benefit (expense) on discontinued operations	5	—	(14)

Total earnings from discontinued operations	$5	$1	$579

Diluted earnings per share from discontinued operations	$0.03	$0.01	$3.23

On November 22, 2004, the Company completed the exchange of its ownership interest in a subsidiary for Henkel’s interest in Clorox common stock. Prior to the completion of the exchange, Henkel owned approximately 61.4 million shares, or about 29%, of the Company’s outstanding common stock. The parties agreed that the Company would provide exchange value equal to $46.25 per share of Company stock being acquired in the exchange. The subsidiary transferred to Henkel contained Clorox’s existing insecticides and Soft Scrub® cleanser businesses, its 20% interest in the Henkel Iberica joint venture, and $2,095 in cash. The fair value of the businesses was determined through arm’s-length negotiations supported by traditional valuation methodologies that included discounted cash flow calculations and sales and earnings multiples.

The gain on exchange, earnings from exchanged businesses and reversal of deferred taxes were related to the Company’s transaction with Henkel.

Diluted earnings per share from discontinued operations in fiscal year 2007 was due to an income tax benefit of $5 related to the sale of certain assets remaining from the Company’s discontinued operations in Brazil (Note 2). Diluted earnings per share from discontinued operations decreased in fiscal year 2006 primarily due to the end of interim production of insecticides and Soft Scrub® following the Henkel share exchange.

Segment Results

household group — north america

				% Change
				2007	2006
				to	to
	2007	2006	2005	2006	2005

Net sales	$2,140	$2,113	$2,013	1%	5%
Earnings from continuing operations before income taxes	671	671	629	—	7

Fiscal year 2007 versus fiscal year 2006:  Volume and net sales increased 1% while earnings from continuing operations before income taxes remained flat during fiscal year 2007. The volume growth was driven primarily by the recently acquired bleach business in Canada and increased shipments of home-care products, partially offset by lower shipments of certain laundry-care products. Net sales increased due to volume growth and the impact of price increases, partially offset by higher trade-promotion spending in response to aggressive competitive activity, and product mix. Earnings from continuing operations before income taxes remained flat as higher net sales and the benefits of cost savings were offset by increased commodity costs and logistics costs.

Shipments of laundry and home-care products remained flat during fiscal year 2007. Strong shipments of Clorox® disinfecting wipes, the launch of Clorox® disinfecting cleaner and increased shipments of Clorox® toilet-bowl cleaner were offset by lower shipments of Clorox 2® color-safe bleach primarily due to the impact of competitive activity.

Shipments in Canada increased 11% during fiscal year 2007 primarily as the result of the recently acquired bleach business.

Shipments of Brita® U.S. and automotive-care products decreased 4% and 2%, respectively, primarily due to the impact of increased pricing on consumption, as anticipated.

Fiscal year 2006 versus fiscal year 2005:  Net sales and earnings from continuing operations before income taxes increased while volume declined 1% during fiscal year 2006. The volume decline was driven primarily by the impact of price increases, as anticipated. The variance between net sales and volume was driven by the impact of higher pricing and trade-promotion spending efficiencies. The increase in earnings from continuing operations before income taxes is primarily due to the benefits of cost savings and higher net sales, partially offset by significantly higher costs for raw materials, manufacturing, and transportation and other energy-related costs.

Shipments of laundry and home-care products remained flat during fiscal year 2006, primarily due to strong shipments of home-care products, including Clorox® disinfecting wipes and Pine-Sol® cleaner. These increases were offset by lower shipments of laundry-care products due to the impact of price increases on consumption and lower trade-promotion spending.

Shipments of Brita® U.S. products decreased by 7% during fiscal year 2006 primarily due to the impact of increased pricing on consumption.

Shipments of automotive-care products decreased 5% during fiscal year 2006 primarily due to the impact of higher pricing on consumption and decreased market demand in Armor All® gels, partially offset by increased shipments of STP® products.

specialty group

				% Change
				2007	2006
				to	to
	2007	2006	2005	2006	2005

Net sales	$1,990	$1,892	$1,788	5%	6%
Earnings from continuing operations before income taxes	534	460	435	16	6

Fiscal year 2007 versus fiscal year 2006:  Volume, net sales and earnings from continuing operations before income taxes increased during fiscal year 2007. Volume growth of 1% was driven primarily by increased shipments of cat litter due to a product improvement. Net sales growth outpaced volume growth primarily due to the impact of price increases, as anticipated, partially offset by increased trade-promotion spending in response to competitive activity. Growth in earnings from continuing operations before income taxes was primarily driven by increased net sales and the benefits from cost savings, partially offset by higher commodity costs, increased advertising and manufacturing and logistics costs.

Shipments of Glad® products decreased 1% during fiscal year 2007. This decrease was primarily driven by the impact of higher pricing, as anticipated, and aggressive competitive activity in the trash bags category, partially offset by GladWare® Containers with Interlocking lids which was launched in the third quarter of fiscal year 2006.

Shipments of food products remained flat during fiscal year 2007. Lower shipments of KC Masterpiece® sauces, primarily driven by competitive activity, were offset by increased shipments of Hidden Valley® salad dressing.

Shipments of cat litter increased 8% during fiscal year 2007. This increase was primarily driven by Fresh Step® scoopable cat litter, behind a significant product improvement and increased advertising.

Shipments of Kingsford® charcoal products decreased 1% during fiscal year 2007. This decrease was primarily driven by the impact of higher pricing, as anticipated.

Fiscal year 2006 versus fiscal year 2005:  Net sales and earnings from continuing operations before income taxes increased while volume remained flat during fiscal year 2006. Flat volume growth was driven primarily by increased shipments of new Kingsford® and cat litter product improvements offset by decreased shipments of Glad® and food products due to price increases, as anticipated. The variance between net sales and volume was primarily due to the impact of price increases, as anticipated, and trade-promotion spending efficiencies in fiscal year 2006. Growth in earnings from continuing operations before income taxes was primarily driven by increased net sales, cost savings and a favorable comparison to the year-ago period when the Company recorded restructuring and asset impairment charges related to the Glad® product supply chain. These factors were partially offset by significantly higher raw material, manufacturing, transportation and energy-related costs in fiscal year 2006.

Shipments of Glad® products decreased 3% during fiscal year 2006. This decrease was primarily driven by the impact of higher pricing, as anticipated, and lower shipments of Glad® Press n’ Seal® wrap as a result of softer consumption trends, partially offset by a slight increase in Glad® trash bag shipments.

Shipments of food products decreased 1% during fiscal year 2006. This decrease was primarily driven by lower shipments of KC Masterpiece® sauces driven by competitive activity, partially offset by increased shipments of Hidden Valley® salad dressing.

Shipments of cat litter increased 5% during fiscal year 2006. This gain was primarily driven by significantly increased shipments of Scoop Away® and Fresh Step® cat litter driven by category and distribution growth, increased advertising and the launch of scoopable litter with odor-eliminating carbon in fiscal year 2006.

Shipments of Kingsford® charcoal products increased 1% during fiscal year 2006, driven primarily by the launch of charcoal briquets with Sure Fire Groovestm and increased advertising, partially offset by the impact of higher pricing, as anticipated.

international

				% Change
				2007	2006
				to	to
	2007	2006	2005	2006	2005

Net sales	$717	$639	$587	12%	9%
Earnings from continuing operations before income taxes	141	129	123	9	5

Fiscal year 2007 versus fiscal year 2006:  Volume, net sales and earnings from continuing operations before income taxes increased during fiscal year 2007. Volume growth of 9% was driven by increased shipments of home-care products in Latin America, primarily due to market and category growth and the recently acquired bleach businesses in certain Latin American countries. The variance between net sales and volume growth was primarily driven by pricing and favorable foreign exchange rates. Growth in earnings from continuing operations before income taxes reflects the benefit of higher net sales and costs savings, partially offset by the impact of increased selling and administrative costs and higher raw material costs.

Fiscal year 2006 versus fiscal year 2005:  Volume, net sales and earnings from continuing operations before income taxes increased during fiscal year 2006. Volume growth of 6% was driven by increased shipments of home-care products in Latin America due to market and category growth, partially offset by lower volume in Australia, in part, resulting from the discontinuation of a low-margin product line in early fiscal year 2006. The variance between net sales and volume growth was primarily due to the impact of price increases, as anticipated. Growth in earnings from continuing operations before income taxes reflects the benefit of higher net sales and costs savings partially offset by the impact of significantly higher raw material and transportation costs.

corporate, interest and other

				% Change
				2007	2006
				to	to
	2007	2006	2005	2006	2005

Losses from continuing operations before income taxes	$(603)	$(607)	$(458)	(1)%	33%

Fiscal year 2007 versus fiscal year 2006:  The losses from continuing operations before income taxes attributable to Corporate, Interest and Other decreased by $4, or 1%, in fiscal year 2007, primarily due to pretax charges in the prior year of $25 associated with non-cash historical stock option compensation expense and $11 related to the retirement of the former chairman and CEO from his positions. Also contributing to the decrease were lower interest costs, due to a $150 debt repayment in the third quarter of fiscal year 2007 and lower commercial paper borrowings due to strong operating cash flows, and operating expenses from low-income housing investments. These decreases were partially offset by costs related to the Company’s ITS Agreement, incremental costs to support the Company’s new strategy, increased foreign exchange losses and other smaller items.

Fiscal year 2006 versus fiscal year 2005:  The losses from continuing operations before income taxes attributable to Corporate, Interest and Other increased by $149, or 33%, in fiscal year 2006, primarily due to increased interest costs associated with the offering of $1,650 in senior notes and higher interest rates, additional share-based compensation costs recognized upon the adoption of SFAS No. 123-R, a pretax cumulative charge of $25 resulting from non-cash charges associated with historical stock option compensation expense relating to prior periods dating back to the third quarter of fiscal 1996, an $11 charge due to the retirement of former chairman and CEO from his positions and an unfavorable comparison in the year-ago period when the Company recognized a nonrecurring gain on the exchange of equity in Henkel Iberica.

FINANCIAL POSITION AND LIQUIDITY

Management’s discussion and analysis of the financial position and liquidity describes the Company’s consolidated operating, investing and financing activities, contractual obligations and off balance sheet arrangements. In certain instances, parenthetical references are made to relevant sections of the Notes to Consolidated Financial Statements to direct the reader to a further detailed discussion.

The Company’s financial position and liquidity remained strong during fiscal year 2007, due to the continued strength of operating cash flows. During fiscal year 2007, the Company remained disciplined in its capital spending and used strong cash flows to purchase bleach businesses in Canada and certain Latin American countries, pay down debt, increase dividends and continue share repurchases to offset the impact of share dilution related to share-based awards.

The following table summarizes cash activities:

	2007	2006	2005

Cash provided by continuing operations	$709	$514	$728
Cash used for investing by continuing operations	(268)	(161)	(154)
Cash used for financing by continuing operations	(456)	(462)	(552)

Operating Activities

Net cash provided by continuing operations increased to $709 in fiscal year 2007 from $514 in fiscal year 2006. The year-over-year increase was primarily due to a $151 income tax settlement payment, as described below, in the first quarter of fiscal year 2006.

Net cash provided by continuing operations decreased to $514 in fiscal year 2006 from $728 in fiscal year 2005. The year-over-year decrease was primarily due to increased working capital and the settlement of income tax matters as described below.

In April 2005, the Company reached a settlement agreement with the IRS which resulted in federal and state tax and interest payments of $151 in the first quarter of fiscal year 2006 and $94 in fiscal year 2005. During fiscal year 2006, the Company also repatriated approximately $265 of cash previously held in foreign entities. Of this amount, $111 represented dividends paid under the terms of the AJCA that the Company used for reinvestment in certain qualified activities.

Investing Activities

Capital expenditures were $147 in fiscal year 2007, $180 in fiscal year 2006, and $151 in fiscal year 2005. Capital spending as a percentage of net sales was 3.0%, 3.9%, and 3.4% for fiscal years 2007, 2006, and 2005, respectively. Capital expenditures are in line with the Company’s long-term target of 4% or less of net sales. Lower capital spending during fiscal year 2007 was driven primarily by lower spending on information technology projects compared to fiscal year 2006. Higher capital spending during fiscal year 2006 was driven in part by additional investment related to planned food and charcoal manufacturing capacity expansion.

The Company purchased bleach businesses in Canada, effective December 29, 2006, and in certain Latin American countries, effective February 28, 2007, for an aggregate price of $123, with the objective of expanding its global bleach business. The transactions were structured as all cash acquisitions and operating results of the acquired businesses are included in the consolidated net earnings of the Household Group — North America and International segments for the fiscal year ended June 30, 2007, from their respective dates of acquisition. During fiscal year 2007, the acquisition provided $31 in net sales.

Financing Activities

capital resources and liquidity

In March 2007, the Company paid off $150 of debt which became due. The payment was financed through operating cash flows. In December 2007, $500 of debt will become due and payable. The Company anticipates refinancing the debt repayment.

The Company continues to maintain strong credit ratings as of June 30, 2007 and 2006, as shown in the table below, and was in compliance with all restrictive covenants and limitations as of June 30, 2007 and 2006.

	Short-Term	Long-Term

Standard and Poor’s	A-2	A-
Moody’s	P-2	A3
Fitch	F-2	A-

In August 2007, Fitch and Standard & Poor’s revised the Company’s long-term credit rating to BBB+ after the Company announced its intent to repurchase shares in an aggregate amount of up to $750 based on the Company’s existing authorization (see “Share Repurchases and Dividend Payments” section below). The short-term credit rating remained unchanged. In addition, Moody’s indicated that it has put Clorox’s ratings under review for possible downgrade but also indicated it is unlikely that their ratings would be lowered by more than one notch as a result of this review.

The Company’s credit facilities as of June 30 were as follows:

	2007	2006

Revolving credit line	$1,300	$1,300
Foreign and other credit lines	95	49

Total	$1,395	$1,349

As of June 30, 2007, there were no borrowings under the $1,300 revolving credit agreement, which is available for general corporate purposes and to support additional commercial paper issuances. Of the $1,300 revolving credit agreement, $165 expires in December 2009, and the remainder expires in December 2010. In addition, at June 30, 2007, the Company had $95 foreign working capital credit lines and other facilities, of which $79 was available for borrowing.

Based on the Company’s working capital requirements, the current borrowing availability under its credit agreements, its strong credit ratings, and its expected ability to generate positive cash flows from operations in the future, the Company believes it will have the funds necessary to meet all of its financing requirements and other fixed obligations as they become due. Should the Company undertake transactions requiring funds in excess of its current cash levels and available credit lines, it might consider the issuance of debt or other securities to finance acquisitions, to repurchase shares, to refinance debt or to fund other activities for general business purposes.

share repurchases and dividend payments

The Company has two share repurchase programs: an open-market program, which had, as of June 30, 2007, a total authorization of $750, and a program to offset the impact of share dilution related to share-based awards (evergreen program), which has no authorization limit.

The open-market program was approved by the Company’s Board of Directors in May 2007, and it replaced the July 2002 and July 2003 share repurchase open-market programs.

No shares were repurchased under the open-market programs in fiscal years 2007 and 2006. Share repurchases under the evergreen program were $155 (2.4 million shares) in fiscal year 2007 and $135 (2.4 million shares) in fiscal year 2006.

On August 10, 2007, the Company entered into an accelerated share repurchase (ASR) program with two investment banks. Under the ASR program, the Company repurchased $750 of its shares of common stock from the investment banks for an initial per share amount of $59.59, subject to adjustment. The Company financed the purchase of its shares with cash and commercial paper. Final settlement of the ASR program is scheduled to take place by January 2008. The final number of shares the Company is repurchasing under the terms of the agreement and the timing of the final settlement will depend on prevailing market conditions, the final discounted volume weighted average share price over the term of the ASR program and any other customary adjustments. As part of the final settlement, the Company may receive additional shares from the investment banks or may be required to pay to the investment banks a price adjustment. The price adjustment may be made in common stock or cash, at the Company’s election. As this ASR occurred subsequent to June 30, 2007, it is not reflected in the accompanying Consolidated Financial Statements.

On May 24, 2007, the Company announced an increase in the quarterly dividend rate from $0.31 per share to $0.40 per share. Dividends paid in fiscal year 2007 were $183 or $1.20 per share.

contractual obligations

The Company had contractual obligations payable or maturing (excluding commercial paper borrowings, planned funding of pensions and other post-retirement benefits) in the following fiscal years:

At June 30, 2007	2008	2009	2010	2011	2012	Thereafter	Total

Operating leases	$26	$23	$21	$16	$14	$41	$141
ITS Agreement (service agreement only)(1)	38	38	35	35	35	43	224
Purchase obligations	215	59	20	12	9	1	316
Long-term debt maturities including interest payments(2)	585	71	646	347	29	661	2,339
Net terminal obligation pursuant to Venture Agreement	—	—	—	—	—	263	263
Other	2	1	—	1	—	—	4

Total contractual obligations	$866	$192	$722	$411	$87	$1,009	$3,287

(1)	In October 2006, the Company entered into an ITS Agreement with HP, a third-party service provider. Upon the terms and subject to the conditions set forth in the ITS Agreement, HP is providing certain information technology and related services as well as information technology equipment through an operating lease. The services and operating lease began in March 2007 and will continue through October 2013. The total minimum contractual obligations at June 30, 2007, are $241, of which $17 are included in operating leases. The minimum contractual obligations are based on an annual service fee that will be adjusted periodically based upon updates to services and equipment provided.

(2)	The interest rate in effect as of June 30, 2007, was used to estimate the future interest payments on the floating rate debt. Refer to Note 10 for terms of the Company’s long-term debt.

Purchase obligations are defined as purchase agreements that are enforceable and legally binding and that specify all significant terms, including quantity, price and the approximate timing of the transaction. These obligations are related primarily to short-term advertising and inventory purchases. For purchase obligations subject to variable price and/or quantity provisions, an estimate of the price and/or quantity has been made. Examples of the Company’s purchase obligations include firm commitments for raw material purchases and contract manufacturing services, utility agreements, capital-expenditure agreements, software acquisition and license commitments, and service contracts.

off balance sheet arrangements

In conjunction with divestitures and other transactions, the Company may provide indemnifications relating to the enforceability of trademarks, pre-existing legal, tax, environmental and employee liabilities, as well as provisions for product returns and other items. The Company has indemnification agreements in effect that specify a maximum possible indemnification exposure. The Company’s aggregate maximum exposure from these agreements is $291, which consists primarily of an indemnity of up to $250 made to Henkel in connection with the Share Exchange Agreement, subject to a minimum threshold of $12 before any payments would be made. The general representations and warranties made by the Company in connection with the Henkel Share Exchange Agreement were made to guarantee statements of fact at the time of the transaction closing and pertain to environmental, legal and other matters.

In addition to the indemnifications related to the general representations and warranties, the Company entered into an agreement with Henkel regarding certain tax matters. The Company made certain representations of fact as of the closing date of the exchange transaction and certain representations and warranties regarding future performance designed to preserve the tax-free status of the exchange transaction. In general, the Company agreed to be responsible for Henkel’s taxes on the transaction if the Company’s actions result in a breach of the representations and warranties in a manner that causes the share-exchange to fail to qualify for tax-free treatment. Henkel has agreed to similar obligations. The Company is unable to estimate the amount of maximum potential liability relating to the tax indemnification as the agreement does not specify a maximum amount, and the Company does not have the information that would be required to calculate this exposure. The Company does note, however, that the potential tax exposure, if any, could be very significant as the Company believes Henkel’s tax basis in the shares exchanged is low, and the value of the subsidiary stock transferred to Henkel in the exchange transaction was approximately $2,800. Although the agreement does not specify an indemnification term, any exposure under the agreement would be limited to taxes assessed prior to the expiration of the statute of limitations period for assessing taxes on the share exchange transaction.

The Company is a party to letters of credit of $24, primarily related to one of its insurance carriers.

The Company has not recorded any liabilities on any of the aforementioned guarantees at June 30, 2007.

CONTINGENCIES

The Company is involved in certain environmental matters, including Superfund and other response actions at various locations. The Company has a recorded liability of $23 and $27 at June 30, 2007 and 2006, respectively, for its share of the related aggregate future remediation cost. One matter in Dickinson County, Michigan, for which the Company is jointly and severally liable, accounts for a substantial majority of the recorded liability at both June 30, 2007 and 2006. The Company is subject to a cost-sharing arrangement with another party for this matter, under which the Company has agreed to be liable for 24.3% of the aggregate remediation and associated costs, other than legal fees, as the Company and the other party are each responsible for their own such fees. The other party in this matter reported a substantial net loss for calendar year 2006. If the other party with whom Clorox shares joint and several liability is unable to pay its share of the response and remediation obligations, Clorox would likely be responsible for such obligations. In October 2004, the Company and the other party agreed to a consent judgment with the Michigan Department of Environmental Quality, which sets forth certain remediation goals and monitoring activities. Based on the current status of this matter, and with the assistance of environmental consultants, the Company maintains an undiscounted liability representing its best estimate of its share of costs associated with the capital expenditures, maintenance and other costs to be incurred over an estimated 30-year remediation period. The most significant components of the liability relate to the estimated costs associated with the remediation of groundwater contamination and excess levels of subterranean methane deposits. Currently, the Company cannot accurately predict the timing of the payments that will likely be made under this estimated obligation. In addition, the Company’s estimated loss exposure is sensitive to a variety of uncertain factors, including the efficacy of remediation efforts, changes in remediation requirements and the timing, varying costs and alternative clean-up technologies that may become available in the future. Although it is possible that the Company’s exposure may exceed the amount recorded, any amount of such additional exposures, or range of exposures, is not estimable at this time.

On August 4, 2006, a derivative action purportedly on behalf of the Company was filed in the Superior Court of California, Alameda County, against certain current and former directors and officers of the Company. Specifically, the plaintiff alleges, among other things, breach of fiduciary duties and waste of corporate assets. These allegations relate to the non-cash compensation expense the Company recorded during the fourth quarter of fiscal year 2006, following a review of its stock option practices. The complaint demands, among other forms of relief, judgment in the form of monetary damages sustained by the Company as a result of such practices. On September 1, 2006, the Company filed a motion to dismiss the case. On November 3, 2006, the plaintiff filed an amended complaint naming additional defendants and asserting additional claims including allegations of violations of Section 16(b) of the Securities Exchange Act of 1934. On December 1, 2006, the Company removed the case to the United States District Court for the Northern District of California. On December 22, 2006, the Company filed a motion to dismiss the amended complaint. On April 27, 2007, the parties entered into a stipulation whereby they agreed, subject to court approval, that the amended complaint will be dismissed and that the plaintiff will have until May 30, 2007, to demand that the Board of Directors pursue the claims in the amended complaint on behalf of the Company. The plaintiff has sent the Board a demand letter and the Board is currently reviewing this matter. The plaintiff will have 30 days from the date of the Board’s response to this demand letter in which to file a second amended complaint challenging the Board’s decision.

While there can be no assurance as to the ultimate disposition of this action, the Company does not believe that its resolution will have a material adverse effect on its financial position, results of operations or cash flow. Since the Company believes that the likelihood of sustaining a material loss is remote, the Company has not accrued a liability at June 30, 2007.

The Company is also subject to various other lawsuits and claims relating to issues such as contract disputes, product liability, patents and trademarks, advertising, employee and other matters. Although the results of claims and litigation cannot be predicted with certainty, it is the opinion of management that the ultimate disposition of these matters, to the extent not previously provided for, will not have a material adverse effect, individually or in the aggregate, on the Company’s consolidated financial statements taken as a whole.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

As a multinational company, the Company is exposed to the impact of foreign currency fluctuations, changes in commodity prices, interest-rate risk and other types of market risk. In the normal course of business, the Company manages its exposure to market risk using contractual agreements and a variety of derivative instruments. The Company’s objective in managing its exposure to market risk is to limit the impact of fluctuations on earnings and cash flow through the use of swaps, forward purchases, options and futures contracts. Derivative contracts are entered into for nontrading purposes with major credit-worthy institutions, thereby decreasing the risk of credit loss.

Sensitivity Analysis

For fiscal year 2007, the Company’s exposure to market risk was estimated using sensitivity analyses, which illustrates the change in the fair value of a derivative financial instrument assuming hypothetical changes in foreign exchange rates, market rates or prices. The results of the sensitivity analyses for foreign-currency derivative contracts and commodity derivative contracts are summarized below. Actual changes in foreign-exchange rates or market prices may differ from the hypothetical changes, and any changes in the fair value of the contracts, real or hypothetical, would be partly offset by an inverse change in the value of the underlying hedged items.

The Company periodically assesses and takes action to mitigate its exposure to interest-rate risk, and as of June 30, 2007, the Company had no outstanding interest-rate contracts.

Foreign Currency Derivative Contracts

The Company seeks to minimize the impact of certain foreign-currency fluctuations by hedging transactional exposures with foreign-currency forward and option contracts. The Company’s foreign-currency transactional exposures pertaining to derivative contracts exist primarily with the Canadian and Australian Dollar, and certain other currencies. Based on a hypothetical decrease (or increase) of 10% in the value of the U.S. Dollar against the currencies for which the Company has derivative instruments at June 30, 2007, the Company would incur foreign-currency derivative losses (or gains) of $4.

Commodity Derivative Contracts

The Company is exposed to changes in the price of commodities used as raw materials in the manufacturing of its products. These commodities include, among others, chlor-alkali, linerboard, diesel, solvent, jet fuel, soybean oil and corn. The Company uses various strategies to manage cost exposures on certain raw material purchases with the objective of obtaining more predictable costs for these commodities, including long-term commodity purchase contracts and commodity derivative contracts. Based on a hypothetical decrease (or increase) of 10% in commodity prices, the estimated fair value of the Company’s commodity derivative contracts would decrease (or increase) by $7, resulting in decreases (or increases) to accumulated other comprehensive income and net earnings or losses of $7 for fiscal year 2007.

The Company uses different methodologies, when necessary, to estimate the fair value of its derivative contracts. The estimated fair values of the majority of the Company’s contracts are based on quoted market prices, traded exchange market prices, or broker price quotations, and represent the estimated amounts that the Company would pay or receive to terminate the contracts.

NEW ACCOUNTING PRONOUNCEMENTS

In June 2006, the FASB issued FIN 48. This interpretation prescribes a consistent recognition threshold and measurement standard, as well as clear criteria for subsequently recognizing, derecognizing, classifying and measuring tax positions for financial statement purposes. The interpretation also requires expanded disclosure with respect to uncertainties as they relate to income tax accounting. FIN 48 will be adopted by the Company at the beginning of its fiscal year ending June 30, 2008, as required. The cumulative effect of the interpretation will be reflected as an adjustment to beginning retained earnings upon adoption. While the Company is still assessing the impact of FIN 48 on its consolidated financial statements, it currently estimates that the cumulative effect of the adoption of FIN 48 may be a decrease to shareholders’ equity of between $8 and $10 and a reclassification of between $45 and $55 from working capital accounts to long-term liabilities. The estimated impact is subject to revision as the Company completes its analysis.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. This statement defines fair value, establishes a framework for measuring fair value in accordance with accounting principles generally accepted in the United States of America and expands disclosures about fair value measurements. This statement will be adopted by the Company beginning in its fiscal year ending June 30, 2009, as required. The Company is currently evaluating the impact of SFAS No. 157 on its consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, Including an Amendment of FASB Statement No. 115. SFAS No. 159 provides the option to measure, at fair value, eligible financial instrument items using fair value, which are not otherwise required to be measured at fair value. The irrevocable decision to measure items at fair value is made at specified election dates on an instrument-by-instrument basis. Changes in that instrument’s fair value must be recognized in current earnings in subsequent reporting periods. If elected, the first measurement to fair value is reported as a cumulative-effect adjustment to the opening balance of retained earning in the year of adoption. The Company is currently evaluating the impact of the adoption of SFAS No. 159 on its consolidated financial statements, if it elects to measure eligible financial instruments at fair value. The standard is effective for the Company beginning in its fiscal year ending June 30, 2009.

In June 2007, the Company adopted SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R) (SFAS No. 158). SFAS No. 158 requires an entity to recognize in its balance sheet the funded status of its defined benefit postretirement plans, measured as the difference between the fair value of the plan assets and the benefit obligation (the projected benefit obligation for pension plans and the accumulated postretirement benefit obligation for other postretirement plans). SFAS No. 158 also requires an entity to recognize changes in the funded status of a defined benefit postretirement plan within accumulated other comprehensive income, in the year in which such changes occur, to the extent such changes are not recognized in earnings as components of net periodic benefit cost. This statement also requires plan assets and obligations to be measured as of the Company’s balance sheet date, which is consistent with the Company’s practice.

Prior to the adoption of SFAS No. 158, the Company accounted for its defined benefit post-retirement plans under SFAS No. 87, Employers Accounting for Pensions and SFAS No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions. SFAS No. 87 required that a liability (minimum pension liability) be recorded when the accumulated benefit obligation (ABO) liability exceeded the fair value of plan assets. Any adjustment was recorded as a non-cash charge to accumulated other comprehensive income in shareholders’ equity. SFAS No. 106 required that the liability recorded should represent the actuarial present value of all future benefits attributable to an employee’s service rendered to date. Under both SFAS No. 87 and No. 106, changes in the funded status were disclosed but not immediately recognized; rather they were deferred and recognized ratably over future periods. Employee benefit plans and the impact of adopting SFAS No. 158 are more fully described in Note 20.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The methods, estimates, and judgments the Company uses in applying its most critical accounting policies have a significant impact on the results the Company reports in its consolidated financial statements. Specific areas requiring the application of management’s estimates and judgment include assumptions pertaining to credit worthiness of customers, future product volume and pricing estimates, accruals for promotion programs, foreign-currency exchange rates, interest rates, discount rates, useful lives of assets, future cost trends, investment returns, tax strategies, and other external market and economic conditions. Accordingly, a different financial presentation could result depending on the judgments, estimates, or assumptions that are used. The most critical accounting policies are those that are most important to the portrayal of the Company’s financial condition and results, and require the Company to make its most difficult and subjective judgments, often estimating the outcome of future events that are inherently uncertain. The Company’s most critical accounting policies are: revenue recognition; valuation of intangible assets and property, plant and equipment; employee benefits, including estimates related to share-based compensation; and income taxes. The Company’s critical accounting policies have been reviewed with the Audit Committee of the Board of Directors. A summary of the Company’s significant accounting policies is contained in Note 1 of the Notes to Consolidated Financial Statements.

Revenue Recognition

Sales are recognized as revenue when the risk of loss and title pass to the customer and when all of the following have occurred: a firm sales arrangement exists, pricing is fixed or determinable, and collection is reasonably assured. Sales are recorded net of allowances for trade-promotions and other discounts.

The Company routinely commits to one-time or on-going trade-promotion programs with customers. Programs include cooperative marketing programs, shelf-price reductions, advantageous end-of-aisle or in-store displays of the Company’s products, graphics, introductory marketing funds and other trade-promotion activities conducted by the customer. Costs related to these programs are recorded as a reduction of sales. The Company’s estimated costs of trade-promotions incorporate historical sales and spending trends by customer and category. The determination of these estimated costs requires judgment and may change in the future as a result of changes in customer promotion participation, particularly for new programs and for programs related to the introduction of new products. Final determination of the total cost of promotion is dependent upon customers providing information about proof of performance and other information related to the promotional event. This process of analyzing and settling trade-promotion programs with customers could impact the Company’s results of operations and trade spending accruals depending on how actual results of the programs compare to original estimates. If the Company’s June 30, 2007, accrual estimates were to differ by 10%, the impact on net sales would be approximately $7.

Valuation Of Intangible Assets And Property, Plant And Equipment

The carrying values of goodwill and other indefinite-lived intangible assets are reviewed for possible impairment in accordance with SFAS No. 142, Goodwill and Other Intangible Assets. The Company’s impairment review is based on a discounted cash flow approach that requires significant management judgment with respect to future volume, revenue and expense growth rates, changes in working capital use, foreign-exchange rates, devaluation, inflation and the selection of an appropriate discount rate. Impairment occurs when book value of a reporting unit exceeds the fair value of that reporting unit. An impairment charge is recorded for the difference between book value and fair value of the reporting unit, which is determined based on the net present value of estimated future cash flows. The Company tests its goodwill and indefinite-lived intangible assets annually for impairment in the third fiscal quarter unless there are indications during an interim period that assets may have become impaired. The Company uses its judgment in assessing whether assets may have become impaired between annual valuations. Indicators such as unexpected adverse economic factors, unanticipated technological changes or competitive activities, loss of key personnel and acts by governments and courts may signal that an asset has become impaired.

The Company performed its annual review of goodwill and indefinite-lived intangible assets in the third quarter of fiscal year 2007 and determined that there were no instances of impairment. A 10% decline in the fair values of the indefinite-lived intangible assets would not have changed the results of the Company’s annual review above.

Property, plant and equipment and finite-lived intangible assets are reviewed for possible impairment in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. The Company’s impairment review requires significant management judgment including estimating the future success of product lines, future sales volumes, revenue and expense growth rates, alternative uses for the assets and estimated proceeds from the disposal of the assets. The Company conducts quarterly reviews for idle and underutilized equipment, and reviews business plans for possible impairment indicators. Impairment occurs when the carrying value of the asset exceeds its estimated future undiscounted cash flows and the impairment is viewed as other than temporary. When an impairment is indicated, an impairment charge is recorded for the difference between the asset’s book value and its fair market value. Depending on the asset, fair market value may be determined either by use of a discounted cash flow model or by reference to estimated selling values of assets in similar condition. The use of different assumptions would increase or decrease the estimated fair value of assets and would increase or decrease any impairment measurement.

Employee Benefits

The Company has various individual and group compensation and retirement income programs, including an incentive compensation program, a profit sharing element of The Clorox Company 401(k) plan and share-based compensation programs.

incentive compensation and profit sharing programs

Company contributions to the 401(k) plan and payments to managerial staff for the annual incentive compensation program are subject to the Company achieving certain fiscal year performance targets. The 401(k) plan has two components: a 401(k) component and a profit sharing component. Employee contributions made to the 401(k) component are partially matched with Company contributions. The Company’s contributions to the profit sharing component above 3% of eligible employee earnings are discretionary and are based on achieving financial targets including sales growth, earnings per share and asset utilization. The Company accrues for these costs quarterly based on estimated annual results. At June 30, 2007, the Company accrued $21 for such costs and anticipates making a profit sharing contribution to the 401(k) plan in the first quarter of fiscal year 2008.

share-based compensation

The Company grants various nonqualified stock-based compensation awards, including stock options, performance units and restricted stock. The share-based compensation expense and related income tax benefit recognized in the income statement in fiscal year 2007 was $49 and $19, respectively. As of June 30, 2007, there was $59 of total unrecognized compensation cost related to nonvested stock options, restricted stock, and performance unit awards, which is expected to be recognized over a weighted average remaining vesting period of 2 years.

The Company estimates the fair value of each stock option award on the date of grant using the Black-Scholes valuation model, which requires management to make estimates regarding expected option life, stock price volatility and other assumptions. Groups of employees that have similar historical exercise behavior are considered separately for valuation purposes. Previously, under SFAS No. 123, Accounting for Stock-Based Compensation, the

Company did not utilize separate employee groupings in the determination of stock option values for disclosure purposes. The Company now estimates stock option forfeitures based on historical data for each employee grouping, and adjusts the rate to expected forfeitures periodically. The adjustment of the forfeiture rate will result in a cumulative catch-up adjustment in the period the forfeiture estimate is changed. During fiscal year 2007, adjustments totaled less than $1.

The use of different assumptions in the Black-Scholes valuation model could lead to a different estimate of the fair value of each stock option. The expected volatility is based on implied volatility from publicly traded options on the Company’s stock at the date of grant, historical implied volatility of the Company’s publicly traded options and other factors. If the Company’s assumption for the volatility rate increased by one percentage point, the fair value of options granted in fiscal year 2007 would have increased by less than $1. The expected life of the stock options is based on observed historical exercise patterns. If the Company’s assumption for the expected life increased by one year, the fair value of options granted in fiscal year 2007 would have increased by $1.

The Company’s performance unit grants subsequent to the adoption of SFAS No. 123-R provide for the issuance of common stock to certain managerial staff and executive management if the Company achieves specified performance targets. The performance unit grants generally vest after three years. The fair value of each grant issued is estimated on the date of grant based on the current market price of the stock. The total amount of compensation expense recognized reflects estimated forfeiture rates, and the initial assumption that performance goals will be achieved. Compensation expense is adjusted quarterly based on management’s assessment of the probability that performance goals will be achieved. If such goals are not met or it is determined that achievement of performance goals is not probable, any previously recognized compensation expense is reversed.

Prior to the adoption of SFAS No. 123-R, the Company granted to certain members of management performance units that provided for the issuance of common stock if the Company’s total shareholder return over a period of time met specified performance goals based on comparisons with the performance of a selected peer group of companies. In fiscal year 2007, after determining it was likely that certain performance goals would be met, the Company recorded the fiscal year 2004 performance unit grants, which are scheduled to vest in September 2007 if the performance goals are met. At June 30, 2007, the Company had recognized $5 of compensation expense associated with the fiscal year 2004 performance unit grants. If the performance goals for its fiscal year 2004 performance unit grants are not met, the Company may reverse all or a portion of the compensation expense recognized to date. The unrecognized expense for the performance unit grants scheduled to vest in September 2007 is less than $1. Refer to Note 16 of the Notes to Consolidated Financial Statements for further discussion of share-based compensation plans.

retirement income plans

The determination of net periodic pension cost is based on actuarial assumptions including a discount rate to reflect the time value of money, employee compensation rates, demographic assumptions to determine the probability and timing of benefit payments, and the long-term rate of return on plan assets. The selection of assumptions is based on historical trends and known economic and market conditions at the time of valuation. Actual results could differ from expected results because actuarial assumptions and estimates are used. In the calculation of pension expense related to domestic plans for 2007, the Company used a long-term rate of return on plan assets assumption of 8.25% and a beginning of year discount rate assumption of 6.25%. The use of a different discount rate or long-term rate of return on domestic plan assets can significantly impact pension expense. For example, at June 30, 2007, a decrease of 1% in the discount rate would increase pension liability by approximately $50, and potentially increase fiscal year 2008 pension expense by $4. A 1% decrease in the long-term rate of return on plan assets would increase future pension expense in fiscal year 2008 by $3. The Company also has defined benefit pension plans for eligible international employees, including Canadian and Australian employees, and different assumptions may be used in the determination of pension expense for those plans, as appropriate. Refer to Note 20 of the Notes to Consolidated Financial Statements for further discussion of pension and other retirement plan obligations.

Income Taxes

The Company’s effective tax rate is based on expected income by tax jurisdiction, statutory tax rates and tax planning opportunities available to the Company in the various jurisdictions in which the Company operates. Significant judgment is required in determining the Company’s effective tax rate and in evaluating its tax positions.

The Company maintains valuation allowances where it is likely that all or a portion of a deferred tax asset will not be realized. Changes in valuation allowances from period to period are included in the Company’s income tax provision in the period of change. In determining whether a valuation allowance is warranted, the Company takes into account such factors as prior earnings history, expected future earnings, unsettled circumstances that, if unfavorably resolved, would adversely affect utilization of a deferred tax asset, carry-back and carry-forward periods, and tax strategies that could potentially enhance the likelihood of realization of a deferred tax asset. Valuation allowances maintained by the Company relate mostly to deferred tax assets arising from the Company’s ability to use net operating losses in certain foreign countries.

In addition to valuation allowances, the Company establishes accruals for certain tax contingencies when, despite the belief that the Company’s tax return positions are fully supported, the Company believes that certain tax positions are likely to be challenged and that the Company’s positions may not be fully sustained. The tax-contingency accruals are adjusted in light of changing facts and circumstances, such as the progress of tax audits, case law and emerging legislation. The Company’s effective tax rate includes the impact of tax-contingency accruals as considered appropriate by management.

A number of years may elapse before a particular matter, for which the Company has accrued, is audited and finally resolved. The number of years with open tax audits varies by jurisdiction. While it is often difficult to predict the final outcome or the timing of resolution of any particular tax matter, the Company believes its tax-contingency accruals are adequate to address known tax contingencies. Favorable resolution of such matters could be recognized as a reduction to the Company’s effective tax rate in the year of resolution. Unfavorable settlement of any particular issue could increase the effective tax rate. Any resolution of a tax issue may require the use of cash in the year of resolution. The Company’s tax-contingency accruals are presented in the balance sheet within accrued liabilities.

In subsequent years, tax-contingency accruals will cease to be evaluated under the principles of SFAS No. 5, Accounting for Contingencies. Instead, uncertain tax positions will be evaluated under the principles of FIN 48. For additional information, refer to the information set forth under the caption “New Accounting Pronouncements” above.

United States income taxes and foreign withholding taxes are not provided when foreign earnings are indefinitely reinvested in accordance with Accounting Principles Board Opinion No. 23, Accounting for Income Taxes, Special Areas. The Company determines whether its foreign subsidiaries will invest their undistributed earnings indefinitely and reassesses this determination on a periodic basis. Change to the Company’s determination may be warranted based on the Company’s experience as well as plans regarding future international operations and expected remittances.

CAUTIONARY STATEMENT

This Annual Report on Form 10-K (this Report), including the exhibits hereto and the information incorporated by reference herein, contains “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), and such forward looking statements involve risks and uncertainties. Except for historical information, matters discussed above, including statements about future volume, sales, costs, cost savings, earnings, cash outflows, plans, objectives, expectations, growth, or profitability, are forward looking statements based on management’s estimates, assumptions and projections. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations on such words, and similar expressions, are intended to identify such forward looking statements. These forward looking statements are only predictions, subject to risks and uncertainties, and actual results could differ materially from those discussed above. Important factors that could affect performance and cause results to differ materially from management’s expectations are described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis

of Financial Condition and Results of Operations” in this Report, as updated from time to time in the Company’s SEC filings. These factors include, but are not limited to, the success of the Company’s previously announced Centennial Strategy; the final purchase price and number of shares repurchased under the Company’s accelerated share repurchase agreement; general economic and marketplace conditions and events; competitors’ actions; the Company’s costs, including changes in exposure to commodity costs such as resin, diesel, chlor-alkali and agricultural commodities; increases in energy costs; consumer and customer reaction to price increases; customer-specific ordering patterns and trends; the Company’s actual cost performance; changes in the Company’s tax rate; any future supply constraints that may affect key commodities; risks inherent in sole-supplier relationships; risks related to customer concentration; risks arising out of natural disasters; risks related to the handling and/or transportation of hazardous substances, including but not limited to chlorine; risks inherent in litigation; risks relating to international operations; risks inherent in maintaining an effective system of internal controls, including the potential impact of acquisitions or the use of third-party service providers; the ability to manage and realize the benefit of joint ventures and other cooperative relationships, including the Company’s joint venture regarding the Company’s Glad® plastic bags, wraps and containers business, and the agreement relating to the provision of information technology and related services by a third party; the success of new products; risks relating to acquisitions, mergers and divestitures; risks relating to changes in the Company’s capital structure; and the ability of the Company to successfully manage tax, regulatory, product liability, intellectual property, environmental and other legal matters, including the risk resulting from joint and several liability for environmental contingencies. In addition, the Company’s future performance is subject to risks related to its November 2004 share exchange transaction with Henkel KGaA, the tax indemnification obligations and the actual level of debt costs. Declines in cash flow, whether resulting from tax payments, debt payments, share repurchases, interest cost increases greater than management expects, or increases in debt or changes in credit ratings, or otherwise, could adversely affect the Company’s earnings.

The Company’s forward looking statements in this report are based on management’s current views and assumptions regarding future events and speak only as of their dates. The Company undertakes no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise, except as required by the federal securities laws.

CONSOLIDATED STATEMENTS OF EARNINGS
The Clorox Company

Years ended June 30	2007	2006	2005

Dollars in millions, except per share amounts

Net sales	$4,847	$4,644	$4,388
Cost of products sold	2,756	2,685	2,493

Gross profit	2,091	1,959	1,895
Selling and administrative expenses	642	631	551
Advertising costs	474	450	435
Research and development costs	108	99	88
Restructuring and asset impairment costs	13	1	36
Interest expense	113	127	79
Other (income) expense:
Equity earnings and gain on exchange of Henkel Iberica, S.A.	—	—	(25)
Other, net	(2)	(2)	2

Earnings from continuing operations before income taxes	743	653	729
Income taxes on continuing operations	247	210	214
Reversal of deferred taxes from equity investment in Henkel Iberica, S.A.	—	—	(2)

Earnings from continuing operations	496	443	517

Discontinued operations:
Gain on exchange	—	—	550
Earnings from exchanged businesses	—	1	37
Reversal of deferred taxes from exchanged businesses	—	—	6
Income tax benefit (expense) on discontinued operations	5	—	(14)

Earnings from discontinued operations	5	1	579

Net earnings	$501	$444	$1,096

Earnings per common share
Basic
Continuing operations	$3.28	$2.94	$2.92
Discontinued operations	0.03	0.01	3.28

Basic net earnings per common share	$3.31	$2.95	$6.20

Diluted
Continuing operations	$3.23	$2.89	$2.88
Discontinued operations	0.03	0.01	3.23

Diluted net earnings per common share	$3.26	$2.90	$6.11

Weighted average common shares outstanding (in thousands)
Basic	151,445	150,545	176,586
Diluted	153,935	153,001	179,176

See Notes to Consolidated Financial Statements

CONSOLIDATED BALANCE SHEETS
The Clorox Company

As of June 30	2007	2006

Dollars in millions, except share amounts

ASSETS
Current assets
Cash and cash equivalents	$182	$192
Receivables, net	460	435
Inventories, net	309	292
Other current assets	81	88

Total current assets	1,032	1,007
Property, plant and equipment, net	976	1,004
Goodwill	855	744
Trademarks and other intangible assets, net	613	604
Other assets	190	257

Total assets	$3,666	$3,616

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Notes and loans payable	$74	$156
Current maturities of long-term debt	500	152
Accounts payable	329	329
Accrued liabilities	507	474
Income taxes payable	17	19

Total current liabilities	1,427	1,130
Long-term debt	1,462	1,966
Other liabilities	516	547
Deferred income taxes	90	129

Total liabilities	3,495	3,772

Commitments and contingencies
Stockholders’ equity (deficit)
Common stock: $1.00 par value; 750,000,000 shares authorized; 158,741,461 and 249,826,934 shares issued at June 30, 2007 and 2006, respectively; and 151,256,460 and 151,298,366 shares outstanding at June 30, 2007 and 2006, respectively	159	250
Additional paid-in capital	481	397
Retained earnings	185	3,939
Treasury shares, at cost: 7,485,001 and 98,528,568 shares at June 30, 2007 and 2006, respectively	(445)	(4,527)
Accumulated other comprehensive net losses	(209)	(215)

Stockholders’ equity (deficit)	171	(156)

Total liabilities and stockholders’ equity (deficit)	$3,666	$3,616

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
The Clorox Company

							Accumulated
							Other
	Common Stock		Additional		Treasury Shares		Comprehensive			Total
	Shares		Paid-in	Retained	Shares		Net (Losses)	Unearned		Comprehensive
	(000)	Amount	Capital	Earnings	(000)	Amount	Gains	Compensation	Total	Income

Dollars in millions, except share amounts

Balance at June 30, 2004	249,827	$250	$301	$2,846	(36,838)	$(1,570)	$(274)	$(13)	$1,540
Comprehensive income
Net earnings				1,096					1,096	$1,096
Share Exchange with Henkel KGaA					(61,387)	(2,843)			(2,843)
Translation adjustments resulting from the Henkel KGaA exchange, net of tax of $(10)							21		21	21
Other translation adjustments, net of tax of $(2)							29		29	29
Change in valuation of derivatives, net of tax of $(3)							6		6	6
Minimum pension liability adjustments, net of tax							(118)		(118)	(118)

Total comprehensive income										$1,034

Dividends				(243)					(243)
Employee stock plans			27	(15)	2,831	110		(3)	119
Treasury stock purchased					(2,750)	(160)			(160)

Balance at June 30, 2005	249,827	250	328	3,684	(98,144)	(4,463)	(336)	(16)	(553)
Comprehensive income
Net earnings				444					444	$444
Translation adjustments, net of tax of $(0)							2		2	2
Change in valuation of derivatives, net of tax of $(1)							1		1	1
Minimum pension liability adjustments, net of tax							118		118	118

Total comprehensive income										$565

Dividends				(174)					(174)
Employee stock plans			85	(15)	2,015	71			141
Reclassification upon adoption of Statement of Financial Accounting Standards (SFAS) No. 123-R			(16)					16	—
Treasury stock purchased					(2,400)	(135)			(135)

Balance at June 30, 2006	249,827	250	397	3,939	(98,529)	(4,527)	(215)	—	(156)
Comprehensive income
Net earnings				501					501	$501
Translation adjustments, net of tax of $3							47		47	47
Change in valuation of derivatives, net of tax of $1							(3)		(3)	(3)
Minimum pension liability adjustments, net of tax							1		1	1

Total comprehensive income										$546

Adjustment to initially apply SFAS No. 158, net of tax							(39)		(39)
Dividends				(200)					(200)
Employee stock plans			84	(9)	2,358	100			175
Treasury stock purchased					(2,400)	(155)			(155)
Treasury stock retirement	(91,086)	(91)		(4,046)	91,086	4,137			—

Balance at June 30, 2007	158,741	$159	$481	$185	(7,485)	$(445)	$(209)	$—	$171

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CASH FLOWS
The Clorox Company

Years ended June 30	2007	2006	2005

Dollars in millions

Operating activities:
Net earnings	$501	$444	$1,096
Deduct: Earnings from discontinued operations	5	1	579

Earnings from continuing operations	496	443	517
Adjustments to reconcile earnings from continuing operations to net cash provided by continuing operations:
Depreciation and amortization	192	188	183
Share-based compensation	49	77	11
Deferred income taxes	(15)	(28)	(45)
Restructuring and asset impairment activities	13	—	38
Gain on exchange of Henkel Iberica, S.A.	—	—	(20)
Other	17	44	41
Changes in:
Receivables, net	(15)	(29)	33
Inventories, net	(8)	26	(17)
Other current assets	13	(11)	5
Accounts payable and accrued liabilities	(30)	(50)	54
Income taxes payable	7	15	22
Settlement of income tax contingencies (Note 19)	—	(151)	(94)
Pension contributions to qualified plans	(10)	(10)	—

Net cash provided by continuing operations	709	514	728
Net cash provided by discontinued operations	—	8	37

Net cash provided by operations	709	522	765

Investing activities:
Capital expenditures	(147)	(180)	(151)
Businesses acquired	(123)	(16)	—
Proceeds from termination of investment in life insurance contract (Note 8)	—	41	—
Other	2	(6)	(3)

Net cash used for investing activities	(268)	(161)	(154)

Financing activities:
Notes and loans payable, net	(87)	(204)	68
Long-term debt borrowings	—	—	1,635
Long-term debt repayments	(150)	(29)	—
Proceeds from option exercise pursuant to Venture Agreement (Note 12)	—	—	133
Treasury stock acquired from related party, Henkel KGaA (Note 2)	—	—	(2,119)
Treasury stock purchased from non-affiliates	(155)	(135)	(160)
Cash dividends paid	(183)	(173)	(201)
Issuance of common stock for employee stock plans and other	119	79	92

Net cash used for financing activities	(456)	(462)	(552)

Effect of exchange rate changes on cash and cash equivalents	5	—	2

Net (decrease) increase in cash and cash equivalents	(10)	(101)	61
Cash and cash equivalents:
Beginning of year	192	293	232

End of year	$182	$192	$293

Supplemental cash flow information:
Cash paid for:
Interest	$117	$132	$81
Income taxes, net of refunds	$272	$373	$335
Non-cash investing and financing activities:
Dividends declared and accrued but not paid	$61	$43	$42
Share Exchange Agreement
As part of the fiscal year 2005 Share Exchange Agreement, the Company obtained 61,386,509 shares of its common stock in exchange for businesses valued at $745 and cash (Note 2)

See Notes to Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The Clorox Company
(Dollars in millions, except per share amounts)

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Basis of Presentation

The Company is principally engaged in the production, marketing and sales of consumer products through mass merchandisers, grocery stores and other retail outlets. The consolidated financial statements include the statements of the Company and its majority-owned and controlled subsidiaries. All significant intercompany transactions and accounts were eliminated in consolidation. Certain reclassifications were made in the consolidated financial statements and related notes to consolidated financial statements to conform to the current year presentation.

Use of Estimates

The preparation of these consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP) requires management to make estimates and assumptions that affect reported amounts and related disclosures. Specific areas, among others, requiring the application of management’s estimates and judgment include assumptions pertaining to accruals for consumer and trade-promotion programs, future product volume and pricing estimates, future cost trends, pension and post-employment benefits, future cash flows associated with impairment testing of goodwill and other long-lived assets, credit worthiness of customers, potential income tax assessments and tax strategies and various insurance matters. Actual results could materially differ from estimates and assumptions made.

New Accounting Pronouncements

In June 2006, the Financial Accounting Standards Board (FASB) issued Interpretation No. (FIN) 48, Accounting for Uncertainty in Income Taxes — an Interpretation of Financial Accounting Standards Board Statement No. 109. This interpretation prescribes a consistent recognition threshold and measurement standard, as well as clear criteria for subsequently recognizing, derecognizing, classifying and measuring tax positions for financial statement purposes. The interpretation also requires expanded disclosure with respect to uncertainties as they relate to income tax accounting. FIN 48 will be adopted by the Company at the beginning of its fiscal year ending June 30, 2008, as required. The cumulative effect of the interpretation will be reflected as an adjustment to beginning retained earnings upon adoption. While the Company is still assessing the impact of FIN 48 on its consolidated financial statements, it currently estimates that the cumulative effect of the adoption of FIN 48 may be a decrease to shareholders’ equity of between $8 and $10 and a reclassification of between $45 and $55 from working capital accounts to long-term liabilities. The estimated impact is subject to revision as the Company completes its analysis.

In September 2006, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 157, Fair Value Measurements. This statement defines fair value, establishes a framework for measuring fair value in accordance with U.S. GAAP and expands disclosures about fair value measurements. This statement will be adopted by the Company beginning in its fiscal year ending June 30, 2009, as required. The Company is currently evaluating the impact of SFAS No. 157 on its consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, Including an Amendment of FASB Statement No. 115. SFAS No. 159 provides the option to measure, at fair value, eligible financial instrument items using fair value, which are not otherwise required to be measured at fair value. The irrevocable decision to measure items at fair value is made at specified election dates on an instrument-by-instrument basis. Changes in that instrument’s fair value must be recognized in current earnings in subsequent reporting periods. If elected, the first measurement to fair value is reported as a cumulative-effect adjustment to the opening balance of retained earning in the year of adoption. The Company is currently evaluating the impact of the adoption of SFAS No. 159 on its consolidated financial statements, if it elects to measure eligible financial instruments at fair value. The standard is effective for the Company beginning in its fiscal year ending June 30, 2009.

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In June 2007, the Company adopted SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R) (SFAS No. 158). SFAS No. 158 requires an entity to recognize in its balance sheet the funded status of its defined benefit postretirement plans, measured as the difference between the fair value of the plan assets and the benefit obligation (the projected benefit obligation for pension plans and the accumulated postretirement benefit obligation for other postretirement plans). SFAS No. 158 also requires an entity to recognize changes in the funded status of a defined benefit postretirement plan within accumulated other comprehensive income, in the year in which such changes occur, to the extent such changes are not recognized in earnings as components of net periodic benefit cost. This statement also requires plan assets and obligations to be measured as of the Company’s balance sheet date, which is consistent with the Company’s practice.

Prior to the adoption of SFAS No. 158, the Company accounted for its defined benefit post-retirement plans under SFAS No. 87, Employers Accounting for Pensions and SFAS No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions. SFAS No. 87 required that a liability (minimum pension liability) be recorded when the accumulated benefit obligation (ABO) liability exceeded the fair value of plan assets. Any adjustment was recorded as a non-cash charge to accumulated other comprehensive income in shareholders’ equity. SFAS No. 106 required that the liability recorded should represent the actuarial present value of all future benefits attributable to an employee’s service rendered to date. Under both SFAS No. 87 and No. 106, changes in the funded status were disclosed but not immediately recognized; rather they were deferred and recognized ratably over future periods. Employee benefit plans and the impact of adopting SFAS No. 158 are more fully described in Note 20.

Cash and Cash Equivalents

Cash equivalents consist of money market and other high quality instruments with an initial maturity of three months or less. Such investments are stated at cost, which approximates market value.

Inventories

Inventories are stated at the lower of cost or market. When necessary, the Company provides allowances to adjust the carrying value of its inventory to the lower of cost or market, including any costs to sell or dispose. Appropriate consideration is given to obsolescence, excessive inventory levels, product deterioration and other factors in evaluating net realizable value for the purposes of determining the lower of cost or market.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Depreciation and amortization expense are calculated by the straight-line method using the estimated useful lives of the related assets. The following table provides estimated useful lives of property, plant and equipment by asset classification:

Expected
Classification	Useful Lives

Land improvements	10 - 30 years
Buildings	10 - 40 years
Machinery and equipment	3 - 15 years
Computer equipment	3 years
Capitalized software costs	3 - 7 years

Property, plant and equipment to be held and used is reviewed at least annually for possible impairment. The Company’s impairment review is based on an estimate of the undiscounted cash flow at the lowest level for which identifiable cash flows exist. Impairment occurs when the book value of the asset exceeds the estimated future undiscounted cash flows generated by the asset and the impairment is viewed as other than temporary. When an impairment is indicated, an impairment charge is recorded for the difference between the book value of the asset and its fair market value. Depending on the asset, fair market value may be determined either by use of a discounted cash flow model, or by reference to estimated selling values of assets in similar condition.

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Impairment Review of Intangible Assets

The carrying values of goodwill and other indefinite-lived intangible assets are reviewed for possible impairment in accordance with SFAS No. 142, Goodwill and Other Intangible Assets. The Company’s impairment review is based on a discounted cash flow approach that requires significant management judgment with respect to future volume, revenue and expense growth rates, changes in working capital use, foreign-exchange rates, devaluation, inflation and the selection of an appropriate discount rate. Impairment occurs when book value of a reporting unit exceeds its fair value of that reporting unit. An impairment charge is recorded for the difference between book value and fair value of the reporting unit, which is determined based on the net present value of estimated future cash flows. The Company tests its goodwill and indefinite-lived intangible assets annually for impairment in the third fiscal quarter unless there are indications during an interim period that assets may have become impaired. The Company uses its judgment in assessing whether assets may have become impaired between annual valuations. Indicators such as unexpected adverse economic factors, unanticipated technological changes or competitive activities, loss of key personnel and acts by governments and courts may signal that an asset has become impaired.

Share-Based Compensation

Effective July 1, 2005, the Company began recording compensation expense associated with stock options and other forms of equity compensation in accordance with SFAS No. 123-R, Share-Based Payment, as interpreted by Securities and Exchange Commission Staff Accounting Bulletin No. 107. The Company adopted the modified prospective transition method provided for under SFAS No. 123-R and, consequently, did not retroactively adjust results from prior periods. Under this transition method, compensation cost associated with stock options recognized in the fiscal year ended June 30, 2007 and 2006, includes: 1) amortization related to the remaining unvested portion of all stock option awards granted prior to July 1, 2005, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123, Accounting for Stock-Based Compensation; and 2) amortization related to all stock option awards granted on or after to July 1, 2005, based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123-R.

Prior to July 1, 2005, the Company accounted for stock options according to the provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, and therefore no related compensation expense was recorded for awards granted as it was believed that such awards had no intrinsic value. In the fourth quarter of fiscal year 2006, the Company recorded a pretax cumulative charge of $25 ($16 after-tax) in selling and administrative expenses related to certain grants dating back to the third quarter of fiscal year 1996 based upon the Company’s determination that such grants had intrinsic value on the applicable measurement dates of the option grants (Note 16).

Prior to the adoption of SFAS No. 123-R, the Company presented all tax benefits resulting from the exercise of stock options as operating cash flows in the consolidated statement of cash flows. SFAS No. 123-R requires that cash flows resulting from tax deductions in excess of the cumulative compensation cost recognized for options exercised (excess tax benefits) be classified as financing cash flows. However, cash flows relating to excess tax benefits for employees directly involved in the manufacturing and/or distribution processes are classified as operating cash flows. For the fiscal year ended June 30, 2007 and 2006, $16 and $17, respectively, of excess tax benefits were generated from share-based payment arrangements, and were recognized as financing cash flows.

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

For stock options granted prior to the adoption of SFAS No. 123-R, if compensation expense for the Company’s various stock option plans had been determined based upon estimated fair values at the grant dates in accordance with SFAS No. 123, the Company’s pro forma net earnings, and basic and diluted earnings per common share, would have been as follows for the fiscal year ended June 30, 2005:

Net earnings:
As reported	$1,096
Fair value-based expense, net of tax	(18)

Pro forma	$1,078

Net earnings per common share:
Basic
As reported	$6.20
Pro forma	6.10
Diluted
As reported	$6.11
Pro forma	6.02

Employee Benefits

The Company has qualified and nonqualified defined benefit plans that cover substantially all domestic employees and certain international employees and provide health care benefits for domestic employees who meet age, participation and length of service requirements at retirement.

The Company accounts for its defined benefit and retirement health care plans using actuarial methods required by SFAS No. 87, Employers’ Accounting for Pensions and SFAS No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions, as amended by SFAS No. 158, respectively. These methods use an attribution approach that generally spreads “plan events” over the service lives of plan participants. Examples of plan events are plan amendments and changes in actuarial assumptions such as the expected return on plan assets, discount rate, and rate of compensation increase. The principle underlying the attribution approach is that employees render service over their service lives on a relatively “smooth” basis, and therefore the statement of earnings effects of defined benefit and retirement heath care plans are recognized in the same pattern.

One of the principal assumptions used in the net periodic benefit cost calculation is the expected return on plan assets. The required use of an expected return on plan assets may result in recognized pension expense or income that differs from the actual returns of those plan assets in any given year. Over time, however, the goal is for the expected long-term returns to approximate the actual returns and, therefore, the expectation is that the pattern of income and expense recognition should closely match the pattern of the services provided by the participants. The differences between actual and expected returns are recognized in the net periodic benefit cost calculation over the average remaining service period of the plan participants. In developing its expected return on plan assets, the Company considers the long-term actual returns relative to the mix of investments that comprise its plan assets and also develops estimates of future investment returns by considering external sources.

The Company follows the accounting guidance as specified in SFAS No. 112, Employers Accounting for Postemployment Benefits, for the recognition of certain disability benefits. The Company recognizes an actuarial-based obligation at the onset of disability for certain benefits provided to individuals after employment but before retirement that include medical, dental, vision, life and other benefits.

The Company also has various individual and group incentive compensation programs, including a performance unit program, a bonus program, and a profit sharing element of the Company 401(k) plan. The Company’s contributions to the profit sharing element of the 401(k) plan and payments to managerial staff for the annual bonus program are based on Company performance targets including sales growth and earnings per share. The Company

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

also matches employee 401(k) contributions up to one thousand dollars per year. Further details of the performance units programs are included in Note 16.

Environmental Costs

The Company is involved in certain environmental remediation and on-going compliance activities. Accruals for environmental matters are recorded on a site-by-site basis when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated. The Company’s accruals reflect the anticipated participation of other potentially responsible parties in those instances where it is probable that such parties are legally responsible and financially capable of paying their respective shares of the relevant costs. These accruals are adjusted periodically as assessment and remediation efforts progress or as additional technical or legal information becomes available. Actual costs to be incurred at identified sites in future periods may vary from the estimates, given the inherent uncertainties in evaluating environmental exposures. The aggregate accrual for environmental matters is included in other liabilities in the Company’s consolidated balance sheets on an undiscounted basis due to the uncertainty and timing of future payments.

Restructuring Liabilities

The Company recognizes liabilities and expenses associated with exit and disposal costs when facilities are partially or completely closed. Employee termination and severance costs are recognized at the time the severance plan is approved, the amount of termination and severance costs can be estimated and the impacted group of employees is notified, provided the group will not be retained to render service beyond a minimum retention period. Other qualified exit and disposal costs are recognized and measured at fair value in the period in which the related liability is incurred.

Revenue Recognition

Sales are recognized as revenue when the risk of loss and title pass to the customer and when all of the following have occurred: a firm sales arrangement exists, pricing is fixed or determinable, and collection is reasonably assured. Sales are recorded net of allowances for returns, trade-promotions, coupons and other discounts. The Company routinely commits to one-time or on-going trade-promotion programs with customers, and consumer coupon programs that require the Company to estimate and accrue the expected costs of such programs. Programs include cooperative marketing programs, shelf price reductions, advantageous end-of-aisle or in-store displays of the Company’s products, graphics, introductory marketing funds for new products and other trade-promotion activities conducted by the customer. Coupons are recognized as a liability when distributed based upon expected consumer redemptions. The Company maintains liabilities at the end of each period for the estimated expenses incurred, but unpaid for these programs. Trade-promotion and coupon costs are recorded as a reduction of sales.

The Company provides an allowance for doubtful accounts based on its historical experience and a periodic review of its accounts receivable. Receivables were presented net of an allowance for doubtful accounts of $5 at June 30, 2007 and 2006. The Company’s provision (recovery) for doubtful accounts was $2, zero, and $(2) in fiscal years 2007, 2006, and 2005, respectively.

Cost of Products Sold

Cost of products sold represents the costs directly related to the manufacture and distribution of the Company’s products and primarily includes raw materials, packaging, contract packer fees, shipping and handling, warehousing, package design, and direct and indirect labor and operating costs for the Company’s manufacturing facilities including salary, benefit costs and incentive compensation.

Costs associated with developing and designing new packaging are expensed as incurred and include design, artwork, films, and labeling. Expenses for fiscal years ended June 30, 2007, 2006, and 2005 were $9, $11, and $13, respectively, of which $8, $11, and $12, were classified as cost of products sold, and the remainder was classified as selling and administrative expenses, respectively.

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Selling and Administrative Expenses

Selling and administrative expenses represent costs incurred by the Company in generating revenues and managing the business and include market research, commissions, and certain administrative expenses. Administrative expenses include salary, benefits, incentive compensation, professional fees and services, software and licensing fees, and other operating costs associated with the Company’s non-manufacturing, non-research and development staff, facilities and equipment.

Advertising and Research and Development Costs

The Company expenses advertising and research and development costs in the period incurred.

Income Taxes

The Company uses the asset and liability method to account for income taxes. Deferred tax assets and liabilities are recognized for the anticipated future tax consequences attributable to differences between financial statement amounts and their respective tax bases. Management reviews the Company’s deferred tax assets to determine whether their value can be realized based upon available evidence. A valuation allowance is established when management believes that it is more likely than not that some portion of its deferred tax assets will not be realized. Changes in valuation allowances from period to period are included in the Company’s tax provision in the period of change. In addition to valuation allowances, the Company establishes accruals for certain tax contingencies when, despite the belief that the Company’s tax return positions are fully supported, the Company believes that certain positions are likely to be challenged and that the Company’s positions may not be fully sustained. The tax-contingency accruals are adjusted in light of changing facts and circumstances, such as the progress of tax audits, case law and emerging legislation. The Company’s tax-contingency accruals are reflected as a component of accrued liabilities.

A number of years may elapse before a particular matter, for which the Company has recognized an accrual, is audited and finally resolved. The number of years with open tax audits varies by jurisdiction. While it is often difficult to predict the final outcome or the timing of resolution of any particular tax matter, the Company believes its tax-contingency accruals are adequate to address known tax contingencies. Favorable resolution of such matters could be recognized as a reduction to the Company’s effective tax rate in the year of resolution. Unfavorable settlement of any particular issue could increase the effective tax rate. Any resolution of a tax issue may require the use of cash in the year of resolution.

In subsequent years, tax-contingency accruals will cease to be evaluated under the principles of SFAS No. 5, Accounting for Contingencies. Instead, uncertain tax positions will be evaluated under the principles of FIN 48. For additional information, refer to the information set forth in Note 1 under the caption “New Accounting Pronouncements” above.

U.S. income tax expense and foreign withholding taxes are provided on unremitted foreign earnings that are not indefinitely reinvested at the time the earnings are generated. Where foreign earnings are indefinitely reinvested, no provision for U.S. income or foreign withholding taxes is made. When circumstances change and the Company determines that some or all of the undistributed earnings will be remitted in the foreseeable future, the Company accrues an expense in the current period for U.S. income and foreign withholding taxes attributable to the anticipated remittance.

Foreign Currency Translation

Local currencies are the functional currencies for substantially all of the Company’s foreign operations. When the transactional currency is different than the functional currency, transaction gains and losses are included as a component of other (income) expense, net. Assets and liabilities of foreign operations are translated into U.S. Dollars using the exchange rates in effect at the balance sheet reporting date. Income and expenses are translated at the average monthly exchange rates during the year. Gains and losses on foreign currency translations

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

are reported as a component of accumulated other comprehensive income. Deferred taxes are not provided on cumulative translation adjustments where the Company expects earnings of a foreign subsidiary to be indefinitely reinvested. The income tax effect of currency translation adjustments related to foreign earnings from certain countries and joint ventures that are not considered indefinitely reinvested is recorded as a component of deferred taxes with an offset to accumulated other comprehensive net losses.

Net Earnings Per Share

Basic net earnings per common share is computed by dividing net earnings by the weighted average number of common shares outstanding each period on an unrounded basis. Diluted net earnings per common share is computed by dividing net earnings by the diluted weighted average number of common shares outstanding during each period on an unrounded basis. Diluted net earnings per common share reflects the earnings dilution that would occur from the issuance of common shares related to in-the-money stock options, restricted stock and performance units.

Derivative Instruments

The Company’s use of derivative instruments, principally swap, futures, forward, and option contracts, is limited to non-trading purposes and is designed to manage exposure to changes in interest rates, foreign currencies and commodity prices. The Company’s contracts are hedges for transactions with notional balances and periods consistent with the related exposures and do not constitute investments independent of these exposures. Exposure to counterparty credit risk is considered low because these agreements have been entered into with creditworthy institutions.

Most interest rate swaps and commodity purchase and foreign-exchange contracts are designated as fair value or cash flow hedges of long-term debt, raw material purchase obligations or foreign currency denominated debt instruments, based on certain hedge criteria. The criteria used to determine if hedge accounting treatment is appropriate are: (a) the designation of the hedge to an underlying exposure, (b) whether overall risk is being reduced and, (c) whether there is sufficient correlation between the value of the derivative instrument and the underlying obligation. The changes in the fair value of derivatives are recorded as either assets or liabilities in the balance sheet with an offset to net earnings or other comprehensive income, depending on whether, for accounting purposes, the derivative is designated and qualified as a hedge. For fair-value hedge transactions, changes in the fair value of the derivative and changes in the fair value of the item being hedged are recorded in earnings. For cash flow hedge transactions, changes in the fair value of derivatives are reported as a component of other comprehensive income and are recognized in earnings when realized. The Company also has contracts not designated as hedges for accounting purposes and recognizes changes in the fair value of these contracts in other (income) expense, net.

The Company uses different methodologies, when necessary, to estimate the fair value of its derivative contracts. The estimated fair values of the majority of the Company’s contracts are based on quoted market prices, traded exchange market prices, or broker price quotations, and represent the estimated amounts that the Company would pay or receive to terminate the contracts.

NOTE 2.	HENKEL TRANSACTIONS AND DISCONTINUED OPERATIONS

Share Exchange Agreement

On November 22, 2004, the Company completed the exchange of its ownership interest in a subsidiary for Henkel KGaA’s (Henkel) interest in Clorox common stock. Prior to the completion of the exchange, Henkel owned approximately 61.4 million shares, or about 29%, of the Company’s outstanding common stock. The parties agreed that the Company would provide exchange value equal to $46.25 per share of Company stock being acquired in the exchange. The subsidiary transferred to Henkel contained Clorox’s existing insecticides and Soft Scrub® cleanser businesses (jointly, the Operating Businesses), its 20% interest in the Henkel Iberica, S.A. (Henkel Iberica) joint venture, and $2,095 in cash.

NOTE 2.	HENKEL TRANSACTIONS AND DISCONTINUED OPERATIONS (Continued)

Upon closing, the Company recognized a gain of $570 and reversed a total of $8 of deferred income taxes. The gain reflects an aggregate fair value of $745 for the exchanged Operating Businesses and Henkel Iberica, and was based on specified working capital balances that would exist at the closing date. As the specified working capital balances exceeded the actual balances at the closing date by $11, the Company was obligated to pay Henkel approximately $11 by the end of the third quarter of fiscal year 2005. The fair value of the businesses was determined through arm’s-length negotiations supported by traditional valuation methodologies that included discounted cash flow calculations and sales and earnings multiples.

In addition, the Company paid $13 of transaction costs related to the share exchange, including $9 that was charged to the gain and $4 that was attributed to treasury shares.

The transaction was structured to qualify as a tax-free exchange under Section 355 of the Internal Revenue Code. The Company initially funded the transaction with commercial paper borrowings and subsequently refinanced a portion of the commercial paper borrowings by issuing $1,650 in senior notes.

Discontinued Operations

The following table presents the net sales and earnings from the exchanged Operating Businesses related to the Henkel Share Exchange Agreement:

	2006	2005

Net sales	$16	$87

Income from discontinued operations before income taxes	$1	$37
Income tax expense	—	(8)

Earnings from discontinued operations	$1	$29

Brazil Business

In fiscal year 2003, the Company announced its intent to exit its business in Brazil, a reporting unit included in the International segment. The Company closed its offices in Brazil and sold nearly all of the remaining assets of this business, which were classified as a discontinued operation. On December 22, 2006, the Company sold certain assets remaining from its discontinued operation in Brazil. This transaction resulted in an income tax benefit of $5, which was recorded in discontinued operations during the fiscal year ended June 30, 2007. There were no sales or other significant financial results during fiscal years 2007, 2006 and 2005 from the Brazil business.

NOTE 3.	RESTRUCTURING AND ASSET IMPAIRMENT

Restructuring and asset impairment charges were $13, $1, and $36 in fiscal years 2007, 2006 and 2005, respectively.

Information Technology Services Restructuring

During fiscal year 2007, the Company entered into an Information Technology Services (ITS) Agreement, further described in Note 17, and restructured certain Information Services (IS) activities. The Company incurred administrative expenses and restructuring costs of approximately $23 during its fiscal year ending June 30, 2007, primarily associated with transition and severance costs. In fiscal year 2007, costs of $14 were recorded in administrative expense and severance and other related costs of $9 were recorded as restructuring costs which are included as part of the Company’s Corporate segment. Total restructuring payments through June 30, 2007, were $9 and the total accrued restructuring liability as of June 30, 2007, was zero.

Other Supply Chain Restructuring and Other Costs

In fiscal year 2007, the Company recorded $4 of asset impairment costs, which are included as part of the Specialty Group operating segment.

NOTE 3.	RESTRUCTURING AND ASSET IMPAIRMENT (Continued)

During fiscal years 2006 and 2005, the Company recorded restructuring and asset impairment charges of $1 and $32 in conjunction with the Specialty Group operating segment’s Glad® supply chain restructuring. The restructuring involved closing a manufacturing facility and distributing the remaining production between Glad®’s North American plants and third-party suppliers to optimize available capacity and operating costs. The charges in fiscal year 2005 included asset impairment charges of $26, employee severance of $5, and lease termination fees of $1. The Company also recorded incremental operating costs of $7 associated primarily with equipment and inventory transfer charges.

In fiscal year 2005, the Company also recorded asset impairment charges and severance costs of $4 related to manufacturing operations in the International segment. The fair values of all impaired assets were determined based on the estimated selling values of assets in similar conditions.

Restructuring, asset impairment charges and restructuring liabilities for other supply chain restructuring and other costs for fiscal years 2007, 2006, 2005 were as follows:

	2007	2006	2005

Restructuring:
Severance	$—	$—	$6
Plant closure and other	—	1	1

Total restructuring	—	1	7
Asset impairment	4	—	29

Total restructuring and asset impairment expense	$4	$1	$36

Accrued restructuring at beginning of year	$2	$2	$3
Restructuring expense	—	1	7
Payments	(2)	(1)	(8)

Accrued restructuring at end of year	$—	$2	$2

Future Supply Chain Restructuring and Asset Impairment

During the fourth quarter of fiscal year 2007 and the first quarter of 2008, the Board of Directors approved initiatives to simplify the Company’s supply chain (Supply Chain restructuring) and terminate certain new venture investments in line with the Company’s Centennial Strategy. This Supply Chain restructuring involves closing certain domestic and international manufacturing facilities and redistributing production between the remaining facilities and third-party producers to optimize available capacity and reduce operating costs. As a result of this initiative, a number of positions will be eliminated.

The Company anticipates this Supply Chain restructuring to be completed in fiscal year 2010. The total cost of implementing this Supply Chain restructuring is estimated to be between $32 and $39, of which $28 to $34 is expected to be incurred in fiscal year 2008. The Company expects $23 to $28 of these charges will be in the Household Group — North America, of which $14 to $18 are estimated to be recognized as additional cost of goods sold charges and $9 to $10 are estimated to be severance charges. The remaining estimated charges will be spread across the Company’s other operating segments and the Corporate segment, and are expected to be classified as cost of goods sold, severance and asset impairment. The projected annual savings at the completion of this restructuring is expected to be approximately $23 to $24. No significant charges were incurred during fiscal year 2007.

In addition, the Company expects to incur charges related to the write-down of certain new venture investments. The Company anticipates the initiative to be completed in fiscal year 2008 with total costs in the range of $21 to $24. During fiscal year 2008, the Company anticipates asset impairment costs of $18 to $21 in the Specialty Group segment. The remaining estimated asset impairment costs will be spread across the Household Group — North America and Corporate segments. No charges were incurred during fiscal year 2007.

NOTE 4.	BUSINESSES ACQUIRED

The Company purchased bleach businesses in Canada, effective December 29, 2006, and in certain Latin American countries, effective February 28, 2007, for an aggregate price of $123, with the objective of expanding its global bleach business.

In connection with the purchases, the Company acquired brand trademarks in Canada and Latin America, license agreements in Latin America, and manufacturing facilities in Canada and Venezuela. Employees at the manufacturing facilities transferred to the Company. During the fourth quarter of fiscal year 2007, the Company announced plans to close the manufacturing facility in Canada by December 2007. Net assets, acquired at fair value, included inventory of $1, other assets of $13, property, plant and equipment of $8, trademarks of $12 and licenses of $1. The excess of the purchase price over the fair value of the net assets acquired of approximately $53 and $35 was recorded as goodwill in the Household Group — North America and International segments, respectively. The goodwill resulting from the purchase is primarily attributable to expected growth rates and profitability of the acquired businesses, expected synergies with the Company’s existing operations and access to new markets. The trademarks in Canada will be amortized over a period of 5 years and the licenses in the Latin American countries will be amortized over a period of 3 years. Additional changes to the fair values of the assets acquired and liabilities assumed may be recorded as the Company receives further information in fiscal year 2008.

The transactions were structured as all cash acquisitions and operating results of the acquired businesses are included in the consolidated net earnings of the Household Group — North America and International segments for the fiscal year ended June 30, 2007, from their respective dates of acquisition. Pro forma results of the Company, assuming the acquisition had occurred at the beginning of each period presented, would not be materially different from the results reported.

NOTE 5.	INVENTORIES, NET

Inventories, net at June 30 were comprised of the following:

	2007	2006

Finished goods	$251	$224
Raw materials and packaging	81	81
Work in process	4	5
LIFO allowances	(18)	(14)
Allowances for obsolescence	(9)	(4)

Total	$309	$292

The last-in, first-out (LIFO) method was used to value approximately 37% of inventories at June 30, 2007, and 2006. The carrying values for all other inventories, including inventories of all international businesses, are determined on the first-in, first-out (FIFO) method. If the carrying value of LIFO inventories had been determined using the FIFO method, inventory amounts would have increased by approximately $18 and $14 at June 30, 2007 and 2006, respectively. The effect on earnings of the liquidation of any LIFO layers was not material for the fiscal years ended June 30, 2007, 2006 and 2005.

Changes in the allowance for inventory obsolescence were as follows:

	2007	2006	2005

Beginning of year	$(4)	$(6)	$(4)
Obsolescence provision	(10)	(6)	(16)
Inventory write-offs	5	8	14

End of year	$(9)	$(4)	$(6)

NOTE 6.	PROPERTY, PLANT AND EQUIPMENT, NET

The components of property, plant and equipment, net at June 30 were as follows:

	2007	2006

Land and improvements	$118	$104
Buildings	521	511
Machinery and equipment	1,357	1,300
Computer equipment	91	129
Capitalized software costs	273	262
Construction in progress	68	84

	2,428	2,390
Less: Accumulated depreciation and amortization	(1,452)	(1,386)

Net balance	$976	$1,004

Depreciation and amortization expense related to property, plant and equipment was $175 in fiscal year 2007 and $170 in fiscal years 2006 and 2005.

NOTE 7.	GOODWILL, TRADEMARKS AND OTHER INTANGIBLE ASSETS

Changes in the carrying amount of goodwill for the fiscal years ended June 30, 2007 and 2006, by operating segment and corporate segment are summarized below.

	Household
	Group -	Specialty
	North America	Group	International	Corporate	Total

Balance at June 30, 2005	$426	$68	$180	$69	$743
Segment transfers	14	—	9	(23)	—
Translation adjustments and other	5	—	(4)	—	1

Balance at June 30, 2006	445	68	185	46	744
Segment transfers	19	11	16	(46)	—
Acquisitions	53	—	35	—	88
Translation adjustments and other	7	—	16	—	23

Balance at June 30, 2007	$524	$79	$252	$—	$855

Changes in trademarks and other intangible assets for the fiscal years ended June 30, 2007 and 2006, are summarized below. The intangible assets subject to amortization are reported net of accumulated amortization of $190 and $177 at June 30, 2007 and 2006, respectively, of which $60 and $49, respectively, related to technology. The estimated amortization expense for these intangible assets is $14 for fiscal year 2008, $13 for each of fiscal years 2009 and 2010, $12 for fiscal year 2011 and $11 for fiscal year 2012. The weighted-average amortization period for trademarks and other intangible assets subject to amortization acquired in fiscal year 2007 is 6 years.

NOTE 7.	GOODWILL, TRADEMARKS AND OTHER INTANGIBLE ASSETS (Continued)

	Trademarks and Other Intangible Assets
	Subject to Amortization			Not Subject to
	Technology	Other	Sub-Total	Amortization	Total

Net balance at June 30, 2005	$87	$20	$107	$492	$599
Acquisitions	13	—	13	8	21
Translation adjustments and other	—	—	—	(3)	(3)
Amortization	(11)	(2)	(13)	—	(13)

Net balance at June 30, 2006	89	18	107	497	604
Acquisitions	—	3	3	11	14
Translation adjustments and other	—	1	1	7	8
Amortization	(11)	(2)	(13)	—	(13)

Net balance at June 30, 2007	$78	$20	$98	$515	$613

The Company performed its annual review of goodwill and indefinite-lived intangible assets in the third fiscal quarter and no instances of impairment were identified. The Company will continue to test annually for impairment in the third fiscal quarter unless there are indications during an interim period that intangible assets may have become impaired.

NOTE 8.  OTHER ASSETS

Other assets were comprised of the following at June 30:

	2007	2006

Equity investments	$48	$45
Pension benefit assets	39	106
Investment in insurance contracts	38	39
Investment in low-income housing partnerships	20	23
Non-qualified retirement plan assets	13	15
Deferred tax assets	14	9
Other	18	20

Total	$190	$257

Pension Benefit Assets

The Company reported a net pension asset at June 30, 2007 and 2006 for its domestic plan. As a result of the adoption of SFAS No. 158, the Company reclassified $67 of actuarial losses and prior service benefits to accumulated other comprehensive net losses. Refer to Note 20 for further discussion.

Equity Investments

The Company holds various equity investments in a number of consumer products businesses, most of which operate outside the United States. The Company has no ongoing capital commitments, loan requirements, guarantees or any other types of arrangements under the terms of its agreements that would require any future cash contributions or disbursements arising out of a variable interest entity or equity investment, except for the investment in low-income housing partnerships described in the following paragraph.

NOTE 8.  OTHER ASSETS (Continued)

Investment in Low-Income Housing Partnerships

The Company owns, directly or indirectly, limited partnership interests of up to 99% in 52 low-income housing partnerships, which are accounted for on the equity basis. The purpose of the partnerships is to develop and operate low-income housing rental properties. The general partners, who typically hold 1% of the partnership interests, are third parties unrelated to the Company and its affiliates, and are responsible for controlling and managing the business and financial operations of the partnerships. The partnerships provide the Company with low-income housing tax credits, which are accounted for in accordance with Emerging Issues Task Force Issue 94-1, Accounting for Tax Benefits Resulting from Investments in Affordable Housing Projects. Tax benefits, net of equity in the losses of the low-income housing partnerships, were $3, $4, and $(4) in fiscal years 2007, 2006 and 2005, respectively. The Company’s estimated future capital requirements for the partnerships are approximately $2, $1, zero, $1 and zero in fiscal years 2008, 2009, 2010, 2011 and 2012, respectively. As a limited partner, the Company is not responsible for any of the liabilities and obligations of the partnerships nor do the partnerships or their creditors have any recourse to the Company other than for the capital requirements. Recovery of the Company’s investments in the partnerships is accomplished through the utilization of low-income housing tax credits, the tax benefits of partnership losses and proceeds from the disposition of rental properties. The risk of these tax credits being unavailable to the Company is considered very low. For the combined group of low-income housing partnerships in which the Company invests, the aggregate underlying assets and liabilities were approximately $375 and $456, respectively, at June 30, 2007. The Company does not consolidate the investment in low-income housing partnerships.

Investment in Insurance Contracts

The Company invests in life insurance policies and records the cash surrender value of the contracts, net of any policy loans, at fair value. Any change in the cash surrender value is reflected in other (income) expense, net.

During the fiscal year ended June 30, 2006, the Company received $41 of proceeds from the termination of one of its investments in insurance contracts. The Company used a portion of these proceeds to repay related long-term debt borrowings of $29, which were previously netted against the investments.

Nonqualified Retirement Plan Assets

The majority of the nonqualified retirement plan assets at June 30, 2007, are held in a trust-owned life insurance policy, whose investment assets are a separately-managed equity and debt portfolio administered by an insurance company. The assets held under this insurance policy are recorded at estimated fair value with changes in estimated value recorded in other (income) expense, net.

NOTE 9.	ACCRUED LIABILITIES

Accrued liabilities at June 30 consisted of the following:

	2007	2006

Compensation and employee benefit costs	$120	$100
Taxes	116	144
Trade and sales promotion	100	77
Dividends	61	44
Interest	33	37
Venture agreement royalty (Note 12)	9	10
Other	68	62

Total	$507	$474

NOTE 10.	DEBT

Notes and loans payable, which mature in less than one year, included the following at June 30:

	2007	2006

Commercial paper	$58	$126
Foreign borrowings	16	30

Total	$74	$156

The weighted average interest rate for notes and loans payable was 5.72%, 4.31% and 2.37% for fiscal years 2007, 2006 and 2005, respectively. The carrying value of notes and loans payable at June 30, 2007 and 2006, approximated the fair value of such debt.

Long-term debt at June 30 included the following:

	2007	2006

Senior unsecured notes and debentures:
Floating rate, $500 due December 2007	$500	$500
4.20%, $575 due January 2010, including premiums	576	577
5.00%, $575 due January 2015	575	575
6.125%, $300 due February 2011, including premiums	311	314
7.25%, $150 due March 2007	—	150
Other	—	2

Total	1,962	2,118
Less: Current maturities	(500)	(152)

Long-term debt	$1,462	$1,966

The weighted average interest rate on long-term debt, including the effect of interest rate swaps, was 5.11%, 4.88% and 4.72% for fiscal years 2007, 2006 and 2005, respectively. The estimated fair value of long-term debt, including current maturities, was $1,910 and $2,043 at June 30, 2007 and 2006, respectively.

The floating-rate senior notes incur interest at a rate equal to three-month LIBOR plus 0.125%, reset quarterly. The interest rate at June 30, 2007, for the floating-rate senior notes was 5.49%.

Credit facilities at June 30 were as follows:

	2007	2006

Revolving credit line	$1,300	$1,300
Foreign and other credit lines	95	49

Total	$1,395	$1,349

At June 30, 2007, there were no borrowings under the $1,300 revolving credit agreement, which is available for general corporate purposes and to support additional commercial paper issuances. Of the $1,300 revolving credit agreement, $165 expires in December 2009, and the remainder expires in December 2010. In addition, at June 30, 2007, the Company had $95 foreign working capital credit lines and other facilities, of which $79 was available for borrowing.

Debt maturities at June 30, 2007, are $500, $575, $300 and $575 in fiscal years 2008, 2010, 2011 and thereafter, respectively. The Company was in compliance with all restrictive covenants and limitations at June 30, 2007.

NOTE 11.	FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company’s derivative financial instruments were recorded at fair value in the consolidated balance sheets as assets at June 30 as follows:

	2007	2006

Other current assets:
Commodity purchase contracts	$6	$11
Other assets:
Commodity purchase contracts	—	1
Other current liabilities:
Commodity purchase contracts	1	—
Foreign exchange contracts	2	—

The Company uses commodity futures, swap, and option contracts to fix the price of a portion of its raw material requirements. Contract maturities, which extend to fiscal year 2008, are matched to the length of the raw material purchase contracts. Realized contract gains and losses are reflected as adjustments to the cost of the raw materials. The estimated amount of existing pretax net gains for commodity contracts in accumulated other comprehensive net income that is expected to be reclassified into net earnings during the year ending June 30, 2008, is $5. All of the Company’s instruments are accorded hedge accounting treatment and are considered effective.

The Company also enters into certain foreign-currency related derivative contracts with no specific hedge designations. These contracts, which have been entered into to manage a portion of the Company’s foreign exchange risk, are accounted for by adjusting the carrying amount of the contracts to market value and recognizing any gain or loss in other (income) expense, net.

In fiscal year 2004, the Company discontinued hedge accounting treatment for its resin commodity contract, as the contract no longer met the accounting requirements for a cash flow hedge. This contract expired in December 2006. This contract was used as an economic hedge of resin prices and changes in the fair value of this contract was recorded to other (income) expense, net. The pretax effect on net earnings from this contract was a loss of $2 in fiscal year 2007 and a gain of $2 in each of the fiscal years 2006 and 2005.

The notional and estimated fair values of the Company’s derivative instruments are summarized below at June 30:

	2007		2006
	Notional	Fair Value	Notional	Fair Value

Derivative instruments
Foreign exchange contracts	$38	$(2)	$47	$—
Commodity purchase contracts	85	5	84	12
Fair value contracts	—	—	21	—

The carrying values of cash, short-term investments, accounts receivable and accounts payable approximate their fair values at June 30, 2007 and 2006, due to the short maturity and nature of those balances. See Note 10 for fair values of notes and loans payable and long-term debt.

NOTE 12.	OTHER LIABILITIES

Other liabilities consisted of the following at June 30:

	2007	2006

Venture agreement net terminal obligation	$263	$261
Retirement healthcare benefits	65	83
Nonqualified pension plans	54	49
Nonqualified deferred compensation plans	49	50
Environmental remediation	23	27
Long-term disability post employment obligation	23	24
Other	39	53

Total	$516	$547

Venture Agreement

In January 2003, the Company entered into an agreement with The Procter & Gamble Company (P&G) by which a venture was formed related to the Company’s Glad® plastic bags, wraps and containers business. P&G contributed production and research and development equipment, licenses to use a range of current and future trademarks, and other proprietary technologies to the Company in exchange for an interest in the profits and losses, and cash flows, as contractually defined, of the Glad® business. P&G is also providing and being reimbursed for research and development support to the Glad® business for the first ten years of the venture, subject to renewal options. The production and research and development equipment is being depreciated on a straight-line basis over useful lives ranging from two to ten years and intangible assets are being amortized on a straight-line basis over a twelve-year period. The Company maintains a net terminal obligation liability, which reflects the contractual requirement to repurchase P&G’s interest at the termination of the agreement.

As of June 30, 2007 and 2006, P&G has a 20% interest in the venture, which is the maximum investment P&G is allowed under the venture agreement. The Company pays a royalty to P&G for its interest in the profits, losses and cash flows, as contractually defined, of the Glad® business.

The agreement has a 20 year term, with a 10 year renewal option and can be terminated under certain circumstances, including at P&G’s option upon a change in control of the Company, or, at either party’s option, upon the sale of the Glad® business by the Company. Upon termination of the agreement, the Company will purchase P&G’s interest for cash at fair value as established by pre-determined valuation procedures. Following termination, the Glad® business will retain the exclusive intellectual property licenses contributed by P&G for the licensed products marketed.

NOTE 13.	OTHER CONTINGENCIES

The Company is involved in certain environmental matters, including Superfund and other response actions at various locations. The Company has a recorded liability of $23 and $27 at June 30, 2007 and 2006, respectively, for its share of the related aggregate future remediation cost. One matter in Dickinson County, Michigan, for which the Company is jointly and severally liable, accounts for a substantial majority of the recorded liability at both June 30, 2007 and 2006. The Company is subject to a cost-sharing arrangement with another party for this matter, under which the Company has agreed to be liable for 24.3% of the aggregate remediation and associated costs, other than legal fees, as the Company and the other party are each responsible for their own such fees. The other party in this matter reported a substantial net loss for calendar year 2006. If the other party with whom Clorox shares joint and several liability is unable to pay its share of the response and remediation obligations, Clorox would likely be responsible for such obligations. In October 2004, the Company and the other party agreed to a consent judgment with the Michigan Department of Environmental Quality, which sets forth certain remediation goals and monitoring activities. Based on the current status of this matter, and with the assistance of environmental consultants, the Company maintains an undiscounted liability representing its best estimate of its share of costs associated with the capital expenditures, maintenance and other costs to be incurred over an estimated 30-year remediation period. The most significant components of the liability relate to the estimated costs associated with the remediation of

NOTE 13.	OTHER CONTINGENCIES (Continued)

groundwater contamination and excess levels of subterranean methane deposits. Currently, the Company cannot accurately predict the timing of the payments that will likely be made under this estimated obligation. In addition, the Company’s estimated loss exposure is sensitive to a variety of uncertain factors, including the efficacy of remediation efforts, changes in remediation requirements and the timing, varying costs and alternative clean-up technologies that may become available in the future. Although it is possible that the Company’s exposure may exceed the amount recorded, any amount of such additional exposures, or range of exposures, is not estimable at this time.

On August 4, 2006, a derivative action purportedly on behalf of the Company was filed in the Superior Court of California, Alameda County, against certain current and former directors and officers of the Company. Specifically, the plaintiff alleges, among other things, breach of fiduciary duties and waste of corporate assets. These allegations relate to the non-cash compensation expense the Company recorded during the fourth quarter of fiscal year 2006, following a review of its stock option practices. The complaint demands, among other forms of relief, judgment in the form of monetary damages sustained by the Company as a result of such practices. On September 1, 2006, the Company filed a motion to dismiss the case. On November 3, 2006, the plaintiff filed an amended complaint naming additional defendants and asserting additional claims including allegations of violations of Section 16(b) of the Securities Exchange Act of 1934. On December 1, 2006, the Company removed the case to the United States District Court for the Northern District of California. On December 22, 2006, the Company filed a motion to dismiss the amended complaint. On April 27, 2007, the parties entered into a stipulation whereby they agreed, subject to court approval, that the amended complaint will be dismissed and that the plaintiff will have until May 30, 2007, to demand that the Board of Directors pursue the claims in the amended complaint on behalf of the Company. The plaintiff has sent the Board a demand letter and the Board is currently reviewing this matter. The plaintiff will have 30 days from the date of the Board’s response to this demand letter in which to file a second amended complaint challenging the Board’s decision.

While there can be no assurance as to the ultimate disposition of this action, the Company does not believe that its resolution will have a material adverse effect on its financial position, results of operations or cash flow. Since the Company believes that the likelihood of sustaining a material loss is remote, the Company has not accrued a liability at June 30, 2007.

The Company is also subject to various other lawsuits and claims relating to issues such as contract disputes, product liability, patents and trademarks, advertising, employee and other matters. Although the results of claims and litigation cannot be predicted with certainty, it is the opinion of management that the ultimate disposition of these matters, to the extent not previously provided for, will not have a material adverse effect, individually or in the aggregate, on the Company’s consolidated financial statements taken as a whole.

NOTE 14.	STOCKHOLDERS’ EQUITY (DEFICIT)

The Company has two share repurchase programs, consisting of an open-market program, which has a total authorization of $750, and a program to offset the impact of share dilution related to share-based awards (evergreen program), which has no authorization limit.

The open-market program was approved by the Company’s Board of Directors in May 2007, and it replaced the July 2002 and July 2003 share repurchase open-market programs.

There were no shares repurchased under the open-market program in fiscal year 2007 and 2006. Share repurchases under the evergreen program were $155 (2.4 million shares) in fiscal year 2007 and $135 (2.4 million shares) in fiscal year 2006.

During fiscal years 2007, 2006 and 2005, the Company declared dividends per share of $1.31, $1.15, and $1.11, respectively. During fiscal years 2007, 2006 and 2005, the Company paid dividends per share of $1.20, $1.14, and $1.10, respectively.

NOTE 14.	STOCKHOLDERS’ EQUITY (DEFICIT) (Continued)

Accumulated other comprehensive net losses at June 30, 2007, 2006 and 2005, included the following net-of-tax (losses) gains:

	2007	2006	2005

Currency translation	$(168)	$(215)	$(217)
Derivatives	3	6	5
Minimum pension liabilities	—	(6)	(124)
Unrecognized actuarial losses and prior service benefit, net	(44)	—	—

Total	$(209)	$(215)	$(336)

For fiscal years 2007, 2006 and 2005, the Company recorded increases (decreases) to deferred tax assets of $23, $(71), and $72, respectively, which were related to its unrecognized components of employee benefit plans adjustments and were reflected as components of total comprehensive income.

On November 14, 2006, the Company retired 91 million shares of its treasury stock. These shares are now authorized but unissued. In accordance with Accounting Principles Board Opinion No. 6, Status of Accounting Research Bulletin, the treasury stock retirement resulted in a reduction of the following on the Company’s Condensed Consolidated Balance Sheet: treasury stock by $4,137, common stock by $91 and retained earnings by $4,046. There was no effect on the Company’s overall equity position as a result of the retirement.

NOTE 15.  EARNINGS PER SHARE

A reconciliation of the weighted average number of common shares outstanding (in thousands) used to calculate basic and diluted earnings per common share is as follows for the fiscal years ended June 30:

	2007	2006	2005

Basic	151,445	150,545	176,586
Stock options and other	2,490	2,456	2,590

Diluted	153,935	153,001	179,176

Stock options (in thousands) not included in the computation of diluted net earnings per common share because the exercise price of the stock options was greater than the average market price of the common shares and therefore the effect would be antidilutive is as follows for the fiscal years ended June 30:

	2007	2006	2005

Stock options	57	439	502

NOTE 16.	SHARE-BASED COMPENSATION PLANS

In November 2005, the Company’s stockholders approved the 2005 Stock Incentive Plan (2005 Plan). The 2005 Plan permits the Company to grant various nonqualified, share-based compensation awards, including stock options, restricted stock, performance units, deferred stock units, restricted stock units, stock appreciation rights, performance shares and other stock-based awards. As a result of the adoption of the 2005 Plan, no further awards have been or will be granted from any prior plans, including the 1996 Stock Incentive Plan and the 1993 Directors’ Stock Option Plan. The Company is authorized to grant up to seven million common shares under the 2005 Plan, of which five million common shares were previously available under prior plans. At June 30, 2007, six million common shares are available for grant under the 2005 Plan.

NOTE 16.	SHARE-BASED COMPENSATION PLANS (Continued)

Following the adoption of SFAS 123-R, and excluding the $25 pretax cumulative historical stock option charge ($16 after-tax) discussed below, the compensation cost and related income tax benefit recognized in the Company’s fiscal years 2007 and 2006 consolidated financial statements for share-based compensation plans were classified as follows:

	2007	2006

Costs of products sold	$7	$5
Selling and administrative expenses	38	45
Research and development costs	4	2

Total compensation cost	$49	$52

Related income tax benefit	$19	$20

Total compensation expense related to the Company’s restricted stock and performance units programs prior to the adoption of SFAS 123-R was $6 and $5, respectively, and the total related income tax benefit for each of the programs was $2 for the fiscal year 2005.

Cash received during fiscal year 2007 from stock options exercised under all share-based payment arrangements was $103. The Company issues shares for share-based compensation plans from treasury stock. The Company repurchases shares under its program to offset the estimated impact of share dilution related to share-based awards. In fiscal year ended June 30, 2007, the Company repurchased 2.4 million shares at a total cost of $155. The Company expects to repurchase approximately 3 million shares in fiscal year 2008 to offset the impact of share dilution related to share-based awards.

Details regarding the valuation and accounting for stock options, restricted stock awards, performance units and deferred stock units for nonemployee directors follow.

Stock Options

The fair value of each stock option award granted during fiscal years 2007, 2006 and 2005 is estimated on the date of grant using the Black-Scholes valuation model and assumptions noted in the following table:

	2007	2006	2005

Expected life	5 years	5 years	4 to 6 years
Expected volatility	22.1% to 24.1%	24.2% to 28.0%	29.2%
Risk-free interest rate	4.6% to 4.7%	3.7% to 4.9%	3.1% to 5.4%
Dividend yield	1.9% to 2.0%	1.8% to 2.1%	2.1%

The expected life of the stock options is based on observed historical exercise patterns. Groups of employees having similar historical exercise behavior are considered separately for valuation purposes. Upon the adoption of SFAS 123-R, the Company estimates stock option forfeitures based on historical data for each separate employee grouping, and adjusts the rate to expected forfeitures periodically. The adjustment of the forfeiture rate will result in a cumulative catch-up adjustment in the period the forfeiture estimate is changed. The expected volatility is based on implied volatility from publicly traded options on the Company’s stock at the date of grant, historical implied volatility of the Company’s publicly traded options and other factors. The risk-free interest rate is based on the implied yield on a U.S. Treasury zero-coupon issue with a remaining term equal to the expected term of the option. The dividend yield is based on the projected annual dividend payment per share, divided by the stock price at the date of grant.

Prior to the adoption of SFAS No. 123-R, the Company accounted for stock-based compensation using the intrinsic value method. Pro forma disclosures of net earnings, basic and diluted earnings per common share reflecting the Company’s financial results if compensation expense for the various stock option plans had been determined based upon fair values at the grant date are presented in Note 1.

NOTE 16.	SHARE-BASED COMPENSATION PLANS (Continued)

Details of the Company’s stock option plan at June 30 are summarized below:

		Weighted-	Average
		Average	Remaining	Aggregate
	Number of	Exercise	Contractual	Intrinsic
	Shares	Price	Life	Value
	(In thousands)

Outstanding at June 30, 2006	10,490	$45
Granted	1,301	62
Exercised	(2,359)	43
Cancelled	(473)	52

Outstanding at June 30, 2007	8,959	47	6 years	$133

Options vested and exercisable at:
June 30, 2007	5,894	42	5 years	117

The weighted-average fair value per share of each option granted during fiscal years 2007, 2006 and 2005, estimated at the grant date using the Black-Scholes option pricing model, was $14.96, $14.75 and $14.33, respectively. The total intrinsic value of options exercised in fiscal years 2007, 2006 and 2005 was $49, $53 and $60, respectively.

Results for the fourth quarter and fiscal year 2006 include a pretax cumulative charge of $25 ($16 after-tax or $0.11 per diluted share), resulting from non-cash charges associated with historical stock option compensation expense relating to prior periods dating back to the third quarter of fiscal 1996. The Company identified the additional stock option compensation expense in a voluntary comprehensive review of its stock-option practices that was overseen by the Audit Committee of Clorox’s Board of Directors with the assistance of outside counsel. The Company’s voluntary review identified no evidence of fraud or intentional deviation from U.S. GAAP.

The pretax charge for non-cash compensation expense includes $15 in equity compensation expense related to the determination of the appropriate measurement date for certain stock option grants, of which $2 relates to certain stock options granted to officers prior to December 2001 and $13 relates to certain stock options granted to non-officer employees prior to October 2004. With respect to substantially all of these stock option grants, the Company identified the measurement date as the date that resulted in the lowest market price over a two-week period rather than the end of the two-week period, as required. Consequently, compensation expense was recorded for certain grants identified as having intrinsic value as of the appropriate measurement date.

The remaining $10 in pretax charges results primarily from the requirement to use variable accounting with respect to certain options granted to officers due to existence of documented approval of the options within six months of the repurchase in 2001 of stock options from the same officers. Although the intent was for the options to have been granted more than six months before the repurchase, there is insufficient documentation to demonstrate that final approval of the option grants was made at least six months prior to the repurchase.

Stock option awards outstanding as of June 30, 2007, have generally been granted at prices that are either equal to or above the market value of the stock on the date of grant. As noted above, certain historical stock options were granted prior to fiscal year 2006 at prices below market value. Stock options outstanding as of June 30, 2007, generally vest over four years and expire no later than ten years after the grant date. Effective July 1, 2005, the Company generally recognizes compensation expense ratably over the vesting period. At June 30, 2007, there was $25 of total unrecognized compensation cost related to nonvested options, which is expected to be recognized over a remaining weighted-average vesting period of three years, subject to forfeitures.

Restricted Stock Awards

In accordance with SFAS No. 123-R, the fair value of restricted stock awards is estimated on the date of grant based on the market price of the stock and is amortized to compensation expense on a straight-line basis over the related vesting periods, which are generally three to four years. The total number of restricted stock awards expected to vest

NOTE 16.	SHARE-BASED COMPENSATION PLANS (Continued)

is adjusted by estimated forfeiture rates. At June 30, 2007, there was $10 of total unrecognized compensation cost related to nonvested restricted stock awards, which is expected to be recognized over a remaining weighted-average vesting period of two years. The unrecognized compensation cost related to nonvested restricted stock awards was recorded as unearned compensation in stockholders’ deficit at June 30, 2005. As part of the adoption of SFAS No. 123-R, the unrecognized compensation cost related to nonvested restricted stock awards granted prior to July 1, 2005, was included as a component of additional paid-in capital. The total fair value of the shares that vested in fiscal years 2007, 2006 and 2005 was $11, $5 and $5, respectively. The weighted-average grant-date fair value of awards granted was $61.89, $57.23, and $54.89 per share for fiscal years 2007, 2006 and 2005, respectively.

A summary of the status of the Company’s restricted stock awards at June 30 is presented below:

		Weighted-Average
	Number of	Grant-Date Fair Value
	Shares	per Share
	(In thousands)

Restricted stock awards at June 30, 2006	529	$47
Granted	128	62
Vested	(173)	43
Forfeited	(23)	53

Restricted stock awards at June 30, 2007	461	53

Performance Units

The Company’s performance unit grants subsequent to the adoption of SFAS No. 123-R provide for the issuance of common stock to certain managerial staff and executive management if the Company achieves specified return on invested capital performance targets. The performance unit grants vest after three years. All performance unit grants receive dividend distributions during their vesting periods. The fair value of each grant issued is estimated on the date of grant based on the current market price of the stock. The total amount of compensation expense recognized reflects estimated forfeiture rates, and the initial assumption that performance goals will be achieved. Compensation expense is adjusted quarterly based on management’s assessment of the probability that performance goals will be achieved. If such goals are not met or it is determined that achievement of performance goals is not probable, any previously recognized compensation expense is reversed.

The number of shares issued will be dependent upon vesting and the achievement of specified performance targets. At June 30, 2007, there was $24 of total unrecognized compensation cost related to nonvested performance unit grants issued after the adoption of SFAS 123-R, which is expected to be recognized over a remaining weighted-average performance period of two years. The weighted-average grant-date fair value of awards granted was $61.47, $57.00 and $53.45 per share for fiscal years 2007, 2006 and 2005, respectively.

Prior to the adoption of SFAS No. 123-R, the Company granted performance units to certain members of management that provided for the issuance of common stock if the Company’s total shareholder return over a period of time met specified performance goals based on comparisons with the performance of a selected peer group of companies. In fiscal year 2007, after determining it was likely that certain performance goals would be met, the Company recorded the fiscal year 2004 performance unit grants, which are scheduled to vest in September 2007 if performance goals are met. The unrecognized expense for the performance unit grants scheduled to vest in September 2007 is less than $1.

NOTE 16.	SHARE-BASED COMPENSATION PLANS (Continued)

A summary of the status of the Company’s performance unit awards at June 30 is presented below:

		Weighted-Average
	Number of	Grant-Date Fair Value
	Shares	per Share
	(In thousands)

Performance unit awards at June 30, 2006	906	$51
Granted	449	61
Vested and distributed	(45)	33
Forfeited	(57)	58

Performance unit awards at June 30, 2007	1,253	55

Performance units vested and deferred at June 30, 2007	246	40

The nonvested performance units outstanding at June 30, 2007 and 2006, were 1,006,851 and 738,770, respectively, and the weighted average grant date fair value was $58.46 and $54.46 per share, respectively. Total shares vested during fiscal year 2007 were 120,140, which had a weighted average grant date fair value per share of $45.33. The total fair value of shares vested was $8, $6, and zero during fiscal years 2007, 2006 and 2005, respectively. Upon vesting, the recipients of the grants either receive the distribution as shares or, if previously elected by the recipient, as deferred stock. During fiscal years 2007 and 2006, $1 and $3 of the vested awards were paid by the issuance of shares. At June 30, 2007, $5 of fiscal year 2007 deferred stock and $5 of fiscal year 2006 deferred stock are included in additional paid-in capital.

Deferred Stock Units for Nonemployee Directors

Nonemployee directors receive annual grants of deferred stock units under the Company’s director compensation program and can elect to receive all or a portion of their annual retainers and fees in the form of deferred stock units. The deferred stock units vest immediately, receive dividend distributions, which are reinvested as deferred stock units, and are recognized at their fair value on the date of grant. Each deferred stock unit represents the right to receive one share of the Company’s common stock following the termination of a director’s service.

During fiscal year 2007, the Company granted 38,393 deferred stock units, reinvested dividends of 2,065 units and distributed 26,190 shares, which had a weighted-average fair value on grant date of $63.36, $64.39 and $43.48 per share, respectively. As of June 30, 2007, 113,954 units were outstanding, which had a weighted-average fair value on grant date of $53.18 per share.

NOTE 17.	LEASES AND OTHER COMMITMENTS

In October 2006, the Company entered into an ITS Agreement with Hewlett-Packard (HP), a third-party service provider. Upon the terms and subject to the conditions set forth in the ITS Agreement, HP is providing certain information technology and related services as well as information technology equipment through an operating lease. The services and operating lease began in March 2007 and will continue through October 2013. The estimated future minimum rental payments, included in the table below, are $17 and the contractual obligations, included in purchase obligations, are $224. Estimates are based on an annual service fee that will be adjusted periodically based upon updates to services and equipment provided. During fiscal year 2007, the Company incurred operating costs of $11 under the agreement.

In addition to the information technology equipment lease, the Company also leases transportation equipment, and various manufacturing, warehousing, and office facilities. The Company’s leases are classified as operating leases and the Company’s existing contracts will expire by 2019. The Company expects that in the normal course of

NOTE 17.	LEASES AND OTHER COMMITMENTS (Continued)

business, existing contracts will be renewed or replaced by other leases. The following is a schedule of future minimum rental payments required under the Company’s existing non-cancelable lease agreements:

Future Minimum
Fiscal Year	Rental Payments

2008	$26
2009	23
2010	21
2011	16
2012	14
Thereafter	41

Total	$141

Rental expense for all operating leases was $53, $50, and $46 in fiscal years 2007, 2006 and 2005, respectively. Space not occupied by the Company in its headquarters building is rented to other tenants under operating leases expiring through 2014. Future minimum rentals to be received under these leases total $6 and do not exceed $2 in any one year.

The Company is also party to certain purchase obligations, which are defined as purchase agreements that are enforceable and legally-binding and that specify all significant terms, including quantity, price and the approximate timing of the transaction. Examples of the Company’s purchase obligations include commitments for information technology and related services, advertising, raw material and contract packing purchases, utility agreements, capital expenditure agreements, software acquisition and license commitments, and service contracts. At June 30, 2007, the Company’s purchase obligations, including the services related to the ITS Agreement, totaled $253, $97, $55, $47, $44 and $44 for fiscal years 2008 through 2012, and thereafter, respectively.

NOTE 18.	OTHER (INCOME) EXPENSE, NET

The major components of other (income) expense, net for the fiscal years ended June 30 were:

	2007	2006	2005

Henkel Iberica:
Gain on exchange	$—	$—	$(20)
Equity in earnings	—	—	(5)

	—	—	(25)

Interest income	(8)	(10)	(10)
Foreign exchange losses (gains), net	4	—	(8)
Equity in earnings of unconsolidated affiliates	(8)	(7)	(5)
Low-income housing partnership losses (Note 8)	4	15	16
Amortization of trademarks and other intangible assets	5	5	4
Other	1	(5)	5

	(2)	(2)	2

Total other income, net	$(2)	$(2)	$(23)

The Company recorded an $11 benefit ($8 after-tax or $0.04 per diluted share) to other (income) expense, net in fiscal year 2005 to recognize certain currency transaction gains, which accumulated over a four-year period in a foreign subsidiary and are included in foreign exchange losses (gains), net, above. The Company does not believe the foreign currency transaction gains are material to the periods in which they should have been reflected or were and therefore recorded the entire benefit in fiscal year 2005.

NOTE 18.	OTHER (INCOME) EXPENSE, NET (Continued)

In the third quarter of fiscal year 2005, the Company recorded a $13 pretax charge ($9 after-tax or $0.05 per diluted share) in other (income) expense, net to recognize certain partnership operating losses realized in prior fiscal years, the aggregate charge accumulated over the approximate 14-year period during which the Company invested in the partnerships. The Company does not believe these losses are material to the periods in which they should have been reflected or were reflected and, therefore, recorded the entire charge in the third quarter of fiscal year 2005.

NOTE 19.	INCOME TAXES

The provision for income taxes on continuing operations, by tax jurisdiction, consisted of the following for the fiscal years ended June 30:

	2007	2006	2005

Current
Federal	$196	$178	$209
State	29	20	24
Foreign	37	40	26

Total current	262	238	259

Deferred
Federal	(14)	(15)	(62)
Federal — American Jobs Creation Act	—	(8)	12
State	—	(1)	(5)
Foreign	(1)	(4)	8

Total deferred	(15)	(28)	(47)

Total	$247	$210	$212

The components of earnings from continuing operations before income taxes, by tax jurisdiction, were as follows for the fiscal years ended June 30:

	2007	2006	2005

United States	$508	$516	$587
Foreign	235	137	142

Total	$743	$653	$729

A reconciliation of the statutory federal income tax rate to the Company’s effective tax rate on continuing operations follows for the fiscal years ended June 30:

	2007	2006	2005

Statutory federal tax rate	35.0%	35.0%	35.0%
State taxes (net of federal tax benefits)	2.6	1.4	1.7
Tax differential on foreign earnings	(0.7)	(2.4)	(0.6)
Net adjustment of prior year federal and state tax accruals	(1.6)	1.9	(2.9)
Change in valuation allowance	(1.3)	(0.6)	(1.4)
Low-income housing tax credits	(0.7)	(1.4)	(0.9)
Other differences	(0.1)	(1.8)	(1.8)

Effective tax rate	33.2%	32.1%	29.1%

Applicable U.S. income and foreign withholding taxes have not been provided on approximately $57 of undistributed earnings of certain foreign subsidiaries at June 30, 2007, since these earnings are considered indefinitely

NOTE 19.	INCOME TAXES (Continued)

reinvested. The net federal income tax liability that would arise if these earnings were not indefinitely reinvested is approximately $13. Applicable U.S. income and foreign withholding taxes are provided on these earnings in the periods in which they are repatriated.

During fiscal year 2006, the Company repatriated approximately $265 of cash previously held in foreign entities. Of this amount, $111 represented dividends paid under the terms of the American Jobs Creation Act (AJCA) that the Company reinvested in certain qualified activities. All entities whose earnings had been designated as indefinitely reinvested prior to remitting qualified dividends under the terms of the AJCA have reverted back to indefinite reinvestment status as of June 30, 2006.

With respect to the Company’s stock option plans, realized tax benefits in excess of tax benefits recognized in net earnings are recorded as increases to additional paid-in capital. Excess tax benefits of approximately $16, $17 and $22 were realized and recorded to additional paid-in capital for the fiscal years 2007, 2006 and 2005, respectively. In addition, previously recognized tax benefits of $5, relating to the cumulative charge described at Note 16, were reclassified from additional paid-in capital to income tax expense during the fiscal year 2006.

The components of deferred tax assets and liabilities at June 30 are shown below:

	2007	2006

Deferred tax assets
Compensation and benefit programs	$122	$88
Basis difference related to Venture Agreement	30	30
Net operating loss and tax credit carryforwards	17	20
Inventory costs	13	10
Other	24	23

Subtotal	206	171
Valuation allowance	(22)	(26)

Total deferred tax assets	184	145

Deferred tax liabilities
Fixed and intangible assets	(148)	(168)
Low-income housing partnerships	(21)	(24)
Accruals and reserves	(19)	(14)
Unremitted foreign earnings	(15)	(11)
Other	(26)	(24)

Total deferred tax liabilities	(229)	(241)

Net deferred tax liabilities	$(45)	$(96)

The net deferred tax assets and liabilities included in the consolidated balance sheet at June 30 were as follows:

	2007	2006

Current deferred tax assets	$31	$24
Noncurrent deferred tax assets	14	9
Noncurrent deferred tax liabilities	(90)	(129)

Net deferred tax liabilities	$(45)	$(96)

NOTE 19.	INCOME TAXES (Continued)

The Company periodically reviews its deferred tax assets for recoverability. A valuation allowance is established when the Company believes that it is more likely than not that some portion of its deferred tax assets will not be realized. Valuation allowances have been provided to reduce deferred tax assets to amounts considered recoverable. Details of the valuation allowance at June 30 were as follows:

	2007	2006

Valuation allowance at beginning of year	$(26)	$(33)
Decrease in foreign net operating loss carryforward	4	7

Valuation allowance at end of year	$(22)	$(26)

At June 30, 2007, the Company had federal foreign tax credit carryforwards of $7 with an expiration date in fiscal year 2016. Tax benefits from foreign net operating loss carryforwards of $8 have expiration dates between fiscal years 2009 and 2017. Tax benefits from foreign net operating loss carryforwards of $2 may be carried forward indefinitely.

At June 30, 2006, the Company had federal foreign tax credit carryforwards of $5 with an expiration date in fiscal year 2016. In addition, the Company had income tax credit carryforwards in foreign jurisdictions of $1 with an expiration date in fiscal year 2008. Tax benefits from foreign net operating loss carryforwards of $11 have expiration dates between fiscal years 2007 and 2016. Tax benefits from foreign net operating loss carryforwards of $3 may be carried forward indefinitely.

In June 2007, the Company reached agreement with the IRS resolving all remaining tax issues originally arising in the period from 1997 through 2000. As a result of the settlement agreement, the Company paid $11 in federal taxes and interest for the years 1997 through 2000 in the fourth quarter of fiscal year 2007. The Company had previously accrued for these contingencies.

In April 2005, the Company reached an agreement with the IRS resolving certain tax issues originally arising in the period from 1997 through 2000. As a result of the settlement agreement, the Company paid $94 (excluding $6 of tax benefits) in fiscal year 2005 and $151 (excluding $13 of tax benefits) in fiscal year 2006, respectively. The Company had previously accrued for this contingency and released approximately $23 in tax accruals related to this matter in fiscal year 2005.

In 2006, the IRS completed audits of the Company’s income tax returns through fiscal year 2002, and additional tax matters related to these audits are being reviewed at the IRS appeals level.

In fiscal year 2008, the Company will adopt FIN 48, Accounting for Uncertainty in Income Taxes — an Interpretation of Financial Accounting Standards Board Statement No. 109. See Note 1 for the anticipated impact of the adoption.

NOTE 20.	EMPLOYEE BENEFIT PLANS

The Company adopted SFAS No. 158 at the end of fiscal year 2007. The Company applied the modified prospective transition method and prior periods were not restated. The incremental effect of applying SFAS No. 158 in the balance sheet as of June 30, 2007, was as follows:

	Prior to	Effect of
	Adoption of	Adopting	As Reported
	SFAS No. 158	SFAS No. 158	June 30, 2007

Retirement income assets	$106	$(67)	$39
Deferred tax assets	3	24	27

	$109	$(43)	$66

Retirement income liabilities	(104)	(9)	(113)
Retirement health care liabilities	(83)	13	(70)

	$(187)	$4	$(183)

Accumulated other comprehensive loss	$5	$39	$44

Items not yet recognized as a component of post retirement expense as of June 30, 2007, consisted of:

	Retirement	Retirement
	Income	Health Care

Prior service benefit	$—	$(7)
Net actuarial loss/(gain)	84	(6)
Deferred income taxes	(32)	5

Accumulated other comprehensive loss/(income)	$52	$(8)

In fiscal year 2008, the Company expects to recognize, on a pretax basis, approximately $2 of the prior year service benefit and $7 of the net actuarial loss as a component of net periodic benefit cost.

retirement income plans

The Company has qualified and nonqualified defined benefit plans that cover substantially all domestic employees and certain international employees. Benefits are based on either employee years of service and compensation or a stated dollar amount per years of service. The Company is the sole contributor to the plans in amounts deemed necessary to provide benefits and to the extent deductible for federal income tax purposes. Assets of the plans consist primarily of marketable equity and debt security investments. The Company made contributions of $10, $10 and zero to its domestic qualified retirement income plans in fiscal years 2007, 2006 and 2005, respectively. The Company has also contributed zero, zero and $1 to its foreign retirement income plans for fiscal years 2007, 2006 and 2005, respectively. The Company’s funding policy is to contribute amounts sufficient to meet minimum funding requirements as set forth in employee benefit tax laws plus additional amounts as the Company may determine to be appropriate.

retirement health care

The Company provides certain health care benefits for employees who meet age, participation and length of service requirements at retirement. The plans pay stated percentages of covered expenses after annual deductibles have been met. Benefits paid take into consideration payments by Medicare. The plans are funded as claims are paid, and the Company has the right to modify or terminate certain of these plans.

The assumed health care cost trend rate used in measuring the accumulated post-retirement benefit obligation (APBO) was 10% for medical and 12% for prescription drugs for fiscal year 2007. These rates have been assumed to gradually decrease by 1% for each year until an assumed ultimate trend of 5% is reached in 2012 for medical and 2014 for prescription drugs. The healthcare cost trend rate assumption has an effect on the amounts reported. The effect of a one percentage point increase or decrease in the assumed healthcare cost trend rate on the total service and interest cost components and the postretirement benefit obligation was approximately $1 at June 30, 2007, 2006 and 2005.

NOTE 20.	EMPLOYEE BENEFIT PLANS (Continued)

Summarized information for the Company’s retirement income and healthcare plans at and for the fiscal year ended June 30:

	Retirement Income		Retirement Health Care
	2007	2006	2007	2006

Change in benefit obligations:
Benefit obligation at beginning of year	$453	$530	$77	$84
Service cost	11	12	2	2
Interest cost	28	25	4	4
Employee contributions to deferred compensation plans	5	5	—	—
Actuarial loss (gain)	7	(84)	(9)	(9)
Translation adjustment	1	—	—	—
Benefits paid	(39)	(35)	(4)	(4)

Benefit obligation at end of year	466	453	70	77

Change in plan assets:
Fair value of assets at beginning of year	355	339	—	—
Actual return on plan assets	56	30	—	—
Employer contributions to qualified and nonqualified plans	19	20	4	4
Translation adjustment	1	—	—	—
Benefits paid	(39)	(35)	(4)	(4)

Fair value of plan assets at end of year	392	354	—	—

Unfunded status	(74)	(99)	(70)	(77)
Unrecognized prior service cost	—	(2)	—	(9)
Unrecognized loss	—	118	—	3

Prepaid (accrued) benefit cost	$(74)	$17	$(70)	$(83)

Amount recognized in the balance sheets consists of:
Pension benefit assets	$39	$106	$—	$—
Current accrued benefit liability	(10)	—	(5)	—
Non-current accrued benefit liability	(103)	(99)	(65)	(83)
Accumulated other comprehensive net losses, before deferred tax benefits	—	10	—	—

Net amount recognized	$(74)	$17	$(70)	$(83)

The projected benefit obligation (PBO), accumulated benefit obligation (ABO) and fair value of plan assets for those pension plans with an ABO in excess of plan assets were $55, $48, and zero, respectively at June 30, 2007 and $51, $47, and zero, respectively, at June 30, 2006. The PBO, ABO and fair value of plan assets for other retirement income plans, including the nonqualified deferred compensation plans, with an ABO in excess of plan assets were $58, $58, and zero, respectively, at June 30, 2007 and $51, $51, and zero, respectively, at June 30, 2006. The ABO for pension plans was $397 and $391 at June 30, 2007 and 2006. The ABO for all retirement income plans increased by $13 in fiscal year 2007. The Company uses a June 30 measurement date.

At June 30, 2006, the Company recorded additional minimum pension liabilities of $10 which was included in accumulated other comprehensive net losses, with an offset to other liabilities. The additional minimum liability was required when the ABO is greater than the fair market value of plan assets and represents the excess of the ABO over the accrued benefit cost. The additional minimum liability is no longer required under SFAS No. 158. At

NOTE 20.	EMPLOYEE BENEFIT PLANS (Continued)

June 30, 2006, the Company recorded deferred taxes of $4 associated with the additional minimum liabilities with an offset to accumulated other comprehensive net losses.

The net retirement income and healthcare plans costs for the fiscal year ended June 30 include the following components:

				Retirement
	Retirement Income			Health Care
	2007	2006	2005	2007	2006	2005

Components of net periodic benefit cost
Service cost	$11	$12	$13	$2	$2	$2
Interest cost	28	25	26	4	4	5
Expected return on plan assets	(27)	(27)	(28)	—	—	—
Amortization of unrecognized items	9	14	8	(2)	(1)	(2)

Total net periodic benefit cost	$21	$24	$19	$4	$5	$5

The target allocations and weighted average asset allocations of the investment portfolio for the Company’s domestic qualified retirement income plan at June 30 are:

		% of Plan
		Assets
	% Target	at June 30
	Allocation	2007	2006

Asset Category
U.S. equity	50%	49%	57%
International equity	20	20	19
Fixed income	25	24	24
Other	5	7	—

Total	100%	100%	100%

The expected long-term rate of return assumption is based on an analysis of historical experience of the portfolio and the summation of prospective returns for each asset class in proportion to the fund’s current asset allocation. The discount rate assumption is determined annually based on the Moody’s Aa-rated long-term bond yield index, which approximate the timing and cash outflows of the Company’s defined benefit payments. The target asset allocation was determined based on the risk tolerance characteristics of the plan and, at times, may be adjusted to achieve the Company’s overall investment objective and to minimize any concentration of investment risk. The Company’s objective is to invest plan assets in a manner that will generate resources to pay current and projected plan obligations over the life of the domestic qualified retirement income plan.

Weighted-average assumptions used to estimate the actuarial present value of benefit obligations at June 30 are as follows:

	Retirement Income		Retirement Health Care
	2007	2006	2007	2006

Benefit Obligation
Discount rate
Range	5.50% to 6.25%	5.50% to 6.25%	5.50% to 6.25%	5.75% to 6.25%
Weighted average	6.22%	6.23%	6.19%	6.22%
Rate of compensation increase
Range	3.50% to 5.50%	3.50% to 5.50%	n/a	n/a
Weighted average	4.18%	4.17%	n/a	n/a

NOTE 20.	EMPLOYEE BENEFIT PLANS (Continued)

Weighted-average assumptions used to estimate the net periodic pension and other postretirement benefit expenses (income) for the fiscal year ended June 30, are as follows:

	Retirement Income
	2007	2006	2005

Net periodic expense (income)
Discount rate
Range	5.50% to 6.25%	5.00% to 5.25%	5.50% to 6.50%
Weighted average	6.23%	5.01%	6.49%
Rate of compensation increase
Range	3.50% to 5.50%	3.50% to 5.50%	3.50% to 5.50%
Weighted average	4.17%	4.17%	4.17%
Expected return on plan assets
Range	6.50% to 8.25%	6.50% to 8.25%	6.50% to 8.25%
Weighted average	8.17%	8.18%	8.18%

	Retirement Health Care
	2007	2006	2005

Net periodic expense (income)
Discount rate
Range	5.75% to 6.25%	5.00% to 5.25%	6.25% to 6.50%
Weighted average	6.22%	5.01%	6.49%

Expected benefit payments for the Company’s pension and other postretirement plans are as follows:

	Income	Health Care

2008	$33	$5
2009	32	5
2010	33	6
2011	34	6
2012	34	6
Fiscal years 2013 — 2017	177	29

Expected benefit payments are based on the same assumptions used to measure the benefit obligations and include estimated future employee service.

Defined Contribution Plans

The Company has defined contribution plans for most of its domestic employees. The cost of those plans is based on the Company’s profitability and level of participants’ deferrals qualifying for match. The plans include The Clorox Company 401(k) Plan, which has two components, a 401(k) component and a profit sharing component. Employee contributions made to the 401(k) component are partially matched with Company contributions. Company contributions to the profit sharing component above 3% of employee eligible earnings are discretionary and are based on Company performance targets including sales growth, earnings per share and certain other metrics. The aggregate cost of the defined contribution plans was $26, $25 and $22 in fiscal years 2007, 2006 and 2005, respectively, including $21, $21 and $18, respectively, of discretionary contributions. The Company also has defined contribution plans for certain of its international employees. The aggregate cost of these foreign plans was $3, $2 and $2 in fiscal years 2007, 2006 and 2005, respectively.

NOTE 21.	SEGMENT REPORTING

Information regarding the Company’s reportable segments is shown below. Each segment is individually managed with separate reportable results that are reviewed regularly by the chief operating decision makers. Intersegment sales are insignificant. The reportable segments include:

•	Household Group — North America: Includes U.S. laundry, cleaning, water-filtration, auto-care and professional products, and all products marketed in Canada.

•	Specialty Group: Includes the plastic bags, wraps and containers businesses, charcoal, cat litter and food products marketed in the United States.

•	International: Includes operations outside the United States and Canada.

Corporate includes certain nonallocated administrative costs, amortization of trademarks and other intangible assets, interest income, interest expense, foreign exchange gains and losses, and other nonoperating income and expense. Corporate assets include cash and cash equivalents, the Company’s headquarters and research and development facilities, information systems hardware and software, pension balances, and other investments.

		Household	Specialty			Total
	Fiscal Year	Group	Group	International	Corporate	Company

Net sales	2007	$2,140	$1,990	$717	$—	$4,847
	2006	2,113	1,892	639	—	4,644
	2005	2,013	1,788	587	—	4,388
Earnings (losses) from continuing operations before income taxes	2007	671	534	141	(603)	743
	2006	671	460	129	(607)	653
	2005	629	435	123	(458)	729
Equity in earnings of affiliates	2007	—	—	8	—	8
	2006	—	—	7	—	7
	2005	—	—	13	(1)	12
Identifiable assets	2007	1,449	892	716	609	3,666
	2006	1,356	893	581	786	3,616
Capital expenditures	2007	36	70	10	31	147
	2006	34	81	14	51	180
	2005	39	61	9	42	151
Depreciation and amortization	2007	42	68	14	68	192
	2006	43	63	16	66	188
	2005	41	64	10	68	183
Significant non-cash charges included in earnings from continuing operations before income taxes:
Asset impairment costs	2007	—	4	—	—	4
	2006	—	—	—	—	—
	2005	—	26	3	—	29
Share-based compensation(1)	2007	—	—	—	49	49
	2006	—	—	—	77	77
	2005	—	—	—	11	11

(1)	Included in fiscal year 2006 were pretax charges of $25 related to non-cash historical stock option compensation expense.

Included in the fiscal year 2006 Corporate segment losses from continuing operations before income taxes was a charge of $11 ($7 after-tax) related to the retirement of the former chairman and CEO from his positions. The after-tax charge includes $4 related to expected accelerated vesting of certain non-cash stock compensation and $3 in

NOTE 21.	SEGMENT REPORTING (Continued)

connection with expected salary continuation in accordance with the terms of the Company’s stock compensation and long-term disability plans.

The $20 gain recorded in fiscal year 2005 on the exchange of Henkel Iberica was included in the Corporate segment.

Net sales to the Company’s largest customer, Wal-Mart Stores, Inc. and its affiliates, were 26% of consolidated net sales in fiscal years 2007, 2006 and 2005, and occurred primarily within the Household Group — North America and Specialty Group segments. No other customers exceeded 10% of consolidated net sales in any year. During fiscal years 2007, 2006 and 2005, the Company’s five largest customers accounted for 42%, 41% and 40% of its net sales, respectively.

Sales of Glad® trash bags represented approximately 14%, 14% and 12%, respectively, of total consolidated net sales in fiscal year 2007, 2006 and 2005. Sales of Clorox® liquid bleach represented approximately 12%, 13% and 11%, respectively, of total consolidated net sales in fiscal year 2007, 2006 and 2005. No other product line exceeded 10% of total consolidated net sales in either fiscal year 2007, 2006 or 2005.

Net sales and long-lived assets by geographic area at and for the fiscal years ended June 30 were as follows:

				Total
	Fiscal Year	United States	Foreign	Company

Net sales	2007	$3,977	$870	$4,847
	2006	3,878	766	4,644
	2005	3,692	696	4,388
Long-lived assets	2007	847	129	976
	2006	887	117	1,004

NOTE 22.	GUARANTEES

In conjunction with divestitures and other transactions, the Company may provide indemnifications relating to the enforceability of trademarks, pre-existing legal, tax, environmental and employee liabilities, as well as provisions for product returns and other items. The Company has indemnification agreements in effect that specify a maximum possible indemnification exposure. The Company’s aggregate maximum exposure from these agreements is $291, which consists primarily of an indemnity of up to $250 made to Henkel in connection with the Share Exchange Agreement, subject to a minimum threshold of $12 before any payments would be made. The general representations and warranties made by the Company in connection with the Henkel Share Exchange Agreement were made to guarantee statements of fact at the time of the transaction closing and pertain to environmental, legal and other matters.

In addition to the indemnifications related to the general representations and warranties, the Company entered into an agreement with Henkel regarding certain tax matters. The Company made certain representations of fact as of the closing date of the exchange transaction and certain representations and warranties regarding future performance designed to preserve the tax-free status of the exchange transaction. In general, the Company agreed to be responsible for Henkel’s taxes on the transaction if the Company’s actions result in a breach of the representations and warranties in a manner that causes the share-exchange to fail to qualify for tax-free treatment. Henkel has agreed to similar obligations. The Company is unable to estimate the amount of maximum potential liability relating to the tax indemnification as the agreement does not specify a maximum amount, and the Company does not have the information that would be required to calculate this exposure. The Company does note, however, that the potential tax exposure, if any, could be very significant as the Company believes Henkel’s tax basis in the shares exchanged is low, and the value of the subsidiary stock transferred to Henkel in the exchange transaction was approximately $2,800. Although the agreement does not specify an indemnification term, any exposure under the agreement would be limited to taxes assessed prior to the expiration of the statute of limitations period for assessing taxes on the share exchange transaction.

NOTE 22.	GUARANTEES (Continued)

The Company is a party to letters of credit of $24, primarily related to one of its insurance carriers.

The Company has not recorded any liabilities on any of the aforementioned guarantees at June 30, 2007.

NOTE 23.	UNAUDITED QUARTERLY DATA

	Quarters Ended
	September 30	December 31	March 31	June 30	Total Year

Fiscal year ended June 30, 2007
Net sales	$1,161	$1,101	$1,241	$1,344	$4,847

Cost of products sold	$663	$639	$704	$750	$2,756

Earnings from continuing operations	$112	$91	$129	$164	$496
Earnings from discontinued operations, net of tax	—	5	—	—	5

Net earnings	$112	$96	$129	$164	$501

Per common share:
Net earnings
Basic
Continuing operations	$0.74	$0.60	$0.85	$1.08	$3.28
Discontinued operations	—	0.03	—	—	0.03

Net earnings	$0.74	$0.63	$0.85	$1.08	$3.31

Diluted
Continuing operations	$0.73	$0.59	$0.84	$1.07	$3.23
Discontinued operations	—	0.03	—	—	0.03

Net earnings	$0.73	$0.62	$0.84	$1.07	$3.26

Dividends per common share	$0.29	$0.31	$0.31	$0.40	$1.31
Market price (NYSE)
High	$64.16	$66.00	$67.50	$69.36	$69.36
Low	56.17	62.83	60.96	61.38	56.17
Year-end					62.10

NOTE 23.	UNAUDITED QUARTERLY DATA (Continued)

	Quarters Ended
	September 30	December 31	March 31	June 30	Total Year

Fiscal year ended June 30, 2006
Net sales	$1,104	$1,064	$1,157	$1,319	$4,644

Cost of products sold	$638	$628	$677	$742	$2,685

Earnings from continuing operations(1)	$108	$83	$110	$142	$443
Earnings from discontinued operations, net of tax	1	—	—	—	1

Net earnings	$109	$83	$110	$142	$444

Per common share:
Net earnings
Basic
Continuing operations	$0.71	$0.56	$0.73	$0.94	$2.94
Discontinued operations	0.01	—	—	—	0.01

Net earnings	$0.72	$0.56	$0.73	$0.94	$2.95

Diluted
Continuing operations	$0.70	$0.55	$0.72	$0.92	$2.89
Discontinued operations	0.01	—	—	—	0.01

Net earnings	$0.71	$0.55	$0.72	$0.92	$2.90

Dividends per common share	$0.28	$0.29	$0.29	$0.29	$1.15
Market price (NYSE)
High	$58.11	$57.96	$63.53	$65.61	$65.61
Low	54.30	52.50	56.38	58.54	52.50
Year-end					60.97

(1)	In the fourth quarter of fiscal year 2006, the Company recorded a pretax cumulative charge of $25 ($16 after-tax) resulting from non-cash charges associated with historical stock option compensation expense relating to prior periods dating back to the third quarter of fiscal 1996. The Company does not believe these expenses are material to the periods in which they should have been reflected and therefore recorded the entire charge in the fourth quarter of fiscal year 2006.

NOTE 24.	SUBSEQUENT EVENT

On August 10, 2007, the Company entered into an accelerated share repurchase (ASR) program with two investment banks. Under the ASR program, the Company repurchased $750 of its shares of common stock from the investment banks for an initial per share amount of $59.59, subject to adjustment. The Company financed the purchase of its shares with cash and commercial paper. Final settlement of the ASR program is scheduled to take place by January 2008. The final number of shares the Company is repurchasing under the terms of the agreement and the timing of the final settlement will depend on prevailing market conditions, the final discounted volume weighted average share price over the term of the ASR program and any other customary adjustments. As part of the final settlement, the Company may receive additional shares from the investment banks or may be required to pay to investment banks a price adjustment. The price adjustment may be made in common stock or cash, at the Company’s election. As this ASR occurred subsequent to June 30, 2007, it is not reflected in the accompanying Consolidated Financial Statements.

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The Company’s management is responsible for establishing and maintaining adequate internal control over financial reporting. The Company’s internal control over financial reporting is a process designed under the supervision of its Chief Executive Officer and Chief Financial Officer to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the Company’s financial statements for external reporting in accordance with accounting principles generally accepted in the United States of America. A company’s internal control over financial reporting includes those policies and procedures that pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions or that the degree of compliance with the policies or procedures may deteriorate.

Management evaluated the effectiveness of the Company’s internal control over financial reporting using the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control — Integrated Framework. Management, under the supervision and with the participation of the Company’s Chief Executive Officer and Chief Financial Officer, assessed the effectiveness of the Company’s internal control over financial reporting at June 30, 2007 and concluded that it is effective.

The Company’s independent registered public accounting firm, Ernst & Young, LLP has audited the effectiveness of the Company’s internal control over financial reporting and management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of June 30, 2007.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of The Clorox Company

We have audited the accompanying consolidated balance sheets of The Clorox Company as of June 30, 2007 and 2006, and the related consolidated statements of earnings, stockholders’ equity, and cash flows for each of the three years in the period ended June 30, 2007. Our audits also included the financial statement schedule in Exhibit 99.2. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Clorox Company at June 30, 2007 and 2006, and the consolidated results of its operations and its cash flows for each of the three years in the period ended June 30, 2007, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in the Notes to the consolidated financial statements, on June 30, 2007, the Company adopted the provisions of SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, and changed its method of recognizing the funded status of its defined benefit postretirement plans. Also, effective July 1, 2005, the Company changed its method for accounting for share-based compensation to conform with SFAS No. 123-R, Share-Based Payment.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of The Clorox Company’s internal control over financial reporting as of June 30, 2007, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated August 23, 2007 expressed an unqualified opinion thereon.

/s/  Ernst & Young LLP

San Francisco, California
August 23, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of The Clorox Company

We have audited management’s assessment, included in the accompanying Management’s Report on Internal Control Over Financial Reporting, that The Clorox Company maintained effective internal control over financial reporting as of June 30, 2007, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). The Clorox Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management’s assessment that The Clorox Company maintained effective internal control over financial reporting as of June 30, 2007, is fairly stated, in all material respects, based on the COSO criteria. Also, in our opinion, The Clorox Company maintained, in all material respects, effective internal control over financial reporting as of June 30, 2007, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of The Clorox Company as of June 30, 2007 and 2006, and the related consolidated statements of earnings, stockholders’ equity, and cash flows for each of the three years in the period ended June 30, 2007, and our report dated August 23, 2007 expressed an unqualified opinion thereon.

/s/  Ernst & Young LLP

San Francisco, California
August 23, 2007

FIVE-YEAR FINANCIAL SUMMARY
The Clorox Company

Years Ended June 30	2007(2)	2006(1)	2005(2)	2004	2003(2)

Dollars in millions, except per share data
OPERATIONS
Net sales	$4,847	$4,644	$4,388	$4,162	$3,986
Gross profit	2,091	1,959	1,895	1,831	1,815
Earnings from continuing operations	496	443	517	490	461
Earnings from discontinued operations, net of tax	5	1	579	59	32

Net earnings	$501	$444	$1,096	$549	$493

COMMON STOCK
Earnings per common share
Continuing operations
Basic	$3.28	$2.94	$2.92	$2.31	$2.11
Diluted	3.23	2.89	2.88	2.28	2.08
Dividends declared per common share	$1.31	$1.15	$1.11	$1.35	$0.88
OTHER DATA
Total assets	$3,666	$3,616	$3,617	$3,834	$3,652
Long-term debt	1,462	1,966	2,122	475	495

(1)	In fiscal year 2006, the Company began recording compensation expense associated with stock options and other forms of equity compensation in accordance with Statement of Financial Accounting Standards No. 123-R, Share-Based Payment, as interpreted by Securities and Exchange Commission Staff Accounting Bulletin No. 107.

(2)	In fiscal year 2005, the Company completed the exchange of its ownership interest in a subsidiary for Henkel KGaA’s interest in Clorox common stock. In fiscal year 2003, the Company announced its intent to sell its business in Brazil, closed its offices in Brazil, and sold nearly all of the remaining assets of this business; in fiscal year 2007, the Company sold certain assets remaining from its discontinued operation in Brazil.

VALUATION AND QUALIFYING ACCOUNTS AND RESERVES ($MILLION)

Column A	Column B	Column C		Column D		Column E
		Additions		Deductions
	Balance at	Charged to	Charged	Credited to	Credited	Balance at
	Beginning	Costs and	to Other	Costs and	to Other	End
Description	of Period	Expenses	Accounts	Expenses	Accounts	of Period

Allowance for doubtful accounts
Year ended June 30, 2007	$(5)	$(2)	$—	$—	$2	$(5)
Year ended June 30, 2006	(5)	—	—	—	—	(5)
Year ended June 30, 2005	(8)	—	—	2	1	(5)
Allowance for inventory obsolescence
Year ended June 30, 2007	(4)	(10)	—	—	5	(9)
Year ended June 30, 2006	(6)	(6)	—	—	8	(4)
Year ended June 30, 2005	(4)	(16)	—	—	14	(6)
LIFO allowance
Year ended June 30, 2007	(14)	(7)	—	3	—	(18)
Year ended June 30, 2006	(9)	(6)	—	1	—	(14)
Year ended June 30, 2005	(9)	—	—	—	—	(9)
Valuation allowance on deferred tax assets
Year ended June 30, 2007	(26)	—	—	4	—	(22)
Year ended June 30, 2006	(33)	—	—	4	3	(26)
Year ended June 30, 2005	(39)	—	(4)	10	—	(33)

THE CLOROX COMPANY

RETURN ON INVESTED CAPITAL

Dollars in millions	FY07	FY06	FY05	FY04	FY03

Gross profit	$2,091	$1,959	$1,895	$1,831	$1,815
Selling and administrative expenses	642	631	551	543	523
Advertising costs	474	450	435	420	446
Research and development costs	108	99	88	84	75

Adjusted operating profit	867	779	821	784	771
Other charges added back to adjusted operating profit(1)	23	9	15	8	4

Subtotal	890	788	836	792	775

After tax	595	529	543	516	508
Average invested capital(2)	4,037	3,965	3,898	3,819	3,658
Return on invested capital	14.7%	13.3%	13.9%	13.5%	13.9%
change versus prior year	+140 bps	-60 bps	+40 bps	-40 bps	+140 bps

(1)	Other charges added to adjusted operating profit relate primarily to amortization expense and other smaller items included in gross profit. In addition, the current year included IT transition cost included in selling and administrative expenses.

(2)	Average invested capital includes total assets less current liabilities (excluding short-term debt) adjusted to add back cumulative historical goodwill amortization, impairment and other charges since fiscal year 1989.

Appendix B

The Clorox Company Board of Directors Governance Guidelines

GENERAL

The Board of Directors of The Clorox Company represents the interests of stockholders, as owners of the Company, in perpetuating a successful business, including optimizing long-term financial returns. The Board is responsible for determining that the Company is managed in such a way as to foster this result. This is an active, not a passive responsibility. The Board has the responsibility to see that in good times, as well as difficult times, management is capably executing its responsibilities. The Board’s responsibility is to oversee management’s operation of the Company’s business, to monitor the effectiveness of management policies and decisions, including the execution of its strategies, and to provide for management succession.

The Board of Directors has adopted these Corporate Governance Guidelines as a framework for the governance of the Company. The Nominating and Governance Committee reviews the Guidelines annually and recommends changes to the Board of Directors as appropriate.

BOARD OVERSIGHT

To optimize long-term financial returns, the Board must:

•	Oversee that the Company operates in a legal, ethical, and socially responsible manner and the Company maintains a Code of Conduct that complies with New York Stock Exchange requirements;

•	Select, evaluate, and offer advice and counsel to the Chief Executive Officer and work with the Chief Executive Officer to develop effective measurement systems that will evaluate and determine the Company’s degree of success in creating long-term economic value for its stockholders;

•	Review, approve and monitor fundamental financial and business strategies and major corporate actions;

•	Oversee the Company’s capital structure and financial policies and practices;

•	Assess major risks facing the Company and review options for their mitigation;

•	Provide counsel and oversight on the selection, evaluation, development and compensation of executive officers; and

•	Nominate directors and oversee effective corporate governance.

DIRECTORS

1.	Board Membership Criteria. The Board seeks as members those individuals who can, on the basis of their knowledge and experience, make valuable contributions to the overall conduct of the business. The Nominating and Governance Committee is responsible for developing and recommending Board membership criteria to the Board for approval and periodically reviewing these criteria. In assessing potential new directors, the Nominating and Governance Committee will consider individuals from various disciplines and diverse backgrounds. Board candidates are considered based upon various criteria, including their broad-based business skills and experiences, prominence and reputation in their professions, global business and social perspective, concern for the long-term interests of the stockholders and personal integrity and judgment — all in the context of an assessment of the perceived needs of the Board at that point in time. The ability of incumbent directors to contribute to the Board is considered in connection with the re-nomination process. The Nominating and Governance Committee reviews the qualifications of Board candidates in light of the criteria approved by the Board and recommends candidates to the Board for election by the Company’s stockholders at the Annual Meeting of Stockholders. The Nominating and Governance Committee also recommends to the Board candidates to be elected by the Board as necessary to fill vacancies and newly created directorships. In addition, the Nominating and Governance Committee considers suggestions from stockholders regarding possible Board candidates that are submitted to the Nominating and Governance Committee. Such suggestions, together with biographical and business experience information regarding the nominee, should be submitted to The Clorox Company, c/o Secretary; 1221 Broadway; Oakland, CA 94612-1888. The Nominating and Governance Committee evaluates candidates suggested by stockholders in the same manner as other candidates.

2.	Size and Composition. The Nominating and Governance Committee makes recommendations to the Board regarding the size and composition of the Board. The size of the Board should be limited to a number that enables it to operate effectively in managing the activities of the Board and its Committees. Ideally, the Board should have 9 - 15 directors, unless in an unusual situation, the Board believes that the interests of the Company suggest temporary deviation from this range.

3.	Independence. The Board consists of a substantial majority of independent members. An independent director is a director who meets the New York Stock Exchange definition of independence, as determined by the Board. The Board has adopted the standards set forth in Appendix A to assist it in assessing the independence of directors. The Board makes an affirmative determination regarding the independence of each director annually, based upon the recommendation of the Nominating and Governance Committee.

4.	Board Leadership. The Board believes that it is in the best interests of the Company and its stockholders for the Board to make a determination on whether to separate or combine the roles of Chairman and Chief Executive Officer based upon the Company’s circumstances. Currently, the positions of Chairman and Chief Executive Officer are combined, and an independent director has been designated as the Presiding Director of the Company. The duties of the Presiding Director include coordinating the activities of the independent directors and serving as a liaison between the Chairman and the independent directors. In addition, the Presiding Director: (a) assists the Board of Directors and Company officers in promoting compliance with and implementation of the Corporate Governance Guidelines; (b) moderates the executive sessions of the independent directors and has the authority to call additional executive sessions as appropriate; (c) presides at Board meetings in the Chairman’s absence; (d) oversees information sent to the Board; (e) consults with the Chairman on meeting agendas and schedules for the Board; (f) is available for consultation and communication with major stockholders as appropriate; and (g) evaluates, along with the members of the Management Development and Compensation Committee, the performance of the Chief Executive Officer.

5.	Retirement; Change in Principal Occupation. A non-management director must retire at the Annual Meeting of Stockholders next following attainment of age 70. A management director must resign or retire concurrently with resignation or upon retirement from active management at that director’s normal or early retirement date under the Company’s retirement plan. Non-management directors must offer their resignation to the Chair of the Nominating and Governance Committee in the event of any significant change in their personal circumstances, including a change in their primary job responsibilities, so that the Board, through the Nominating and Governance Committee, can consider the action, if any, to be taken with respect to the offer of resignation.

6.	Outside Board and Audit Committee Service. A director should engage in discussion with the Chair of the Nominating and Governance Committee prior to accepting an invitation to serve on an additional public company board or on the audit committee of another public company. Directors generally should not serve on more than four other public company boards, and members of the Company’s Audit Committee generally should not serve on more than two other public company audit committees.

7.	Code of Conduct and Conflicts of Interest. The Board expects all directors to act ethically at all times and to adhere to the Company’s Code of Conduct. If an actual or potential conflict of interest arises for a director, the director shall promptly inform the Chair of the Nominating and Governance Committee. If a significant conflict exists and cannot be resolved, the director should offer to resign. All directors must recuse themselves from any discussion or decision affecting their business or personal interests.

8.	Director Orientation and Continuing Education. New directors receive an orientation about the Company and director responsibilities. The Board also encourages Board members to receive continuing education with respect to their responsibilities. The Nominating and Governance Committee is responsible for oversight of the orientation and continuing education program.

9.	Director Compensation. Only non-management directors receive compensation for serving on the Board. Non-management directors receive an annual retainer. Committee Chairs receive an increased retainer. Directors receive a deferred stock unit grant annually, which stock units may not be sold until after a director leaves the Board. New directors also receive initial awards of options to purchase Company stock when they join the Board. Director compensation is reviewed at least annually by the Nominating and Governance Committee, with input from the Management Development and Compensation Committee. The Nominating and Governance Committee makes recommendations to the Board with respect to any changes. The Board believes that its total compensation should be set at approximately the median compensation for directors of comparable organizations.

10.	Meetings and Preparation. The Board holds a minimum of six regularly scheduled meetings per year. Directors are expected to attend Board and Committee meetings and are expected to participate actively in the work of the Board and Committees to which they are appointed and to prepare for Board and Committee meetings. All directors are expected to attend the Annual Meeting of Stockholders.

11.	Agendas and Information. Information relevant to the issues to be considered at Board and Committee meetings generally is distributed in writing to directors before meetings, unless timing or the sensitivity of information dictates that information be presented only at a meeting. The Chairman, in consultation with the Presiding Director, establishes the agenda for each Board meeting. Directors are encouraged to suggest the inclusion of items on the agenda. Directors are also free to raise subjects at a Board meeting that are not on the agenda for that meeting.

12.	Executive Sessions. The independent directors generally hold executive sessions at each regularly scheduled meeting. The Presiding Director chairs the executive sessions.

13.	Board Evaluations. The Board annually conducts a self-evaluation of its performance. The Audit, Nominating and Governance, Management Development and Compensation and Finance Committees conduct annual self-evaluations to assess their performance. The Nominating and Governance Committee is responsible for oversight of the self-evaluation process.

14.	Access to Employees. Directors have free and open access to management and other employees.

15.	Access to Outside Advisors. The Board has the authority to retain such outside counsel, experts and other advisors as it determines necessary to conduct its duties. Each of the Audit, Nominating and Governance, Management Development and Compensation and Finance Committees has similar authority to retain outside advisors as it determines necessary to conduct its duties.

16.	Director Communications. The Presiding Director of the Board and the Chief Executive Officer are responsible for establishing a process for the Board to receive communications from the Company’s stockholders, customers, employees, communities, suppliers, creditors and corporate partners. Directors are not precluded from meeting with such parties, but any such meetings generally should be held with management present. Stockholders, employees and other interested parties may direct communications to individual directors, to a Committee of the Board or to the Board of Directors as a whole, by addressing the communication to the named individual, the Committee or to the Board as a whole do The Clorox Company, attention Secretary, 1221 Broadway, Oakland, CA 94612-1888. The Secretary will review communications directed to the Board and will forward to the addressee(s) as soon as practicable all communications determined to bear substantively on the business, management or governance of the Company.

COMMITTEES OF THE BOARD

1.	Role; Committee Assignments. The Board has established Committees of the Board and has delegated important responsibilities to them. Committees of the Board may also appoint subcommittees from time to time. All independent directors should take an active role in Committee activities with each serving on at least one and, in most cases, two or more Committees. The Nominating and Governance Committee makes recommendations to the Board regarding Committee appointments and Chairs based on the interest and expertise of each director. Committee members and Chairs are appointed by the full Board.

All Committee Chairs are independent directors except for the Chair of the Executive Committee, who is the Chief Executive Officer. Except for the Chief Executive Officer, all members of the Executive Committee are independent directors. Participation on the various Committees should be rotated from time to time. All directors are invited to attend all or part of any Committee meeting.

2.	Standing Committees. At present, the Board has the following Committees:

•	Executive Committee.

•	Audit Committee.

•	Finance Committee.

•	Management Development and Compensation Committee.

•	Nominating and Governance Committee.

The Audit Committee, the Management Development and Compensation Committee, the Nominating and Governance Committee and the Finance Committee consist entirely of directors who meet the New York Stock Exchange definition of independence, as determined by the Board in accordance with the standards set forth in Appendix A. In addition, directors who serve on the Audit Committee must meet additional, heightened independence and qualification criteria applicable to audit committee members under the New York Stock Exchange listing standards.

3.	Responsibilities. The responsibility and authority of the Committees of the Board is set forth in their respective charters. In general, the areas of responsibility for each committee are as follows:

a. Executive Committee — Acts for the Board in certain matters when the full Board cannot be convened.

b. Audit Committee — Oversees the integrity of the financial statements, the Company’s accounting and financial controls, including the independent and internal auditors, and risk management activities.

c. Finance Committee — Oversees and makes recommendations to the Board with respect to the Company’s major financial policies and actions, including capital structure and borrowing.

d. Management Development and Compensation Committee — Oversees the development of executive management and approves compensation for executive officers and various benefit plans for the Company as a whole.

e. Nominating and Governance Committee — Oversees the Company’s corporate governance practices, director nominations, and Board evaluation.

4.	Committee Charters and Reports. Each of the Audit, Management Development and Compensation, Nominating and Governance, and Finance Committees assesses the adequacy of its charter annually and recommends changes to the Board as appropriate. All Committees report regularly to the full Board with respect to their activities.

5.	Committee Agendas. The Chair of each Committee, in consultation with the Chairman, determines the schedules and agendas for the Committee’s meetings.

STOCK OWNERSHIP AND RETENTION

1.	Directors. The Board believes that the linkage of directors’ interests to those of stockholders is strengthened when directors are also stockholders. The Board therefore requires that directors, within three years of being first elected to the Board, own Company stock or deferred stock units with a market value of at least two times their annual retainer.

2.	Executive Officers. To foster a vital long-term partnership between management and stockholders, executive officers are expected to acquire significant equity ownership in the Company. The target ownership guidelines for executive officers have two components. The minimum ownership levels are the equivalent of four times base annual salary for the Chief Executive Officer and three times base annual salary for the other executive officers. In addition, executive officers are expected to retain a certain percentage of shares that are obtained upon the exercise of options or the release of restrictions on equity-based awards, after satisfying any applicable tax withholding. The Chief Executive Officer is expected to retain 75% of shares acquired until the minimum ownership level is met and then is expected to retain 50% of shares acquired until retirement or termination. Other executive officers are expected to retain 75% of shares acquired until minimum ownership levels are met and thereafter are expected to retain 25% of shares acquired for one year after receipt.

EVALUATION OF THE CHIEF EXECUTIVE OFFICER AND SUCCESSION PLANNING

1.	Chief Executive Officer Evaluation. The Presiding Director is responsible, with the Management Development and Compensation Committee, for conducting an annual evaluation of the Chief Executive Officer’s performance. That evaluation considers the Chief Executive Officer’s achievement with respect to a number of financial and non-financial performance goals that are established at the beginning of each fiscal year.

2.	Ordinary-Course Succession Planning. The Board is responsible for planning for succession of the Chief Executive Officer and for overseeing succession planning for members of management comprising the Clorox Executive Committee. The Chief Executive Officer reports on succession planning annually to the Management Development and Compensation Committee.

3.	Emergency Succession Planning. The Presiding Director and the Chief Executive Officer make available to the Board on a continuing basis their recommendation as to a successor for the Chief Executive Officer in the event of an unexpected disability or inability to perform the duties of this position.

APPENDIX A

Independence

The Board reviews annually, or when called for under the circumstances, any relationships that directors or nominees have with the Company and makes an affirmative determination regarding the independence of each director. Only those directors whom the Board affirmatively determines have no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) are considered independent.

The Board has established the following criteria to be used in determining whether a director has a material relationship with the Company:

1.	A director will not be deemed to be independent if the director is, or has been within the preceding three years, an employee of the Company, or an immediate family member is, or has been within the preceding three years, an executive officer of the Company, provided, however, that employment as an interim Chairman or interim CEO or other interim executive officer shall not disqualify a director from being considered independent following that employment.

2.	A director will not be deemed to be independent if, during any 12-month period within the preceding three years, the director or an immediate family member received more than $100,000 in direct compensation from the Company, other than director and committee fees, pension or other forms of deferred compensation for prior service (provided that such compensation is not contingent in any way on continued service), compensation for former service as an interim Chairman or interim CEO or other interim executive officer, compensation received by an immediate family member for service as an employee (other than an executive officer) of the Company, or dividends on Company stock beneficially owned by the director.

3.	A director will not be deemed to be independent if (i) the director, or an immediate family member is a current partner of the firm that is the Company’s independent registered public accounting firm; (ii) the director is a current employee of such firm; (iii) an immediate family member of the director is a current employee of such firm who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (iv) the director or an immediate family member was within the preceding three years (but is no longer) a partner or employee of such firm and personally worked on the Company’s audit within that time.

4.	A director will not be deemed to be independent if, within the preceding three years: (i) the director or an immediate family member is or was employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee; or (ii) the director is a current employee, or an immediate family member is a current executive officer, of another company that has made payments to or received payments from the Company for property or services that, in any of the preceding three fiscal years, exceeded two percent or $1 million, whichever is greater, of such other company’s consolidated gross revenues.

5.	A director may be considered independent notwithstanding that the director owns, or is a partner, stockholder, officer, director or employee of, an entity that owns not more than 30% of the outstanding stock of the Company unless the director or the entity owning the Company’s stock has a relationship with the Company that, under paragraphs 1 through 4 above or otherwise, precludes a finding of independence.

6.	A director will not be deemed independent if the director serves, or an immediate family member serves, as an executive officer of a tax exempt organization that received contributions from the Company and its Foundation, in any single fiscal year within the preceding three years, more than the greater of $1 million or 2% of such organization’s consolidated gross revenues.

For purposes of these criteria, “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone, other than domestic employees, who shares such person’s home.

Approved May 15, 2007

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern time on November 13, 2007, the day before the meeting date. Have your proxy card in hand when you access the Web site and follow the instructions to obtain your records and to create an electronic voting instruction form. THE CLOROX COMPANY ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER 1221 BROADWAY COMMUNICATIONS OAKLAND, CA 94612 To help reduce the costs incurred by The Clorox Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern time on November 13, 2007, the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to The Clorox Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: CLROX1 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. THE CLOROX COMPANY THE DIRECTORS RECOMMEND A VOTE “FOR” THE ELECTION OF THE NOMINEES FOR DIRECTOR AND “FOR” PROPOSAL 2. The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR the election of each of the nominees for Director and FOR Proposal 2. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion. Vote On Directors For Against Abstain For Against Abstain 1. To elect as Directors the nominees listed below 1a) Daniel Boggan, Jr. 0 0 0 1f) Robert W. Matschullat 0 0 0 1b) Richard H. Carmona 0 0 0 1g) Gary G. Michael 0 0 0 1c) Tully M. Friedman 0 0 0 1h) Edward A. Mueller 0 0 0 1d) George J. Harad 0 0 0 1i) Jan L. Murley 0 0 0 1e) Donald R. Knauss 0 0 0 1j) Pamela Thomas-Graham 0 0 0 For address changes and/or comments, please check this box and write them on the back where indicated 0 1k) Carolyn M. Ticknor 0 0 0 Yes No Vote On Proposal Please indicate if you plan to attend this meeting 0 0 2. Proposal to ratify the selection of Ernst & Young 0 0 0 LLP, independent registered public accounting firm, for the fiscal year ending June 30, 2008. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

CLOROX OFFERS THE OPTIONS LISTED BELOW ON OUR SHAREHOLDER DIRECT LINE. Call Shareholder.com at (888) CLX-NYSE (259-6973) to access the following information: Press 1 Delayed Stock Quote Press 2 Dividend and Earnings Information Press 3 News Releases Press 4 Printed Materials Requests Press 1 to request faxed press releases Press 2 to request a mailing copy of available printed materials Press 5 Shareholder Services Press 1 to reach Clorox’s transfer agent Press 2 to reach Clorox Investor Relations Press 6 Frequently Asked Questions Log on to www.thecloroxcompany.com/investors to view many of these same items online or to request mailed materials. You can also sign up for Clorox’s news by e-mail service. THE CLOROX COMPANY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CLOROX COMPANY ANNUAL MEETING OF STOCKHOLDERS NOVEMBER 14, 2007 The stockholder(s) whose signature(s) appear(s) on the reverse side hereby appoint(s) Donald R. Knauss, Daniel J. Heinrich and Laura Stein, and each of them individually, as proxies, each with full power of substitution, to vote as designated on the reverse side of this ballot, all of the shares of Common Stock of The Clorox Company that the stockholder(s) whose signature(s) appear(s) on the reverse side would be entitled to vote, if personally present, at the Annual Meeting of Stockholders to be held at 9:00 a.m., Pacific time on Wednesday, November 14, 2007, at the offices of the Company at 1221 Broadway; Oakland, CA, and any adjournment or postponement thereof. A majority of said proxies including any substitutes, or if only one of them be present, then that one, may exercise all of the powers of said proxies hereunder. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDERS. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSAL 2. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE Address Changes/Comments: ___ (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) CONTINUED AND TO BE SIGNED ON REVERSE SIDE